                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]    Confidential, for Use of the
[X]  Definitive Proxy Statement                Commission Only (as permitted by
[ ]  Definitive Additional Materials           Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                   RADIUS INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6
     (i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)    Title of each class of securities to which transaction applies:

            -------------------------------------------------------------------
     (2)    Aggregate number of securities to which transaction applies:

            -------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            -------------------------------------------------------------------
     (4)    Proposed maximum aggregate value of transaction:

            -------------------------------------------------------------------
     (5)    Total fee paid:

            -------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount Previously Paid:

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     (2)    Form, Schedule or Registration Statement No.:

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     (3)    Filing Party:

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     (4)    Date Filed:

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
                                   Radius Inc.
                             215 Moffett Park Drive
                           Sunnyvale, California 94089
                                 (408) 541-6100

                         SPECIAL MEETING OF SHAREHOLDERS


                       To Be Held Tuesday, August 27, 1996


To Our Shareholders:


           You are cordially invited to attend a Special Meeting of Shareholders (the "Meeting") of Radius Inc. to be held at 215 Moffett Park Drive, Sunnyvale, California, on Tuesday, August 27, 1996 at 11:00 a.m. P.D.T.


           The matter expected to be acted upon at the meeting is described in detail in the following Notice of Special Meeting of Shareholders and Proxy Statement.


           The Board of Directors has fixed the close of business on July 29, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Meeting or any postponements or adjournments thereto.


           It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

           We look forward to seeing you at the Meeting.

                                 Sincerely,


                                 /s/ Charles W. Berger
                                 Charles W. Berger
                                 President, Chief Executive Officer
                                    and Chairman of the Board of Directors


Sunnyvale, California

August 1, 1996

                                   RADIUS INC.
                             215 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089
                                   -----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:


       NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Radius Inc. (the "Company") will be held at 215 Moffett Park Drive, Sunnyvale, California, on Tuesday, August 27, 1996, at 11:00 a.m. P.D.T. for the following purposes:

      1. To approve an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock issuable by the Company from 50,000,000 to 100,000,000 shares.

      2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


      Only shareholders of record at the close of business on July 29, 1996 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.


                                       By Order of the Board of Directors


                                       Charles W. Berger
                                       President, Chief Executive Officer
                                         and Chairman of the Board of Directors

Sunnyvale, California

August 1, 1996


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                   RADIUS INC.

                             215 MOFFETT PARK DRIVE
                           SUNNYVALE, CALIFORNIA 94089

                                 PROXY STATEMENT


                                 AUGUST 1, 1996

      The accompanying proxy is solicited on behalf of the Board of Directors of Radius Inc., a California corporation (the "Company" or "Radius"), for use at a Special Meeting of Shareholders of the Company to be held at 215 Moffett Park Drive, Sunnyvale, California, on Tuesday, August 27, 1996 at 11:00 a.m. P.D.T. (the "Meeting"). Only holders of record of the Company's Common Stock at the close of business on July 29, 1996 will be entitled to vote at the Meeting. At the close of business on June 30, 1996, the Company had approximately 18,225,000 shares of Common Stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about August 1, 1996.


                    VOTING RIGHTS AND SOLICITATION OF PROXIES

      Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date. All votes will be tabulated by the inspector of election appointed for the Meeting who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards a quorum and have the same effect as negative votes with regard to the proposal.

      The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. The Company has retained Skinner & Co., a proxy solicitation firm, and will pay Skinner & Co. a fee of approximately $3,500 plus expenses estimated at $3,500. In addition, following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                             REVOCABILITY OF PROXIES

      Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Meeting, the shareholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

                                TABLE OF CONTENTS


                                                                                                                              Page
Voting Rights and Solicitation of Proxies ..................................................................................       1

Revocability of Proxies.....................................................................................................       1

Approval of an Amendment of the Company's Articles of Incorporation to Increase
the Authorized Number of Shares of Common Stock of the Company..............................................................       3

Security Ownership of Certain Beneficial Owners and Management..............................................................      10

Independent Public Accountants..............................................................................................      11

Shareholder Proposals.......................................................................................................      11

Other Business  ............................................................................................................      11

Capitalization  ............................................................................................................      12

Available Information.......................................................................................................      13

Incorporation of Certain Information by Reference...........................................................................      13

Index to Financial Statements ..............................................................................................     F-1

                                   PROPOSAL 1:
              APPROVAL OF AN AMENDMENT OF THE COMPANY'S ARTICLES OF
               INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF
                 SHARES OF COMMON STOCK ISSUABLE BY THE COMPANY

           Shareholders are being asked to approve an amendment of the Company's Articles of Incorporation, which has been approved by the Board, subject to shareholder approval, to increase the authorized number of shares of Common Stock issuable by the Company from 50,000,000 shares to 100,000,000 shares.

INTRODUCTION

           At June 29, 1996, approximately 18,225,000 shares of Common Stock were issued and outstanding, approximately 2,487,468 shares were reserved for issuance upon exercise of options outstanding and options to be granted under the Company's stock option plans and approximately 146,824 shares were reserved for issuance for purchases under the Company's employee stock purchase program. Thus, as of that date, the Company had approximately 28,642,458 shares of Common Stock available for issuance in the future unless the proposed amendment is adopted by the shareholders. The proposed increase in the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 would result in additional shares being available for, among other things: issuance of approximately 47,543,478 shares of Common Stock to its unsecured creditors; issuance of approximately 5,546,739 (or, in certain circumstances described below, 6,147,686) shares of Common Stock upon conversion of the Series A Convertible Preferred Stock; issuance upon the exercise of Warrants to purchase 1,200,000 shares of Common Stock proposed to be issued to certain creditors of the Company; and the increase in the number of shares of Common Stock covered by the Company's stock option plans, to 10% of the shares of Common Stock to be outstanding after consummation of the Plan described below. These additional shares of Common Stock would also be available for issuance from time to time for other corporate purposes (such as raising additional capital, acquisitions of companies or assets, sales of stock or securities convertible into Common Stock and issuances pursuant to stock options or other employee benefit plans).

           On April 8, 1996, the Board of Directors approved an amendment to the Company's Articles of Incorporation, subject to shareholder approval, to increase the authorized number of shares of Common Stock of the Company from 50,000,000 shares to 100,000,000 shares.

REASONS FOR PROPOSAL

           A significant portion of the additional shares available for issuance upon the proposed increase in the authorized Common Stock of the Company will be used for the purposes described below.

           1.     FOR ISSUANCES PURSUANT TO THE PLAN


(a)        Background


           As of June 29, 1996, the Company had total assets of approximately $43.9 million and total current liabilities of approximately $91.4 million. The Company is delinquent in its accounts payable as payments to certain vendors are not being made in accordance with vendor terms. As of June 29, 1996, the Company had outstanding accounts payable, short-term borrowings and obligations under capital leases of approximately $62.5 million, of which approximately $38.0 million was outstanding under accounts payable, approximately $22.9 million represented short-term borrowings and approximately $1.6 million represented obligations under capital leases. Several vendors have initiated legal action to collect allegedly delinquent accounts and at least two vendors have orally threatened the Company with initiation of insolvency or bankruptcy proceedings.


           As a result, the Company has established an unofficial unsecured creditors committee consisting of eight of its largest unsecured creditors (the "Committee Members") and is negotiating with this creditors committee and the Company's secured creditor, IBM Credit Corporation ("ICC"), in an effort to resolve the delinquent accounts payable, capital deficiency and creditor litigation issues outside of insolvency or bankruptcy proceedings. The Company is seeking to resolve these claims outside of bankruptcy or insolvency proceedings in order to avoid the significant costs and uncertainties that would arise in such proceedings, including the likely demoralization of employees, customers and distributors.

           The Company, the creditors committee and ICC have agreed in principle to a plan (the "Plan") pursuant to which creditors will receive equity in the Company in satisfaction of all or a portion of their claims. Pursuant to the Plan, ICC, the Company's secured creditor, would receive Series A Convertible Preferred Stock in satisfaction of $3 million of the Company's approximately $23 million indebtedness to ICC and in consideration of restructuring its loan with the Company, including an additional advance of up to $500,000 for making Discount Payments (defined below). The Company's unsecured creditors would receive shares of Common Stock in satisfaction of approximately $45 million in claims or, in the case of smaller creditors, would receive a discounted cash payment (not exceeding $500,000 in the aggregate) instead of shares of Common Stock. There can be no assurance that a sufficient number of these creditors will elect to receive such securities or discounted cash payments in satisfaction of their claims. The Company also expects to issue Warrants to ICC and to some of the Committee Members who are also key suppliers of the Company to ensure favorable credit terms for continuing supply and credit arrangements. The issuance of the Series A Convertible Preferred Stock, the Common Stock and the Warrants does not require the approval of the Company's shareholders. Accordingly, the definitive terms of the Series A Convertible Preferred Stock and Warrants will be determined by the Board of Directors after negotiations with the creditors committee and ICC. An increase in the authorized number of shares of Common Stock, however, which is necessary to implement this Plan, does require shareholder approval.

           It is anticipated that unsecured creditors with claims in excess of $50,000 ("Major Creditors") and the other unsecured creditors (the "Convenience Class") will receive 60% of the outstanding Common Stock of the Company and that the Series A Convertible Preferred Stock will be convertible into 7% of the outstanding Common Stock of the Company. The Company also expects to amend its stock option plans to reserve for issuance thereunder approximately 10% of the outstanding shares of the Company's Common Stock. Therefore, shareholders holding shares of Common Stock as of the Record Date ("Existing Shareholders") will represent approximately 30% of outstanding shares of Common Stock immediately after the Plan is consummated. (Because the Series A Convertible Preferred Stock will vote on an as-converted basis, Existing Shareholders will represent approximately 28% of the voting power of the Company assuming all options are exercised). If and when the Series A Convertible Preferred Stock is converted into Common Stock, Existing Shareholders will then represent 23% of the outstanding shares of Common Stock assuming no other issuances of the Company's securities.

           SHAREHOLDERS ARE NOT BEING ASKED TO APPROVE THE PLAN OR THE ISSUANCE OF THE COMMON STOCK, WARRANTS OR THE SERIES A CONVERTIBLE PREFERRED STOCK. BUT INSTEAD ARE BEING ASKED TO APPROVE THE AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO APPROVE AN INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

   (b)     Description of Series A Convertible Preferred Stock and Warrants

               Series A Convertible Preferred Stock


           The Company's Articles of Incorporation currently authorize the Company to issue up to 2,000,000 shares of Preferred Stock. The Board has the authority, subject to any limitations prescribed by California law, to issue shares of Preferred Stock in one or more series, to establish, from time to time, the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders.


           The definitive terms of the Series A Convertible Preferred Stock are still subject to negotiation and will be determined by the Board of Directors after negotiations with the creditors' committee and ICC. No authorization for the issuance of the Series A Convertible Preferred Stock by a vote of the Company's shareholders will be solicited prior to the issuance of the Series A Convertible Preferred Stock.

           It is anticipated that the dividend, liquidation and certain redemption features of the Series A Convertible Preferred Stock, each of which is discussed in greater detail below, will be determined by reference to the Liquidation Price of the Series A Convertible Preferred Stock, which is defined, in the aggregate, as $3 million plus any accrued but unpaid dividends.


           Dividends on the Series A Convertible Preferred Stock will accrue cumulatively at a rate of 10% per annum of the Liquidation Price and are payable in cash or in shares of Common Stock, at the Company's discretion. The Series A Convertible Preferred Stock will rank senior to any other Preferred Stock and the Common Stock with respect to the declaration and payment of dividends.

           Upon dissolution, liquidation or winding up of the Company, it is anticipated that holders of the Series A Convertible Preferred Stock will be entitled to receive from the assets of the Company available for distribution to shareholders an amount in cash or property or a combination thereof per share equal to the Liquidation Price. The Series A Convertible Preferred Stock will rank senior to the Common Stock and any other Preferred Stock with respect to the receipt of liquidation proceeds.


           The Series A Convertible Preferred Stock will be redeemable at the option of ICC at the Liquidation Price as of the date of redemption upon the sale by the Company of the Company's interest in Splash Technology Holdings, Inc. or upon the occurrence of certain extraordinary events such as the sale or disposition of the Company's other portfolio interests or the sale of some or all of its operating assets or the merger or consolidation of the Company with another entity. In the event that ICC does not elect to such redemption, Radius can elect either to (i) redeem the Series A Convertible Preferred Stock at a redemption price equal to 110% of the Liquidation Price or (ii) require the Series A Convertible Preferred Stock to be converted into 7% of the Common Stock as described below, subject to ICC's election of either alternative.


           The Series A Convertible Preferred Stock will vote on all matters submitted to a vote of the Company's shareholders together as a single class with all other classes of the Company's capital stock with each share of Series A Convertible Preferred Stock having the number of votes which would be cast if such shares were converted into Common Stock on the day prior to the date of the vote except as otherwise required by applicable law.


           The Series A Convertible Preferred Stock will be convertible from time to time, in whole or in part, at the option of the holder, into such number of shares of Common Stock as represents 7% of the outstanding shares of Common Stock. For example if the total number of shares of Common Stock outstanding immediately prior to the consummation of the Plan was 18,225,000 and ICC elected to convert immediately, then upon consummation of the Plan, approximately 79,239,130 shares of Common Stock would be outstanding (including 7,923,913 shares to be reserved for issuance under the Company's stock option plans and 47,543,478 shares of Common Stock held by unsecured creditors) and 5,546,739 (or, in certain circumstances described in the next paragraph, 6,147,686) is the maximum number of shares of Common Stock into which the Series A Convertible Preferred Stock would be convertible by ICC.

           The Company can also require the conversion of the Series A Convertible Preferred Stock at any time 90 days after the issuance of the Series A Convertible Preferred Stock in the event that the trading price of the Company's Common Stock exceeds, for a period of 15 consecutive trading days, a price per share equal to the product of 1.5 times the quotient of (i) $3 million divided by (ii) the maximum number of shares into which the Series A Convertible Preferred Stock could be converted (5,546,739 in the above example). Assuming that 18,225,000 shares of Common Stock are outstanding immediately prior to the consummation of the Plan, the price would be approximately $0.82. Upon such a conversion, the Series A Convertible Preferred Stock would be convertible into 7.7% of the Company's outstanding shares of Common Stock. Using the assumptions set forth in the above example, upon such a conversion, ICC would hold 6,147,686 of 79,840,097 outstanding shares of Common Stock (including 7,923,913 shares to be reserved for issuances under the Company's stock option plans).


           Warrants

           The Company anticipates that it will issue Warrants to purchase up to an aggregate of 1,200,000 shares of Common Stock. The exercise price of the Warrants is equal to the average closing price per share of the Common Stock for the five trading days preceding and five trading days following the date of the issuance of the Common Stock, Convertible Preferred Stock and Warrants not to exceed $1.25 (the "Average Price"). It is anticipated that the Warrants will be exercisable for a four year period, provided that, in the case of Warrants issued to Committee Members, at the time of such exercise, such Committee Member has not ceased extending open credit terms to the Company for any reason other than the Company's failure to pay amounts owed to such Committee Member in accordance with the terms of such credit arrangement.


           The Warrants will contain standard antidilution provisions in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.


           THIS PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OF RADIUS INC.

(c) Description of the Transaction in which the Series A Convertible Preferred Stock, Common Stock and Warrants is to be Issued.

           The Company anticipates that it will issue all of the Series A Convertible Preferred Stock to ICC in satisfaction of $3 million of the Company's approximately $23 million indebtedness to ICC. The Company would then amend the terms of its remaining approximately $20 million of indebtedness to ICC and ICC will commit to loan the Company up to an additional $500,000 for the purpose of making Discount Payments (defined below). The Company also expects to issue Warrants to purchase up to 600,000 shares of Common Stock to ICC in order to secure favorable credit terms on the remaining approximately $20.5 million of indebtedness to ICC.

           The Company anticipates that it will offer Common Stock to its Major Creditors representing accounts payable or other claims in the aggregate of approximately $43.1 million, of which sum, an aggregate of approximately $30 million represents claims of the Committee Members and approximately $6 million, $6 million, $4 million and $2 million represent claims of Mitsubishi Electronics, SCI Technology, Inc., Hamilton Hallmark-Avnet Co. and Quantum, respectively, the Company's largest unsecured creditors and who are Committee Members. In consideration of the issuance, it is anticipated that participating Major Creditors will release the Company from any further liability related to the applicable claims. There are approximately 50 Major Creditors, many of whom continue to do business with the Company.

           The Company also anticipates that it will issue Warrants to purchase an aggregate of 600,000 shares of its Common Stock to some Committee Members who are key suppliers of the Company and who extend open credit terms to the Company agreeable to the Committee Member and the Company. The Warrants will be exercisable for four years unless the Committee Member has ceased extending open credit terms to the Company for any reason other than the Company's failure to pay amounts owed to such creditor in accordance with the terms of such credit arrangement.

           The Company anticipates that the remaining unpaid indebtedness of approximately $1.9 million owed to its Convenience Class creditors would be repaid at an average discount of approximately 75% of the amount of the applicable claim (the "Discount Payment"). The Company would repay these creditors from the proceeds of the additional loan of up to $500,000 from ICC. This loan will be made by ICC only for the purpose of making Discount Payments to Convenience Class creditors. If the Discount Payment represents an average discount of 75% of the amount of the Convenience Class creditor's claims, the loan proceeds should be sufficient to repay (at such discount) all claims of Convenience Class creditors. If a substantial number of Convenience Class creditors insist on a larger Discount Payment, the proceeds of this loan may be insufficient to satisfy the claims of 95% of the Convenience Class creditors, thereby preventing the consummation of the Plan. There can be no assurance that these remaining creditors will agree to settle their accounts at such a discount. If the Convenience Class as a group demands more consideration in order to satisfy their claims, the Company may be unable to generate sufficient cash flow or obtain additional financing to repay these nonparticipating creditors, and there can be no assurance that nonparticipating creditors will not seek to enforce their claims. There are approximately 300 Convenience Class creditors, many of whom continue to do business with the Company.

           The Company has no other plans to meet its future working capital needs other than through cash generated from operations. For the nine months ended June 30, 1996, the Company had an operating loss of approximately $11.6 million. If the Company is unable to increase net sales and/or reduce operating expenses, it may need to divest assets or businesses or seek additional financing to meet its working capital needs. There can be no assurance that such financing will be available to the Company, or that the Company will be able to divest its assets, on favorable terms, if at all.

           The Company anticipates that it will issue the Series A
Convertible Preferred Stock, Common Stock and Warrants pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended. Assuming that the Plan is consummated, the Common Stock issued to unsecured creditors together with the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock would constitute 67% of the issued and outstanding shares of Common Stock (assuming all shares authorized for issuance under the Company's stock option plans were granted and exercised). For example, if there were 18,225,000 shares of Common Stock outstanding upon the consummation of the Plan, an aggregate of 53,090,217 shares of Common Stock would be issued to creditors (assuming the voluntary conversion of Series A Convertible Preferred Stock into Common Stock and the grant and exercise of outstanding stock options). It is anticipated that the creditors will have demand registration rights with respect to these shares of Common Stock. THIS PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OF THE COMPANY.

           At this time, no further definitive terms with respect to the issuance of the Common Stock, Series A Convertible Preferred Stock and Warrants have been agreed upon because negotiations with the creditors committee and ICC are still ongoing. Furthermore, only eight of the largest unsecured creditors of the Company are members of the creditors committee and such Committee Members cannot bind any other creditors. Accordingly, there can be no assurance that a significant portion of the Company's unsecured creditors will agree to receive equity or Discount Payments in satisfaction of their claims. The shares of Common Stock to be issued to the unsecured creditors will represent 60% of, and the shares of Series A Convertible Preferred Stock to be issued to ICC shall be voluntarily convertible into 7% of, the issued and outstanding of the Company's Common Stock (assuming the issuance and exercise of stock options pursuant to the Company's stock option plans which plans will cover 10% of the Company's outstanding Common Stock after the consummation of the Plan. The shares of Common Stock to be issued to the unsecured creditors shall be allocated on a pro rata basis based upon the amount of their undisputed claims. For example, a creditor with claims of $4.5 million would receive approximately 10% of the 60% of the Company's equity allocated for the unsecured creditors. The Committee Members hold aggregate claims of approximately $30 million and would receive approximately two-thirds of the 60% of the Company's equity allocated to unsecured creditors. Mitsubishi Electronics, SCI Technology, Inc., Hamilton Hallmark-Avnet Co. and Quantum, the four largest Major Creditors (who are also Committee Members), have aggregate claims of approximately $18 million and would receive, in the aggregate, approximately 40% of the 60% of the Company's equity allocated for the unsecured creditors. Appropriate amounts of Common Stock may be reserved for any disputed claims.

           It is a condition to the consummation of the Plan that all Major Creditors agree to receive shares of Common Stock in satisfaction of their claims. It is also a condition to the consummation of the Plan that Convenience Class creditors representing 95% of the total amount of claims held by all Convenience Class creditors agree to receive the Discount Payment. There can be no assurance that a sufficient percentage of either class of creditors will agree to receive Common Stock, or if applicable, the Discount Payment in satisfaction of their claims. In such event, the Company may be unable to consummate the Plan and would likely be unable to generate or obtain sufficient funds to repay such obligations. Furthermore, even if the Company achieves the requisite consent of creditors, there can be no assurance that any remaining nonparticipating creditors will not elect to enforce their obligations or institute bankruptcy proceedings. In the event the Plan is not approved by the creditors or cannot be implemented for any reason, the Company, as a condition to obtaining the creditors committee's and ICC's agreement in principle of the Plan, has agreed to seek approval of the Plan through a "pre-packaged" plan of reorganization under Chapter 11 of the United States Bankruptcy Code. Under a prepackaged plan, a company solicits and obtains all creditor approvals necessary to confirm a Chapter 11 plan of reorganization prior to or shortly after filing a petition for relief under Chapter 11. The Company does not intend to solicit consents from its shareholders for any prepackaged plan of reorganization. The principal advantage of a prepackaged plan is that it may shorten the period during which a company must operate under Chapter 11, reducing the costs and disruption of a conventional Chapter 11 proceeding. It is presently anticipated that any prepackaged plan of reorganization would be identical to the Plan in all material respects. Accordingly, if the prepackaged plan of reorganization is implemented on substantially the same terms as the Plan, shares held by Existing Shareholders would represent not less than 23% of the outstanding shares of Common Stock after implementation of the Plan. However, because the Company believes that any bankruptcy filing would have an immediate and adverse impact on the market price of its Common Stock as well as its business, it is seeking to implement the Plan outside of bankruptcy. In the event of such a filing, there can be no assurance that any plan of reorganization ultimately approved by the court will be similar to the Plan in any material respect.

           The Company expects to agree to and to implement the Plan as discussed above. Given the large number of creditors, however, the Company retains discretion to adjust these terms if necessary to obtain the requisite approval of the Plan and adjust for individual differences, provided that such adjustments in the aggregate do not, in the Company's good faith opinion, materially and adversely affect the Company's financial condition or results of operations. For example, some Major Creditors may insist on receiving Preferred Stock (rather than Common Stock). In such case, the Board may need to designate a new series of Preferred Stock which will be identical to the Series A Convertible Preferred Stock except in respect of: the Liquidation Price and preferences (this Preferred Stock would be junior to the Series A Convertible Preferred Stock); dividends would be payable only if dividends are paid on the Common Stock; and there would be no redemption rights. The number of shares of Common Stock into which any such Preferred Stock would be convertible would not exceed the amount of Common Stock which would have been issued directly to such creditor had such creditor elected to receive Common Stock. Furthermore, Convenience Class creditors may insist on receiving a larger Discount Payment. If less than all of the Major Creditors or less than 95% of the Convenience Class creditors agree to the Plan, the Company, with the consent of ICC and the creditors committee, may also elect to consummate the Plan if the Company can secure the necessary funds to satisfy the claims of the nonparticipating creditors. Nevertheless, if there are too many individualized demands placed on the Company from other creditors, the Company may have no alternative other than to seek bankruptcy protection.

           There can also be no assurance that the Company will ever achieve or maintain profitability even if all creditors consent to the Plan.

           The Company does not intend to seek shareholder approval with respect to the issuance of the Series A Convertible Preferred Stock, the Common Stock and Warrants other than with respect to the approval of the increase in the number of shares of Common Stock authorized to be issued under the Company's Articles of Incorporation.

           While the Company has sufficient authorized shares of Common Stock for issuance in the event of the exercise of all outstanding options or, if issued, upon the exercise of the Warrants and upon conversion of the Series A Convertible Preferred Stock, the Company does not have sufficient authorized shares of Common Stock for issuances to unsecured creditors who agree to receive shares of Common Stock in satisfaction of their claims. Because the Company must have a sufficient number of authorized shares of Common Stock available for issuance to unsecured creditors, for issuance upon conversion of the Series A Convertible Preferred Stock, for issuance upon the exercise of the Warrants and for other corporate purposes and because the need to issue additional shares of Common Stock could arise when it would be inconvenient to hold a shareholders' meeting or when there would not be time for such a meeting, the Board of Directors believes that adoption of the proposed amendment is in the best interests of the Company and its shareholders.

           2.     FOR EXERCISE OF OUTSTANDING OPTIONS.

           At June 30, 1996, approximately 2,487,468 shares of Common Stock were reserved for issuance upon exercise of options outstanding and options to be granted under the Company's stock option plans and approximately 146,824 shares were reserved for issuance under the Company's employee stock purchase program. While the Company currently has sufficient authorized shares of Common Stock reserved for issuance in the event of all outstanding options, if the Plan is consummated, the additional authorized shares will also be needed for issuance upon exercise of stock options.

           3.     FOR GENERAL CORPORATE PURPOSES.

           In addition, the Board of Directors considers the proposed increase in the authorized number of shares of Common Stock advisable in order to afford the Company the opportunity, if necessary, to obtain its future working capital requirements by means of the sale of equity securities rather than by incurring additional indebtedness. It is believed that this will permit the Company greater flexibility in determining which method of financing would be more advantageous to the Company. The Company currently has no specific plans, arrangements or understandings with respect to the issuance of these additional shares, except for the proposed issuance of Common Stock, Series A Convertible Preferred Stock and Warrants to its creditors as set forth in this Proposal, and no other change in the rights of shareholders is proposed.

           The issuance of the Common Stock, Series A Convertible Preferred Stock and Warrants will not, by itself, have any dilutive effect on the presently issued and outstanding Common Stock; however, upon the issuance of such shares of Series A Convertible Preferred Stock and Common Stock, the voting powers of the presently outstanding shares of Common Stock will be reduced commensurate with the voting rights of the amount of Series A Convertible Preferred Stock and Common Stock issued to participating creditors. It is currently anticipated that the Series A Convertible Preferred Stock would vote on an "as converted basis" together with the Common Stock as a single class. Holders of Warrants will not have voting rights unless such Warrants are exercised. As currently proposed, the Common Stock to be issued to the unsecured creditors and Series A Convertible Preferred Stock will represent 67% of the voting power of the Company assuming exercise of all stock options available, or to be available under the Company's stock option plans. Accordingly, as a group, creditors receiving securities pursuant to the Plan will, in the aggregate, have voting control of the Company. Holders of Common Stock do not have preemptive rights to subscribe to shares of Common Stock or Series A Convertible Preferred Stock or Warrants (or any shares of Common Stock issuable upon the exercise or conversion thereof) proposed to be issued to creditors. Information concerning pro forma adjustments that would be made to the Company's capitalization as of June 29, 1996, to give effect to the adoption of this Proposal, as well as certain other events, is set forth below in "Capitalization."


VOTE REQUIRED

           The proposed amendment to the Articles of Incorporation must be approved by the affirmative vote of holders of outstanding shares of Common Stock representing a majority of the voting power of the Company's outstanding Common Stock. The Company believes that the availability of the additional shares will provide it with the flexibility to implement the proposed debt to equity conversion, to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.


           If the shareholders approve the amendment, the Company will file an amendment to its Articles of Incorporation with the Secretary of State of the State of California reflecting the increase in authorized shares. If shareholders do not approve this Proposal, the Company will not have a sufficient number of authorized shares of Common Stock for issuance to unsecured creditors, upon conversion of the Convertible Preferred Stock and upon exercise of the Warrants. If the Company does not have a sufficient number of shares of Common Stock reserved for issuance at the time the Common Stock, Series A Convertible Preferred Stock and Warrants are to be issued, the Company believes that its creditors will not accept such securities in satisfaction of their claims and, as a result because the Company will be unable to generate funds from operations or most likely will be unable to obtain additional financing on a timely basis, it will not be able to repay its obligations to such creditors. In the event this Proposal is not approved and as a result the Company has insufficient shares of Common Stock available for issuance to creditors, the Company will not have sufficient means to repay its creditors. Accordingly, the Company has agreed with the creditors committee and ICC to seek bankruptcy protection if the Plan is not approved or implemented, and there can also be no assurance that creditors will not institute involuntary bankruptcy proceedings.

           The Company believes that shareholders voting against the Proposal will not have any appraisal rights in connection with the Plan. Nevertheless, a vote for the Proposal could, under common law, adversely affect a shareholders' position should the shareholder later seek to institute or join litigation against the Company based upon the matters approved.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE
          COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED BY THE COMPANY

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 29, 1996, for (i) each shareholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) the Chief Executive Officer and each of the Company's four other most highly compensated executive officers at September 30, 1995, (iii) each of the Company's directors, and (iv) all current directors and executive officers of the Company as a group.



                                                    Amount and Nature of     Percent
Name and of Beneficial Owner                       Beneficial Ownership(1)   of Class
- ----------------------------                       -----------------------   --------
The Capital Group Companies, Inc.(2)                        900,000            5.3%
Michael D. Boich(3)                                         214,301            1.2%
Charles W. Berger(4)                                        206,250            1.2%
Gregory M. Millar(5)                                         50,171             *
Regis McKenna(6)                                             33,463             *
Douglas W. C. Boake(7)                                            0             *
Keith Harris(8)                                                   0             *
David B. Pratt                                                1,000             *
J. Daniel Shaver(9)                                               0             *

All current executive officers and
directors as a group (8 persons)(10)                        537,347            3.2%

- -------------------------------------------
*       Less than one percent.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Based solely upon the Schedule 13G filed by The Capital Group of Companies, Inc., Capital Research and Management Company and SMALLCAP World Fund, Inc. The address of such entities is 333 South Hope Street, Los Angeles, CA 90071. Each of the aforementioned entities has disclaimed beneficial ownership of such shares of Common Stock.


(3) Represents 211,801 shares held by Mr. Boich, and approximately 2,500 shares subject to options exercisable within 60 days of July 1, 1996.

(4) Represents 150 shares held by Mr. Berger as beneficial owner for his children, and approximately 206,100 shares subject to an option exercisable within 60 days of July 1, 1996.

(5) Represents shares subject to options held by Mr. Millar that are exercisable within 60 days of July 1, 1996.

(6) Represents approximately 21,276 shares held by Mr. McKenna, and 12,187 shares subject to options exercisable within 60 days of July 1, 1996.

(7) Mr. Boake resigned from the Company on April 30, 1996 and all of his options expired on May 30, 1996.

(8) Mr. Harris resigned from the Company on March 4, 1996 and all of his options expired on April 4, 1996.


(9) Mr. Shaver resigned from the Company on October 1, 1995 and all of his stock options expired on November 1, 1995.


(10)    Includes the shares described in all footnotes above except (2), (7),
        (8) and (9) relating to directors and executive officers, a total of 2,223 shares not described in the footnotes above held by one executive officer, and a total of approximately 29,939 shares subject to options held by two executive officers exercisable within 60 days of July 1, 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           Ernst & Young LLP has examined, as independent auditors, the financial statements of the Company for the year ending September 30, 1995 and has been appointed as its independent auditors to perform the audit of the Company's financial statements for the current fiscal year. A representative of Ernst & Young LLP will attend the meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices no later than September 8, 1996 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                 CAPITALIZATION


      The following table is intended to provide certain information to illustrate the effects of the adoption of the Proposal on the Company's capitalization. The table sets forth (i) the historical capitalization of the Company as of June 29, 1996, and (ii) such capitalization, as adjusted to reflect the issuance of Series A Convertible Preferred Stock to ICC and Common Stock to all of the Major Creditors and to all Convenience Class creditors, the additional borrowing of $500,000 from ICC under its amended credit agreement and the subsequent conversion of such Series A Convertible Preferred Stock into Common Stock. There can be no assurance that a sufficient number of such creditors will elect to receive Common Stock in satisfaction of their claims in order to implement the plan.



                                                                                                                      AS
                                                                                        HISTORICAL                 ADJUSTED (1)
                                                                                        ----------                ------------
    Capitalization:
    Current Liabilities.........................................................          91,444                     44,265
    Obligations under capital leases - noncurrent portion.......................             321                         --

    Shareholders' Equity:
    Common Stock, no par value; 50,000,000 shares authorized,
        18,225,000 shares issued and outstanding, actual; 100,000,000 shares authorized, 71,856,087 shares(2) outstanding, as adjusted...............
                                                                                         126,243                    172,343
    Accumulated translation adjustment..........................................              14                         14
    Accumulated deficit.........................................................        (174,144)                  (174,144)
                                                                                       ---------                  ---------
        Total shareholders' equity
            (net capital deficiency)............................................         (47,887)                    (1,787)
                                                                                       ---------                  ---------
               Total capitalization.............................................       $  43,878                  $  42,478
                                                                                       =========                  =========


________________________

(1) Excludes shares issuable upon exercise of any Warrants which are to be issued to ICC and some of the eight Major Creditors who are members of the creditors committee and key suppliers of the Company and who agree to extend credit to the Company. Assumes that all members of the Convenience Class agree to receive a Discount Payment averaging 25% of the amount of the claim. If the amount of the Discount Payment increases, the as adjusted Common Stock entry, total shareholders equity(net capital deficiency) and total capitalization would each increase. Also assumes no exercise of stock options granted or to be granted under the Company' stock option plans.

(2) Assumes that there are outstanding 18,225,000 shares of Common Stock on the date of the consummation of the Plan.

                              AVAILABLE INFORMATION


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained form the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's World Wide Web site is: http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.


      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Request should be directed to General Counsel, Radius Inc., 215 Moffett Park Drive, Sunnyvale, California 94089; telephone number (408) 541-6100.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           The following information contained in documents filed with the Commission are incorporated herein by reference:



           (a) Item 7 of the Company's annual report on Form 10-K, as amended by Form 10-K/A, filed with the Commission for the fiscal year ended September 30, 1995.


           (b) Item 2 of the Company's quarterly report on Form 10-Q filed with the Commission for the quarter ended March 30, 1996.

           Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE MATTERS SUBJECT HEREOF, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


                                    By Order of the Board of Directors

                                    Radius Inc.



                                    Charles W. Berger
                                    President, Chief Executive Officer
                                        and Chairman of the Board of Directors

Sunnyvale, California

August 1, 1996

                          INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                              Page
                                                                                                                              ----
                Report of Ernst & Young LLP, Independent Auditors                                                             F-2

                Consolidated Balance Sheets at September 30, 1995 and 1994                                                    F-3

                Consolidated Statements of Operations for the Years Ended September 30,
                          1995, 1994 and 1993                                                                                 F-4

                Consolidated Statements of Shareholders' Equity for the Years Ended
                          September 30, 1995, 1994, and 1993                                                                  F-5

                Consolidated Statements of Cash Flows for the Years Ended September 30,
                          1995, 1994, and 1993                                                                                F-6

                Notes to Consolidated Financial Statements                                                                    F-7

                September 30, 1995, 1994 and 1993                                                                            F-22
                Schedule II:  Valuation and Qualifying Accounts

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                Consolidated Balance Sheet at March 30, 1996                                                                 F-23

                Consolidated Statements of Operations for the Three Months Ended
                March 30, 1995 and 1996 and for the Six Months Ended
                March 30, 1995 and 1996                                                                                      F-24

                Consolidated Statements of Cash Flows for the Six Months Ended
                March 30, 1995 and 1996                                                                                      F-25

                Notes to Consolidated Financial Statements                                                                   F-26

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Radius Inc.

We have audited the accompanying consolidated balance sheets of Radius Inc. as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended September 30, 1995. Our audits also included the financial statement schedule listed in the Index at page F-21. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the consolidated financial position of Radius Inc. at September 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that Radius Inc. will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition the Company has not complied with certain covenants of loan agreements with its lenders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans in regard to these matters are also described in Note 1.) The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 1 to the Consolidated Financial Statements, in 1993 the Company changed its method of accounting for income taxes.

Palo Alto, California                                      ERNST & YOUNG LLP
December 8, 1995
except for Note 11, as to which the
date is December 27, 1995

CONSOLIDATED BALANCE SHEETS

September 30  (in thousands)

                                                                                                1995                  1994
                                                                                             ----------             --------
Assets
Current assets:
   Cash and cash equivalents                                                                 $    4,760             $ 15,997
   Accounts receivable, net of allowance for doubtful accounts
      of $8,502 in 1995 and $2,548 in 1994                                                       61,644               62,145
   Inventories                                                                                   15,071               21,069
   Prepaid expenses and other current assets                                                      2,336                1,473
   Income tax receivable                                                                            519                9,083
   Deferred income taxes                                                                              -                8,400
                                                                                             ----------             --------
           Total current assets                                                                  84,330              118,167
Property and equipment, net                                                                       3,031                7,728
Deposits and other assets                                                                           517                  964
                                                                                             ----------             --------
                                                                                             $   87,878             $126,859
                                                                                             ==========             ========


Liabilities and Shareholders' Equity (Net capital deficiency)
Current liabilities:
   Accounts payable                                                                          $   73,098             $ 39,255
   Accrued payroll and related expenses                                                           5,815                4,024
   Accrued warranty costs                                                                         3,170                2,255
   Other accrued liabilities                                                                     11,920                6,650
   Accrued income taxes                                                                           1,665                1,237
   Accrued restructuring and other charges                                                       17,013               15,148
   Short-term borrowings                                                                         29,489               18,095
   Obligations under capital leases - current portion                                             1,494                1,647
                                                                                             ----------             --------
           Total current liabilities                                                            143,664               88,311

Obligations under capital leases-noncurrent portion                                               1,331                2,857

Commitments and contingencies
Shareholders' equity: (Net capital deficiency)
   Convertible preferred stock, no par value, 1,000 shares
      authorized; none issued and outstanding
   Common stock, no par value; 50,000 shares authorized;
      issued and outstanding--17,143 shares in 1995 and
      14,046 shares in 1994                                                                     113,791               87,017
   Common stock to be issued                                                                     12,022                    -
   Accumulated deficit                                                                         (182,993)             (51,251)
   Accumulated translation adjustment                                                                63                  (75)
                                                                                             ----------             --------
   Total shareholders' equity (Net capital deficiency)                                          (57,117)              35,691
                                                                                             ----------             --------
                                                                                             $   87,878             $126,859
                                                                                             ==========             ========

See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

For years ended September 30
(in thousands, except per share data)

                                                                            1995               1994 (1)             1993 (1)
                                                                        ------------          ----------           ----------
Net sales                                                               $    308,133          $  324,805           $  337,373
Cost of sales                                                                302,937             276,948              254,321
                                                                        ------------          ----------           ----------
           Gross profit                                                        5,196              47,857               83,052
                                                                        ------------          ----------           ----------
Operating expenses:
   Research and development                                                   19,310              33,956               33,503
   Selling, general and administrative                                        90,068              94,731               84,132
                                                                        ------------          ----------           ----------
           Total operating expenses                                          109,378             128,687              117,635
                                                                        ------------          ----------           ----------
Loss from operations                                                        (104,182)            (80,830)             (34,583)
Interest and other income (loss)                                              (3,045)               (376)                 705
Interest expense                                                              (3,023)               (869)                (635)
Litigation settlement                                                        (12,422)                  -                    -
                                                                        ------------          ----------           ----------
Loss before income taxes                                                    (122,672)            (82,075)             (34,513)
Provision (benefit) for income taxes                                           9,070              (4,600)             (13,774)
                                                                        ------------          ----------           ----------
Loss before cumulative
  effect of a change in accounting principle                                (131,742)            (77,475)             (20,739)
Cumulative effect of a change in method
  of accounting for income taxes                                                   -                   -                  600
                                                                        ------------          ----------           ----------
Net loss                                                                $   (131,742)         $  (77,475)          $  (20,139)
                                                                        ============          ==========           ==========
Net loss per share:
Loss before cumulative effect
  of a change in accounting principle                                   $      (8.75)         $    (5.70)          $    (1.61)
Cumulative effect of a change in method
  of accounting for income taxes                                                   -                   -                 0.05
                                                                        ------------          ----------           ----------
Net loss per share                                                      $      (8.75)         $    (5.70)          $    (1.56)
                                                                        ============          ==========           ==========
Common and common equivalent shares used in
  computing net loss per share                                                15,049              13,598               12,905
                                                                        ============          ==========           ==========

See accompanying notes.

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. The operating results for both the twelve months ended September 30, 1994 and September 30, 1993 include the restructuring and other charges of $16.6 million recorded by SuperMac in December 1993.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the years ended September 30, 1995, 1994 and 1993
(in thousands, except share data)

                                                                                                                         Total
                                                                       Retained                                       Shareholders
                                                                       Earnings                     Accumulated         Equity
                                                           Common    (Accumulated     Deferred      Translation     (Net Capital
                                                           Stock        Deficit)    Compensation    Adjustment        Deficiency)
                                                          --------   ------------   ------------    -----------     -------------
Balance at September 30, 1992 (1)                         $ 60,203       $ 36,449     $   (58)       $   37          $    96,631
   Issuance of 738 shares of common stock
      under the SuperMac public offering                    15,401                                                        15,401
   Issuance of 517 shares of common stock
      under Stock Option Plans                               1,324              -           -             -                1,324
   Issuance of 159 shares of common stock
      under the Employee Stock Purchase Plans                1,663              -           -             -                1,663
   Tax benefit from stock options exercised                  3,358              -           -             -                3,358
   Amortization of deferred compensation                         -              -          36             -                   36
   Currency translation adjustment                               -              -           -          (119)                (119)
   Net loss                                                      -        (20,139)          -             -              (20,139)
                                                          --------     ----------     -------       -------      ---------------
Balance at September 30, 1993 (1)                           81,949         16,310         (22)          (82)              98,155
   Issuance of 350 shares of common stock
      under Stock Option Plans                               1,800              -           -             -                1,800
   Issuance of 170 shares of common stock
      under Employee Stock Purchase Plans                      989              -           -             -                  989
   Issuance of 206 shares of common stock
      pursuant to the acquisition of VideoFusion             1,854              -           -             -                1,854
   Tax benefit from stock options exercised                    425              -           -             -                  425
   Amortization of deferred compensation                         -              -          22             -                   22
   Currency translation adjustment                               -              -           -             7                    7
   Net loss                                                      -        (77,475)          -             -              (77,475)
   Elimination of SuperMac net loss
      for the three months ended December 31, 1993                          9,914           -             -                9,914
                                                          --------     ----------     -------       -------      ---------------

Balance at September 30, 1994                               87,017        (51,251)          -           (75)              35,691
   Issuance of 214 shares of common stock
      under Stock Option Plans                               1,254                                                         1,254
   Issuance of 162 shares of common stock
      under Employee Stock Purchase Plan                     1,298                                                         1,298
   Issuance of 212 shares pursuant to the
      acquisition of VideoFusion                             2,857                                                         2,857
   Settlement of Litigation-stock to be issued              12,022                                                        12,022
   Issuance of 2,509 shares of common stock
      through private placement                             21,365                                                        21,365
   Currency translation adjustment                                                                      138                  138
   Net Loss                                                              (131,742)                                      (131,742)
                                                          --------     ----------     -------       -------      ---------------

Balance at September 30, 1995                             $125,813     $ (182,993)          -       $    63      $       (57,117)
                                                          ========     ==========     =======       =======      ===============


See accompanying notes.

(1) These periods have been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
For years ended September 30
(in thousands)

                                                                              1995                 1994                   1993(1)
                                                                           ----------          -------------           -----------
Cash flows from operating activities:
   Net loss                                                                $ (131,742)         $     (77,475)          $   (20,139)
   Adjustments to reconcile net loss to net cash
   used in operating activities:
        Depreciation and amortization                                           4,689                  4,542                 8,160
        Acquired in-process research and development expenses                       -                  2,550                     -
        Elimination of SuperMac net loss for the three months
            ended December 31, 1993                                                 -                  9,914                     -
        Non-cash restructuring and other charges                               57,865                 40,775                28,981
        Common stock to be issued                                              12,022                      -                     -
      (Increase) decrease in assets:
           Accounts receivable                                                 (5,471)               (20,171)               (7,543)
           Allowance for doubtful accounts                                      5,954                    426                   297
           Inventories                                                        (27,140)                (1,058)               (5,633)
           Prepaid expenses and other current assets                             (862)                 1,739                    15
           Income tax receivable                                                8,564                    468                (9,551)
           Deferred income taxes                                                8,400                 11,248               (11,322)
        Increase (decrease) in liabilities:
           Accounts payable                                                    33,843                  3,470                 2,570
           Accrued payroll and related expenses                                (1,871)                (1,441)                1,014
           Accrued warranty costs                                                 915                 (1,584)                  438
           Other accrued liabilities                                            5,270                 (4,039)                2,171
           Accrued restructuring and other charges                            (13,601)                (6,117)                    -
           Accrued income taxes                                                   428                 (1,534)                4,585
                                                                           ----------          -------------           -----------
           Total adjustments                                                   89,005                 39,188                14,182
                                                                           ----------          -------------           -----------
           Net cash used in operating activities                              (42,737)               (38,287)               (5,957)
                                                                           ----------          -------------           -----------

Cash flows from investing activities:
   Capital expenditures                                                        (1,894)                (3,460)               (7,739)
   Deposits and other assets                                                     (238)                    71                     -
   Purchase of short-term investments                                               -                 (2,002)              (31,914)
   Proceeds from sale of short-term investments                                     -                 18,395                35,938
                                                                           ----------          -------------           -----------
           Net cash provided by (used in) investing activities                 (2,132)                13,004                (3,715)
                                                                           ----------          -------------           -----------

Cash flows from financing activities:
   Issuance of short-term borrowings, net                                      11,394                 15,275                 1,158
   Issuance of common stock                                                    23,917                  3,214                18,388
   Principal payments of long-term debt                                             -                    (43)               (1,388)
   Principal payments under capital leases                                     (1,679)                (1,179)               (1,140)
                                                                           ----------          -------------           -----------
           Net cash provided by
             financing activities                                              33,632                 17,267                17,018
                                                                           ----------          -------------           -----------
Net increase (decrease) in cash and cash equivalents                          (11,237)                (8,016)                7,346
Cash and cash equivalents, beginning of period                                 15,997                 24,013                16,667
                                                                           ----------          -------------           -----------
Cash and cash equivalents, end of period                                   $    4,760          $      15,997           $    24,013
                                                                           ==========          =============           ===========

See accompanying notes.

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Basis of Presentation

         The consolidated financial statements include the accounts of Radius Inc. ("Radius") and its wholly owned subsidiaries after elimination of significant intercompany transactions and balances.

         Radius and SuperMac Technologies, Inc. ("SuperMac") merged into the combined company (the "Company") effective August 31, 1994 (the "Merger"), which was accounted for as a pooling of interests. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

         Financial Statements Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Such estimates include the level of allowance for potentially uncollectible receivables and sales returns; inventory reserves for obsolete, slow-moving, or non-salable inventory; and estimated cost for installation, warranty and other customer support obligations. Actual results could differ from these estimates.

         Management's Business Recovery Plans

         As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition, as of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under its credit agreements. The Company also is delinquent in its accounts payables as payments to vendors are not being made in accordance with vendor terms.

         The Company's relatively limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources.

         These conditions raise concerns about the Company's ability to continue operations as an ongoing concern. Management has implemented, or has developed plans to implement, a number of actions to address these conditions including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server and monochrome display businesses and exploring opportunities for the divestiture of its MacOS compatible systems products and other product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities.

         Additional funds will be needed to finance the Company's development plans and for other purposes, and the Company is now investigating possible financing opportunities. There can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

         Fiscal year

         The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.

         Foreign currency translation

         The Company translates the assets and liabilities of its foreign subsidiaries into dollars at the rates of exchange in effect at the end of the period and translates revenues and expenses using rates in effect during the period. Gains and losses from these translations are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains or losses, which are included in the results of operations, are not material.

         Inventories

         Inventories are stated at the lower of cost or market. The Company reviews the levels of its inventory in light of current and forecasted demand to identify and provide reserve for obsolete, slow-moving, or non-salable inventory. Cost is determined using standard costs that approximate cost on a first-in, first-out basis. Inventories consist of the following (in thousands):

           September 30                           1995                 1994
                                                  ----                 ----
           Raw materials                        $  1,559           $   4,515
           Work in process                         2,258               6,852
           Finished goods                         11,254               9,702
                                                --------           ---------
                                                $ 15,071            $ 21,069
                                                ========            ========

         Property and equipment

         Property and equipment is stated at cost and consists of the following (in thousands):

           September 30                                1995                1994
                                                       ----                ----
           Computer equipment                       $ 17,429           $  18,007
           Machinery and equipment                    12,335              14,184
           Furniture and fixtures                      6,023               5,562
           Leasehold improvements                      1,084               1,683
                                                    --------           ---------
                                                      36,871              39,436
           Less accumulated depreciation
           and amortization                          (33,840)            (31,708)
                                                    ---------          ---------
                                                    $  3,031           $   7,728
                                                    ========           =========

         Depreciation has been provided for using the straight-line method over estimated useful lives of three to five years. Equipment under capital leases and leasehold improvements are being amortized on the straight-line method over six years or the remaining lease term, whichever is shorter.

         Long-lived Assets

         In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of

         SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

         Revenue recognition

         Revenue is recognized when products are shipped. Sales to certain resellers are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these resellers. The Company provides for estimated returns at the time of shipment and for price protection following price declines.

         Warranty expense

         The Company provides at the time of sale for the estimated cost to repair or replace products under warranty. The warranty period commences on the end user date of purchase and is normally one year for displays and digital video products and for the life of the product for graphics cards.

         Income taxes

         Effective October 1, 1992, the Company adopted FASB Statement 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the liability method prescribed by Statement 96, which is superseded by Statement 109. Among other changes, Statement 109 changes the recognition and measurement criteria for deferred tax assets included in Statement 96.

         As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The cumulative effect of the change in method of accounting for income taxes decreased the net loss by $600,000 or $0.05 per share in fiscal 1993 on a combined basis.

         Loss per share

         Net loss per share is computed using the weighted average number of common shares outstanding.

         Cash and cash equivalents

         The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments. Cash equivalents are carried at cost which approximates market. There were no short-term investments as of September 30, 1995 or 1994. Approximately $1.6 million of the $4.8 million of cash and cash equivalents available at September 30, 1995 was restricted under various letters of credit.

         Off balance-sheet risk and concentration of credit risk

         The Company sells its products to direct computer resellers in the United States and to distributors in various foreign countries. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

         The Company also hedges substantially all of its trade accounts receivable denominated in foreign currency through the use of foreign currency forward exchange contracts based on firm third party commitments. Gains and losses associated with currency rate changes on forward contracts are recognized in the consolidated statements of operations upon contract settlement and were not material. At September 30, 1995, the Company had forward contracts to sell three different foreign currencies which totaled the equivalent of approximately $11.1 million and mature between October 1995 and November 1995. At September 30, 1995, the fair value of the Company's forward contracts approximated cost.

         Related Parties

         In fiscal 1994, the Company acquired shares of preferred stock of Portrait Display Labs ("PDL") and a warrant to purchase additional shares of PDL preferred stock in exchange for the cancellation of certain rights held by the Company to purchase all of the outstanding equity securities or assets of the predecessor entity to PDL. The warrant permitted the purchase of approximately an additional 10% interest in PDL. The Company also was granted one seat on PDL's Board of Directors. In addition, the Company licensed PDL certain pivot display technology in exchange for the payment of royalties. Product revenues were approximately $5.0 million in fiscal 1994. In fiscal 1995, the Company exercised the warrant for an additional 10% interest in PDL in exchange for cancellation of approximately $945,000 in accounts receivable. There were no product revenues for the fiscal 1995 to this related party. The receivable from PDL at September 30, 1995 was approximately $980,000. Subsequent to September 30, 1995, the Company signed a series of additional agreements with Portrait Display Labs, see Note 11 to the Consolidated Financial Statements.

         There were no material transactions from this or any other related party during fiscal 1993.

NOTE TWO. BORROWINGS

         Line of credit arrangement

         In February 1995, the Company and IBM Credit Corp. ("ICC") entered into a $30.0 million Inventory and Working Capital Financing Agreement (the "ICC Agreement"). The ICC Agreement permits advances for inventory and working capital up to the lesser of $30.0 million or 85% of eligible receivables ("Inventory and Working Capital Advances"). In September 1995, ICC advanced an additional $20.0 million under the ICC Agreement to finance the manufacturing of the Company's MacOS compatible products (the "MacOS Advances"). The weighted average interest rate during 1995 was approximately 12.6%. Advances bear interest at rates ranging from prime rate plus 2.25% to prime rate plus 4% and are secured by all the assets of the Company. The ICC Agreement expires in March 1996.

         As of September 30, 1995, $50.8 million was outstanding under the ICC Agreement consisting of $30.8 million in Inventory and Working Capital Advances and approximately $20.0 million in MacOS Advances. The outstanding Inventory and Working Capital Advances included $18.7 million in working capital advances supported by eligible receivables, $6.1 million in working capital advances in excess of the borrowing base, and $6.1 million in inventory advances. The $24.7 million in working capital advances are included in Short-term borrowings in the Consolidated Financial Statements. The $6.1 million in inventory advances, together with the approximately $20.0 million in MacOS Advances, are included in Accounts payable in the Consolidated Financial Statements.

         As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under the ICC Agreement (specifically, revenues to working capital ratio, net profit to revenue, and total liabilities to total net worth); however, IBM Credit has waived such defaults pursuant to an amendment to the ICC Agreement. See Note 11 to the Consolidated Financial Statements.

         In addition, the Company entered into a Business Loan Agreement on March 20, 1995 with Silicon Valley Bank. The agreement, which expires on March 19, 1996, allows the Company to issue letters of credit as a sub-facility under a $5.0 million foreign accounts receivable revolving line of credit subject to an interest rate of up to the prime rate plus 1.25%. The weighted average interest rate during 1995 was approximately 13.0%. The related debt outstanding as of September 30, 1995 was $1.7 million and outstanding letters of credit were $0.8 million. The Company was not in compliance with all the terms of this credit arrangement.

         One of the Company's subsidiaries has a revolving line of credit with a bank in Japan. Borrowings were approximately $3.1 million at September 30, 1995. This note bears interest at the lesser of the

         Euro-yen rate or the bank's prime lending rate (1.5 percent at September 30, 1995, the prime rate). The weighted average interest rate during 1995 was approximately 4.9% The line of credit is renewed every six months with the next renewal in December 1995.

NOTE THREE. COMMITMENTS AND CONTINGENCIES

         Leases

         The Company leases facilities under operating leases and certain computer equipment and office furniture under capital leases. Depreciation expense for assets under capital leases is included in depreciation and amortization expense. The cost and net book value of these capitalized lease assets included in property and equipment are (in thousands):

     At September 30,                               Cost         Net Book Value
                                                  -------        --------------
     1995                                         $ 7,437            $ 2,642
     1994                                           7,437              4,021

         Future minimum lease payments at September 30, 1995, under capital leases and noncancelable operating leases are as follows (in thousands):

                                                         Capital            Operating
                                                          Leases              Leases
                                                          ------              ------
     1996                                                $ 1,686              $ 1,837
     1997                                                  1,155                1,887
     1998                                                    280                1,843
     1999                                                      -                1,750
     2000                                                      -                1,759
                                                         -------              -------
     Total minimum lease payments                          3,121              $ 9,076
     Amount representing interest                          (296)
                                                         -------

     Present value of minimum lease payments               2,825
     Amount due within one year                           (1,494)
                                                         -------

     Amount due after one year                           $ 1,331
                                                         =======

         Rent expense charged to operations amounted to approximately $3.5 million, $3.0 million and $3.8 million for the years ended September 30, 1995, 1994 and 1993, respectively. The rent expense amounts for fiscal 1995, 1994 and 1993 exclude a provision for remaining lease obligations on excess facilities. See Note 8 of Notes to the Consolidated Financial Statements.

         Sublease income for fiscal 1995 and 1994 was approximately $0.6 million and $0.1 million. There was no sublease income for fiscal 1993.

         Contingencies

         DISPLAY SCREEN SIZE

         The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al.
         v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

         The Company was served with the Shapiro complaint on August 22, 1995, and has not yet been served with the Maizes complaint. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. Discovery proceedings have not yet begun in either case. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

         ELECTRONICS FOR IMAGING

         On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which Radius products allegedly infringe the patent, EFI is a prime competitor of Radius in the Color Server market. Radius' Color Server products are material to its business.

         The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

         SECURITIES LITIGATION.

         In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).

         In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, our insurance carrier paid $3.7 million in cash and the Company will issue 128,695 shares of its Common Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and will issue into a class action settlement fund 707,609 shares of its Common Stock. The number of shares to be issued by the Company will increase by up to 100,000 if the price of the Common Stock is below $12 per share during the 60-day period following the initial issuance of shares. In connection with these settlements, the Company recorded a charge of $12.4 million in the Consolidated Financial Statements reflecting settlement costs not covered by insurance as well as related legal fees.

         The Company has periodically received communications from third parties asserting infringement of patent rights on certain of the Company's products and features. Management does not believe any claims made will have a material adverse effect on the results of operations or financial position of the Company.

         NOTE FOUR. SHAREHOLDERS' EQUITY

         Common Stock

         In June 1995, the Company sold approximately 2.5 million shares of its Common Stock in a series of private placements to a small number of investors unaffiliated with the Company. Proceeds from the offering, net of commission and other related expenses were $21.4 million. The net proceeds were used for working capital.

         Stock options

         The Company's 1986 Stock Option Plan, as amended, authorizes the issuance of up to 2,975,000 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees (including directors who are also employees), consultants and independent contractors. Under the plan, options are exercisable for a term of up to ten years after issuance. Options may be granted at prices ranging from 50% to 100% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. The 1986 Stock Option Plan will expire in October 1996.

         On August 31, 1994, pursuant to the Merger, Radius assumed 975,239 outstanding options originally issued under the SuperMac 1988 Stock Option Plan. These options will be administered in accordance with the SuperMac 1988 Stock Option Plan until all options are exercised or expired. Under the plan, options are exercisable for a term of up to ten years after issuance.

         The following table summarizes the consolidated activity of the 1986 and 1988 Stock Option Plans and the 1992 Non-Employee Directors' Stock Option Plan:

                                                            September 30,
                                          ------------------------------------------------
                                               1995              1994              1993
Outstanding at beginning of year             2,042,481         2,208,783         2,157,040
Granted                                        707,590           892,131         1,219,514
Exercised                                     (213,791)         (294,042)         (516,597)
Canceled                                      (838,745)         (764,391)         (651,174)
                                          ------------      ------------      ------------
Outstanding at September 30                  1,697,535         2,042,481         2,208,783
                                          ============      ============      ============
Price range at September 30               $1.36-$28.96      $0.42-$32.18      $0.42-$30.14
                                          ============      ============      ============
Price range of options exercised          $0.42-$13.13      $0.42-$13.13      $0.42-$22.35
                                          ============      ============      ============
Exercisable at September 30                  1,325,222           706,474           455,241
                                          ============      ============      ============
Available for grant at September 30            415,586           281,726           331,314
                                          ============      ============      ============

         The stock option activity as shown in the table for fiscal 1993 has not been restated to adjust SuperMac's fiscal year end to that of Radius. Fiscal 1993 includes Radius' activity on a September 30 fiscal year basis and SuperMac's activity on a December 31 calendar year basis. The fiscal 1994 period includes the Radius activity for fiscal year ended September 30, 1994 and SuperMac activity for the nine months ended September 30, 1994.

         The Company has also reserved 100,000 shares of common stock for issuance to non-employee directors pursuant to options granted under the 1994 Directors' Stock Option Plan (the "1994 Plan"). Such options may only be nonqualified stock options, must be exercised within ten years from the date of grant, and must be granted in accordance with a non-discretionary formula. Under this formula, each new director receives an option to purchase 10,000 shares when that director is first appointed to the Board and an option to purchase 2,500 shares on each anniversary of such director's appointment. As of September 30, 1995, 27,500 shares had been granted under this plan at exercise prices ranging from $7.44 to $12.00 per share. Options to purchase 1,250 shares were canceled following the resignation of a director. None of the options granted under the 1994 Plan are exercisable.

         Prior to the approval of the 1994 Plan, the 1990 Directors' Stock Option Plan (the "Prior Plan") was in effect. As of September 30, 1995, the Prior Plan had 33,750 options outstanding at prices ranging from $8.00 to $17.25. Such options are nonqualified stock options, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula.

         Options unissued under the Prior Plan become available for grant under the 1994 Plan. As of September 30, 1995, options to purchase 37,500 shares became available upon the resignation of three directors. In addition, 28,750 options to purchase shares, which were never granted under the Prior Plan were transferred to the 1994 Plan.

         In March 1993, the Company granted a nonqualified stock option to one officer to purchase a total of 250,000 shares of common stock outside the Company's 1986 Stock Option Plan at an exercise price of $7.75 per share. This option is exercisable for a term of ten years and vests over a fifty month period commencing on the date of grant. During fiscal 1994, 150 of these shares were exercised by the officer, and as of September 30, 1995 an additional 149,850 shares were exercisable.

         In June 1995, the Company repriced approximately 232,000 of then outstanding options to an exercise price of $12.00 per share, the fair market value of the Company's stock on the date of the repricing.

         Employee stock purchase plan

         The Company has an employee stock purchase plan under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of its fair market value as of certain specified dates. Stock purchases under this plan are limited to 10% of an employee's compensation, and in no event may exceed $21,250 per year. Under this plan a total of 650,000 shares of common stock have been reserved for issuance to employees. At September 30, 1995, 255,859 shares remain available for issuance under the plan.

         Employee Stock Plans

         The Company account for its stock option plans and the Employee Stock Purchase Plan in accordance with provisions of the accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS
         123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provision of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

NOTE FIVE. FEDERAL AND STATE INCOME TAXES

         The provision (benefit) for income taxes consists of the following:

                                    1995              1994               1993
- --------------------------------------------------------------------------------
For years ended September 30
(in thousands)

Federal:

  Current                        $   --             $(12,583)          $ (3,974)
  Deferred                          7,170             12,311             (7,505)
                                 --------           --------           --------
                                    7,170               (272)           (11,479)
Foreign:

  Current                             650                376                297
                                 --------           --------           --------

State:

  Current                              20             (3,641)               844
  Deferred                          1,230             (1,063)            (3,436)
                                 --------           --------           --------
                                    1,250             (4,704)            (2,592)
                                 --------           --------           --------
                                 $  9,070           $ (4,600)          $(13,774)
                                 ========           ========           ========

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                    1995           1994
- ------------------------------------------------------------------------------------------
For years ended September 30
(in thousands)

Deferred tax assets:

         Net operating loss carryovers                            $ 27,077        $  5,100
         Reserves and accruals not currently tax deductible         22,342          10,055
         Restructuring reserves                                     22,314            --
         Credit carryovers                                           6,280           3,100
         Inventory valuation differences                             4,188          12,612
         Depreciation                                                4,079           4,202
         Capitalized research & development expenditures             3,202           2,193
         Other                                                        --               374
                                                                  --------        --------
         Total deferred tax assets                                  89,482          37,636
                                                                  --------        --------
         Valuation allowance for deferred tax assets               (85,086)        (26,724)
                                                                  --------        --------
         Deferred tax assets                                      $  4,396        $ 10,912
                                                                  ========        ========

Deferred tax liabilities:

         State income tax                                         $  3,849        $  2,512
         Other                                                         547            --
                                                                  --------        --------
         Total deferred tax liabilities                              4,396           2,512
                                                                  --------        --------
         Net deferred tax assets                                  $   --          $  8,400
                                                                  ========        ========

         FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

         The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:

                                                   1995        1994         1993
- ----------------------------------------------------------------------------------
For years ended September 30
(in thousands)

Expected tax at statutory rate                  $(42,935)    $(28,726)    $(12,080)
Change in valuation allowance                     49,820       26,724         --
State income tax, net of federal tax benefit       1,250       (3,105)      (1,707)
Non-deductible merger costs                         --          1,054         --
Non-deductible charge for purchased
    research and development                        --            763         --
Research and development tax credits                (497)        (458)        (734)
Other                                              1,432         (852)         747
                                                --------     --------     --------
                                                $  9,070     $ (4,600)    $(13,774)
                                                ========     ========     ========

         As of September 30, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $71,000,000 and $27,900,000, respectively. The state loss carryforwards will expire as follows; $8,000,000 in 1998, $5,000,000 in 1999; and $14,900,000 in 2000, if not utilized, and the federal loss carryforwards will expire primarily in 2009 and 2010, if not utilized. In addition, the Company had tax credit carryforwards of approximately $6,280,000 which will expire in 2005, if not utilized.

         Utilization of net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

NOTE SIX. STATEMENTS OF CASH FLOWS

                                                   1995          1994         1993
- -----------------------------------------------------------------------------------
For years ended September 30,
  (in thousands)

  Supplemental disclosure of cash
    flow information (in thousands):

  Cash paid (received) during the year for:

  Interest                                     $     1,620    $       812    $  927
                                               ===========    ===========    ======
  Income taxes                                 $    (8,370)   $    (8,295)   $2,661
                                               ===========    ===========    ======
  Supplemental schedule of noncash
    investing and financing activities
    (in thousands):

  Retirement of fully and partially
    depreciated assets                         $     4,459    $     6,025    $1,544
                                               ===========    ===========    ======

  Tax benefit from stock options
    exercised                                  $      --      $       425    $3,358
                                               ===========    ===========    ======

  Equipment acquired pursuant to
   capital leases                              $      --      $     2,000    $4,138
                                               ===========    ===========    ======

  Common stock issued pursuant to
    VideoFusion agreement                      $     2,857    $      --      $ --
                                               ===========    ===========    ======

NOTE SEVEN. EXPORT SALES AND MAJOR CUSTOMERS

         The Company currently operates in one principal industry segment: the design, manufacturing and marketing of color publishing and digital video computer products. The Company's export sales were approximately $124,469,000, $112,050,000 and $108,115,000 in the fiscal years ended
         September 30, 1995, 1994 and 1993, respectively, and included export sales to Europe of approximately $57,257,000, $60,621,000, and $59,473,000, respectively. Export sales to Japan were approximately $57,173,000, $35,701,000 and $33,042,000 for fiscal years ended
         September 30, 1995, 1994 and 1993, respectively.

         One customer accounted for approximately 34.0%, 13.5% and 11.5% of the Company's net sales during the years ended September 30, 1995, 1994 and 1993, respectively.

NOTE EIGHT. RESTRUCTURING AND OTHER CHARGES

         RADIUS JUNE 1993 RESTRUCTURING AND OTHER CHARGES

         In June 1993, Radius announced a restructuring program designed to reduce costs and improve operating efficiencies. The program included, among other things, the write-down of inventory following Radius' decision to phase out its older generation of products, lease termination expenses, capital equipment write-offs, severance payments, and costs associated with the discontinuation of Radius' minicomputer-class server product. The restructuring program costs of $15.5 million were recorded during the third quarter of fiscal 1993. These charges (in thousands) are included in: cost of sales ($10,993); research and development ($411); and selling, general and administrative expenses ($4,096). The Company completed this restructuring event by the end of calendar 1994. There were no material changes in the restructuring plan or in the estimates of the restructuring costs from the recognition of the charge in June 1993 with the completion of the restructuring program in December 1994.

     SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES

     In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The Company has $236,000 remaining in its restructuring reserve related to facility costs, the balance of which is expected to be eliminated in fiscal 1996. As noted in the Consolidated Financial Statements, the consolidated results for the Company in both the twelve months ended September 30, 1994 and the fiscal period ended 1993 include SuperMac's $16.6 million charge.


     RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1995 are as follows (in thousands):

                                                                  Representing
                                                             ------------------------
                                                                                       Cash Outlays
                                                                            -----------------------
                                                                   Asset
                                                 Provision   Write-Downs    Completed        Future
     Adjust inventory levels                       $22,296      $ 19,200     $  3,096      $      -
     Excess facilities                               2,790           400        2,236           154
     Revision of the operations business model       9,061         7,078        1,268           715
     Employee severance                              6,311             -        6,311             -
     Merger related costs                            2,949             -        2,949             -
                                                   -------      --------     --------      --------
     Total charges                                 $43,407       $26,678     $15,860       $    869

     The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarter and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger transaction, such as legal, investment banking and accounting fees. The Company has spent $15.9 million of cash for restructuring through September 30, 1995. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

     RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES

     In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1995 are as follows (in thousands):

                                                                 Representing
                                                          -------------------------
                                                                                      Cash Outlays
                                                                          ------------------------
                                                                Asset
                                              Provision   Write-Downs     Completed         Future
     Adjust inventory levels                    $33,138     $  32,300       $     -       $    838
     Excess facilities                            2,004           404             -          1,600
     Cancellation fees and asset write-offs      19,061         5,196             -         13,865
     Employee severance                           3,662             -             -          3,662
                                               --------     ---------       -------       --------
     Total charges                             $ 57,865     $  37,900       $     -       $ 19,965

     The adjustment of inventory levels reflects the discontinuance of several product lines. Revenues and product margins for significant product lines discontinued were as follows: MacOS-compatible systems were $21.8 million and $(19.2 million), respectively; and low-margin displays $82.9 million and $19.6 million, respectively. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the revised business model. As of December 15, 1995, approximately 157 positions of the 240 total planned had been eliminated in connection with the new business model. The Company had not spent any cash for this restructuring as of September 30, 1995. As of September 30, 1995, the Company had cash and cash equivalents of $4.8 million. See "Management's Business Recovery Plans" at Note 1 due to the Consolidated Financial Statements. The Company expects to have substantially completed the restructuring by September 1996.

NOTE NINE.  VIDEOFUSION ACQUISITION

     The Company acquired VideoFusion, Inc. ("VideoFusion") on September 9, 1994. VideoFusion is a developer of advanced digital video special effects software for Apple Macintosh and compatible computers. The Company acquired VideoFusion in exchange for approximately 890,000 shares of the Company's Common Stock, 205,900 shares of which were issued at the closing of the acquisition. The balance of the shares were to be issued in installments over a period of time contingent on the achievement of certain performance milestones and other factors. In addition, the Company was required to pay up to $1.0 million in cash based upon net revenues derived from future sales of products incorporating VideoFusion's technology. The purchase price for VideoFusion, including closing costs and the issuance of shares of Common Stock valued at $500,000 in connection with the achievement of the first milestone was approximately $2.4 million. This amount was allocated to the assets and liabilities of VideoFusion and resulted in identifiable intangibles of approximately $440,000 and an in-process research and development expense of approximately $2.2 million. The intangible asset was to be amortized over two years. The Company recognized the charge of approximately $2.7 million for in-process research and development and other costs associated with the acquisition of VideoFusion during the fourth quarter of fiscal 1994.

     In May 1995, the Company entered into an agreement with the former holders of VideoFusion stock to settle the contingent stock and earnout payments that were originally contemplated. Pursuant to this agreement, the Company issued approximately 212,000 shares, and paid approximately $200,000, to the former holders of VideoFusion stock. These transactions resulted in additional compensation expense of approximately $3.0 million which was recorded in fiscal 1995.

NOTE TEN.  MERGER WITH SUPERMAC TECHNOLOGIES, INC.

     On August 31, 1994, Radius merged with SuperMac in exchange for 6,632,561 shares of Radius' common stock. SuperMac was a designer, manufacturer, and marketer of products that enhanced the power and graphics performance of personal computers. The Merger was accounted for as a pooling of interests, and, accordingly, the Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to include the results of SuperMac for all periods presented.

     Separate results of operations for the periods prior to the Merger are as follows (in thousands):

                                                                    Merger-
                                                                    Related
                                              Radius    SuperMac    Expenses    Adjustment   Combined
                                              ------    --------    --------    ----------   --------
     Year ended September 30, 1994
         Net revenues                       $162,922    $164,978    $ (3,095)      $ -       $324,805
         Net loss                            (18,293)    (15,775)    (43,407)        -        (77,475)
     Year ended September 30, 1993
         (SuperMac as of December 1993)
         Net revenues                        134,872     202,501           -         -        337,373
         Net loss                            (17,415)     (2,724)          -         -        (20,139)

     The merger related expenses reflect the recording of the merger related restructuring and other charges.

     Prior to the Merger, SuperMac's fiscal year end was December 31. SuperMac's separate results for fiscal 1994 have been restated to conform with the twelve months ended September 30. The Consolidated Financial Statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. Therefore, the results for both the fiscal year ended September 30, 1994 and the results for the fiscal year ended 1993 include the results for SuperMac's three months ended December 31, 1993. Revenues, cost and expenses, and net loss of SuperMac for the three months ended December 31, 1993 were, $48.5 million, $64.7 million and $9.9 million, respectively.

     The Company incurred substantial costs in connection with the Merger and consolidation of operations. Included in the accompanying consolidated statement of operations for the year ended September 30, 1994 are merger related expenses totaling $43.4 million consisting primarily of charges for the discontinuance of duplicative product lines and related assets, elimination of duplicative facilities, property and equipment and other assets, and personnel severance costs as well as transaction fees and costs incident to the Merger. See Note 8 of Notes to the Consolidated Financial Statements.

NOTE ELEVEN.  SUBSEQUENT EVENTS

     PORTRAIT DISPLAY LABS

     On December 19, 1995, the Company signed a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. See
     Note 1 to the Consolidated Financial Statements.

     DISPLAY TECHNOLOGIES ELECTROHOME INC.

     On December 21, 1995, the Company signed a Business Purchase Agreement and an Asset Purchase and License Agreement with Display Technologies Electrohome Inc. ("DTE"). Pursuant to the agreements and subject to certain closing conditions, DTE will purchase Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius will cancel outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.

     COLOR SERVER GROUP

     On December 23, 1995, the Company signed a definitive agreement pursuant to which the Company will sell its Color Server business to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company will receive approximately $21.9 million in cash (subject to certain post-closing adjustments) and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the " Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The transaction is expected to close in January 1996. Under the Inventory and Working Capital Agreement, as recently amended, with IBM Credit Corp., the Company is required to pay all of the net proceeds of the Color Server business transaction to IBM Credit Corp. in order to reduce the Company's outstanding indebtedness under that agreement.

     IBM CREDIT CORP.

     On December 14, 1995, the Company and IBM Credit Corp. ("ICC") amended the Inventory and Working Capital Financing Agreement (the "ICC Agreement") entered into by the Company and ICC on February 17, 1995 and subsequently revised in September 1995 to fund the manufacturing of the Company's MacOS compatible systems products. See Note 2 to the Consolidated Financial Statements. Under the amendment, ICC waived the Company's failure to comply with all of its contractual obligations and financial covenants under the ICC Agreement. The ICC Amendment, among other things, also provides that until March 31, 1996 ICC will extend advances to the Company in an amount up to 90% of the Company's collections and fund the Company's payroll in the event that collections are insufficient to permit the advances needed for this purpose. Such advances and payroll funding, however, may be suspended by ICC (i) immediately following a default of the ICC Amendment, and (ii) following thirty (30) days notice in the event of any default of the ICC Agreement. The ICC Amendment also requires the Company to pay all of the net proceeds of the Color Server Group transaction to ICC to reduce the Company's outstanding indebtedness under the ICC Agreement.

     1995 STOCK OPTION PLAN

     On December 20, 1995, the Company's Board of Directors adopted the 1995 Stock Option Plan to replace the 1986 Stock Option Plan that expires in 1996, and reserved 850,000 shares (plus all unissued and unexercised shares available under the existing 1986 Stock Option Plan) for issuance thereunder. The 1995 Stock Option Plan is subject to shareholder approval. See Note 4 to the Consolidated Financial Statements.

SCHEDULE II --- VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)

                                            Balance at   Charged to   Charged                    Balance
                                            beginning    costs and    to other                   at end of
         Description                        of period    expenses     accounts   Deductions(1)   period
         -----------                        ---------    --------     --------   -------------   ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Year ended September 30, 1993 (2)      $1,825        $1,272         $0           $975        $2,122

     Year ended September 30, 1994          $2,018 (2)    $1,283         $0           $753        $2,548

     Year ended September 30, 1995          $2,548        $6,837         $0           $883        $8,502

- ------------------------

(1)     Uncollectable accounts written off.

(2) The Consolidated Financial Statements for fiscal 1993 have not been restated for the change in fiscal year. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

                                   RADIUS INC.
                           CONSOLIDATED BALANCE SHEETS
                            (in thousands, unaudited)


                                                                      MARCH 30,
                                                                        1996
                                                                     -----------
                                                                     (unaudited)

ASSETS:
Current assets:
   Cash                                                               $   2,779
   Accounts receivable, net                                              24,471
   Inventories                                                           13,207
   Prepaid expenses and other current assets                              1,146
   Income tax receivable                                                    517
                                                                      ---------
         Total current assets                                            42,120
Property and equipment, net                                               2,104
Deposits and other assets                                                   433
                                                                      ---------
                                                                      $  44,657
                                                                      =========
LIABILITIES AND SHAREHOLDERS' EQUITY (Net capital deficiency)
Current liabilities:
   Accounts payable                                                   $  41,430
   Accrued payroll and related expenses                                   4,267
   Accrued warranty costs                                                   332
   Other accrued liabilities                                              9,999
   Accrued income taxes                                                   1,844
   Accrued restructuring and other charges                               16,439
   Short-term borrowings                                                 21,380
   Obligations under capital leases - current portion                     1,431
                                                                      ---------
         Total current liabilities                                       97,122

Obligations under capital leases - noncurrent portion                       560

Shareholders' equity: (Net capital deficiency)

   Common stock                                                         117,128
   Common stock to be issued                                              8,695
   Accumulated deficit                                                 (178,857)
   Accumulated translation adjustment                                         9
                                                                      ---------
         Total shareholders' equity (Net capital deficiency)            (53,025)
                                                                      ---------
                                                                      $  44,657
                                                                      =========


                             See accompanying notes.

                                   RADIUS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data; unaudited)

                                              THREE MONTHS ENDED         SIX MONTHS ENDED
                                                   MARCH 30,                 MARCH 30,
                                            ----------------------    ----------------------
                                               1996         1995         1996         1995
                                               ----         ----         ----         ----

Net sales                                   $  30,575    $  84,447    $  63,227    $ 163,682
Cost of sales                                  25,098       62,913       53,705      119,671
                                            ---------    ---------    ---------    ---------
         Gross profit                           5,477       21,534        9,522       44,011
                                            ---------    ---------    ---------    ---------

Operating expenses:
   Research and development                     1,519        4,672        5,149        8,790
   Selling, general and administrative          6,951       14,401       16,912       30,283
                                            ---------    ---------    ---------    ---------
         Total operating expenses               8,470       19,073       22,061       39,073
                                            ---------    ---------    ---------    ---------

Income (loss) from operations                  (2,993)       2,461      (12,539)       4,938

Other income (expense), net                    17,161       (2,154)      17,115       (3,074)
Settlement of litigation                           --           --           --      (12,422)
                                            ---------    ---------    ---------    ---------
Income (loss) before income taxes              14,168          307        4,576      (10,558)

Provision  for income taxes                       249           31          440          187
                                            ---------    ---------    ---------    ---------

Net income (loss)                           $  13,919    $     276    $   4,136    $ (10,745)
                                            =========    =========    =========    =========

Income(loss) per share:

Net income (loss) per share                 $    0.77    $    0.02    $    0.23    $   (0.76)
                                            =========    =========    =========    =========


Common and common equivalent shares used       18,082       14,556       18,058       14,183
  in computing net income(loss) per share    ========    =========    ==========   ==========



                             See accompanying notes.

                                   RADIUS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                            (in thousands, unaudited)

                                                                 SIX MONTHS ENDED
                                                                     MARCH 30,
                                                               --------------------
                                                                 1996        1995
                                                               --------    --------
Cash flows from operating activities:
   Net income (loss)                                           $  4,136    $(10,745)
   Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization                                1,128       2,184
     Gain on the sale of the Color Hard Copy Group              (16,993)         --
     Common stock to be issued                                       --      12,022
     (Increase) decrease in assets:
       Accounts receivable                                       35,187     (25,825)
       Allowance for doubtful accounts                           (1,668)       (487)
       Inventories                                                1,084     (10,212)
       Prepaid expenses and other current assets                  1,190      (2,857)
       Income tax receivable                                          2       7,829
     Increase (decrease) in liabilities:
       Accounts payable                                         (28,137)     27,522
       Accrued payroll and related expenses                      (1,404)       (699)
       Accrued warranty costs                                    (2,728)        128
       Other accrued liabilities                                   (777)      3,524
       Accrued restructuring costs                                 (574)    (11,655)
       Accrued income taxes                                         179        (155)
                                                               --------    --------
         Net cash  used in  operating activities                 (9,375)     (9,426)

Cash flows from investing activities:
   Capital expenditures                                            (201)     (2,983)
   Deposits and other assets                                         84        (153)
   Net proceeds from the sale of the Color Hard Copy Group       16,438          --
                                                               --------    --------
         Net cash provided by (used in) investing activities     16,321      (3,136)

Cash flows from financing activities:
   Principal payments of short-term borrowings, net              (8,109)        388
   Principal payments of long-term debt and capital leases         (834)       (896)
   Issuance of common stock                                          16       1,446
                                                               --------    --------
         Net cash provided by (used in) financing activities     (8,927)        938
                                                               --------    --------
Net decrease in cash and cash equivalents                        (1,981)    (11,624)
Cash and cash equivalents, beginning of period                    4,760      15,997
                                                               --------    --------
Cash and cash equivalents, end of period                       $  2,779    $  4,373
                                                               ========    ========

Supplemental disclosure of cash flow information:
   Cash paid during the period for:
      Interest paid                                            $  1,084    $  1,082
                                                               ========    ========
      Income taxes paid                                        $    259    $      0
                                                               ========    ========

                             See accompanying notes.

                                   RADIUS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  BASIS OF PRESENTATION

The consolidated financial statements of Radius Inc. ("Radius") as of March 30, 1996 and for the three months ended March 30, 1996 and 1995 are unaudited. In the opinion of management, the consolidated financial statements reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial position and results of operations for the interim periods presented. These consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended September 30, 1995.

During the first quarter of its 1995 fiscal year, the Company changed its fiscal year end from the Sunday closest to September 30 to the Friday closest to September 30. During the second quarter of its 1995 fiscal year, the Company changed its fiscal year end to the Saturday closest to September 30 for operational efficiency purposes.

NOTE 2.  INVENTORIES

Inventories, stated at the lower of cost or market, consist of (in thousands):

                                              MARCH 30,         SEPTEMBER 30,
                                                1996                 1995
                                              --------          ------------
            Raw materials                     $  2,952           $   1,559
            Work in process                      3,608               2,258
            Finished goods                       6,647              11,254
                                              --------            --------
                                              $ 13,207            $ 15,071
                                              ========            ========

NOTE 3.  COMMITMENTS AND CONTINGENCIES

(a) In November 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products allegedly infringe. In January 1996, the Company completed its divestiture of the Color Server Group. The Company has certain indemnification obligations relating to this litigation. See Item 5 Other Information - Color Server Group Divestiture.

The Company has filed an answer denying all material allegations, and has filed amended counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part; the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, although the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company, the costs of defense -- regardless of the outcome -- may have a material adverse effect on the results of operations and financial position of the Company.

(b) The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

The Company was served with the Shapiro complaint on August 22, 1995, and was served with the Maizes complaint on January 5, 1996. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. An amended consolidated complaint was filed on March 26, 1996. Discovery proceedings are scheduled to begin. The Company believes it has meritorious defenses to the plaintiffs' claims and is defending them vigorously. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases may have a material adverse effect on the results of operations or financial position of the Company in the financial period in which they are resolved, in addition, whether or not the eventual outcome of these cases have a material adverse effect on the results of operations or financial position of the Company, the costs of defense -- regardless of the outcome -- may have a material adverse effect on the results of operations and financial position of the Company.

(c) On April 17, 1996, the Company was served with a complaint filed by Colorx Corporation ("Colorx"), in the Circuit Court of the State of Oregon, County of Multnomah, case no. 9604-02481, which alleges that the Company breached an alleged contract to sell its dye sublimation printer business to Colorx for $200,000, and seeks both specific performance of the alleged contract and alleged damages of $2.5 million. The lawsuit also alleges that an officer of the Company interfered with the alleged contract. The Company believes it has meritorious defenses to the plaintiff's claims and intends to defend them vigorously.

NOTE 4.  BUSINESS DIVESTITURES

COLOR SERVER GROUP DIVESTITURE

In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $17.2 million in cash and $4.7 million was placed in escrow for certain post-closing adjustments and to secure certain indemnification obligations, and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into approximately 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The Company has not converted any shares of this Series B Preferred Stock into Common Stock of the Parent. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The Company has certain indemnification obligations in connection with the patent lawsuit brought by Electronics for Imaging, Inc. See Item 1 "Legal Proceedings". The net proceeds of the Color Server Group transaction were paid to Silicon Valley Bank ("SVB"), in order to repay the Company's indebtedness to SVB, and to IBM Credit Corp. ("ICC"), in order to reduce the Company's outstanding indebtedness to ICC.

PORTRAIT DISPLAY LABS

In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock.

UMAX DATA SYSTEMS, INC.

In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief, and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of Common Stock. The Company has a right to receive royalties based on UCC's net revenues related to the MacOS compatible systems business.

                                   RADIUS INC.
                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                 AUGUST 27, 1996


      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS


The undersigned hereby appoints Charles W. Berger and Cherrie Fosco, or either of them, each with power of substitution, to represent the undersigned at the Special Meeting of Shareholders of Radius Inc. (the "Company") to be held at 215 Moffett Park Drive, Sunnyvale, California 94089 on August 27, 1996, at 11:00 a.m., P.D.T., and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:




                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

               --------------          ---------------
               ACCOUNT NUMBER             COMMON
- -----------------------------          -----------------------------------------







    AMENDMENT TO ARTICLES OF           FOR        AGAINST         ABSTAIN
    INCORPORATION TO INCREASE
    AUTHORIZED SHARES OF               / /          / /             / /
    COMMON STOCK

    The Board of Directors recommends a vote FOR the Proposal.

    THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    Dated:                                                                , 1996
          ----------------------------------------------------------------

    ----------------------------------------------------------------------------

    ----------------------------------------------------------------------------

    Signature(s)

    Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased shareholder should give their full title. Please date the proxy.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

PURSUANT TO ITEM 13 OF SCHEDULE 14A AND RULE 14A-6(B), THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 30, 1996, ITEM 2 OF WHICH IS INCORPORATED BY REFERENCE IN THE COMPANY'S PROXY STATEMENT AND WHICH REPORT IS BEING SENT TO SHAREHOLDERS, IS BEING FILED IN ELECTRONIC FORMAT CONCURRENTLY WITH THE PROXY STATEMENT.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

(MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED MARCH 30, 1996.

                                       OR

[ ]      TRANSITION REPORT PURSUANT TO SECTION 13(d) OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM         TO        .
                                                             -------    -------

                         COMMISSION FILE NUMBER: 0-18690

                                   RADIUS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                                            68-0101300
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                             215 MOFFETT PARK DRIVE
                               SUNNYVALE, CA 94089
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 (408) 541-6100
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

                              YES  X     NO
                                  ---       ---

THE NUMBER OF SHARES OUTSTANDING OF THE REGISTRANT'S COMMON STOCK ON MAY 13, 1996 WAS 18,240,789.

================================================================================

This report consists of 24 sequentially numbered pages. The exhibit index on this report is located on sequentially numbered page 22.

                                   RADIUS INC.

                                      INDEX

PART I.  FINANCIAL INFORMATION                                                                 PAGE
- ------------------------------                                                                 ----
Item 1.  Financial Statements

              Consolidated Balance Sheets at March 30, 1996 and September 30, 1995               3

              Consolidated Statements of Operations for the Three and Six Months Ended
              March 30, 1996 and 1995                                                            4

              Consolidated Statements of Cash Flows for the Six Months Ended
              March 30, 1996 and 1995                                                            5

              Notes to Consolidated Financial Statements                                         6

Item 2.  Management's Discussion and Analysis of Financial Condition and Results
              of Operations                                                                      8


PART II.  OTHER INFORMATION
- ---------------------------

Item 1.  Legal Proceedings                                                                      18

Item 5.  Other Information                                                                      19

Item 6.  Exhibits and Reports on Form 8-K                                                       20


SIGNATURES                                                                                      20
- ----------

                                   RADIUS INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                           MARCH 30,   SEPTEMBER 30,
                                                                             1996        1995 (1)
                                                                         -----------   -------------
                                                                         (unaudited)
ASSETS:
Current assets:
   Cash .............................................................     $   2,779      $   4,760
   Accounts receivable, net .........................................        24,471         61,644
   Inventories ......................................................        13,207         15,071
   Prepaid expenses and other current assets ........................         1,146          2,336
   Income tax receivable ............................................           517            519
                                                                          ---------      ---------
         Total current assets .......................................        42,120         84,330
Property and equipment, net .........................................         2,104          3,031
Deposits and other assets ...........................................           433            517
                                                                          ---------      ---------
                                                                          $  44,657      $  87,878
                                                                          =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY (Net capital deficiency)
Current liabilities:
   Accounts payable .................................................     $  41,430      $  73,098
   Accrued payroll and related expenses .............................         4,267          5,815
   Accrued warranty costs ...........................................           332          3,170
   Other accrued liabilities ........................................         9,999         11,920
   Accrued income taxes .............................................         1,844          1,665
   Accrued restructuring and other charges ..........................        16,439         17,013
   Short-term borrowings ............................................        21,380         29,489
   Obligations under capital leases - current portion ...............         1,431          1,494
                                                                          ---------      ---------
         Total current liabilities ..................................        97,122        143,664

Obligations under capital leases - noncurrent portion ...............           560          1,331

Shareholders' equity: (Net capital deficiency)
   Common stock .....................................................       117,128        113,791
   Common stock to be issued ........................................         8,695         12,022
   Accumulated deficit ..............................................      (178,857)      (182,993)
   Accumulated translation adjustment ...............................             9             63
                                                                          ---------      ---------
         Total shareholders' equity (Net capital deficiency) ........       (53,025)       (57,117)
                                                                          ---------      ---------
                                                                          $  44,657      $  87,878
                                                                          =========      =========

(1) The balance sheet at September 30, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                             See accompanying notes.

                                   RADIUS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data; unaudited)

                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                     MARCH 30,                   MARCH 30,
                                              ----------------------      -----------------------
                                                1996          1995          1996           1995
                                              --------      --------      --------      ---------
Net sales                                     $ 30,575      $ 84,447      $ 63,227      $ 163,682
Cost of sales                                   25,098        62,913        53,705        119,671
                                              --------      --------      --------      ---------
         Gross profit                            5,477        21,534         9,522         44,011
                                              --------      --------      --------      ---------
Operating expenses:
   Research and development                      1,519         4,672         5,149          8,790
   Selling, general and administrative           6,951        14,401        16,912         30,283
                                              --------      --------      --------      ---------
         Total operating expenses                8,470        19,073        22,061         39,073
                                              --------      --------      --------      ---------
Income (loss) from operations                   (2,993)        2,461       (12,539)         4,938

Other income (expense), net                     17,161        (2,154)       17,115         (3,074)
Settlement of litigation                          --            --            --          (12,422)
                                              --------      --------      --------      ---------
Income (loss) before income taxes               14,168           307         4,576        (10,558)

Provision  for income taxes                        249            31           440            187
                                              --------      --------      --------      ---------
Net income (loss)                             $ 13,919      $    276      $  4,136      $ (10,745)
                                              ========      ========      ========      =========
Income(loss) per share:

Net income (loss) per share                   $   0.77      $   0.02      $   0.23      $   (0.76)
                                              ========      ========      ========      =========
Common and common equivalent shares used        18,082        14,556        18,058         14,183
  in computing net income(loss) per share     ========      ========      ========      =========

                             See accompanying notes.

                                   RADIUS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                            (in thousands, unaudited)

                                                                    SIX MONTHS ENDED
                                                                        MARCH 30,
                                                                 ----------------------
                                                                   1996          1995
                                                                 --------      --------
Cash flows from operating activities:
   Net income (loss)                                             $  4,136      $(10,745)
   Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:

     Depreciation and amortization                                  1,128         2,184
     Gain on the sale of the Color Hard Copy Group                (16,993)         --
     Common stock to be issued                                       --          12,022
     (Increase) decrease in assets:
       Accounts receivable                                         35,187       (25,825)
       Allowance for doubtful accounts                             (1,668)         (487)
       Inventories                                                  1,084       (10,212)
       Prepaid expenses and other current assets                    1,190        (2,857)
       Income tax receivable                                            2         7,829
     Increase (decrease) in liabilities:
       Accounts payable                                           (28,137)       27,522
       Accrued payroll and related expenses                        (1,404)         (699)
       Accrued warranty costs                                      (2,728)          128
       Other accrued liabilities                                     (777)        3,524
       Accrued restructuring costs                                   (574)      (11,655)
       Accrued income taxes                                           179          (155)
                                                                 --------      --------
         Net cash  used in  operating activities                   (9,375)       (9,426)

Cash flows from investing activities:
   Capital expenditures                                              (201)       (2,983)
   Deposits and other assets                                           84          (153)
   Net proceeds from the sale of the Color Hard Copy Group         16,438          --
                                                                 --------      --------
         Net cash provided by (used in) investing activities       16,321        (3,136)
Cash flows from financing activities:
   Principal payments of short-term borrowings, net                (8,109)          388
   Principal payments of long-term debt and capital leases           (834)         (896)
   Issuance of common stock                                            16         1,446
                                                                 --------      --------
         Net cash provided by (used in) financing activities       (8,927)          938
                                                                 --------      --------
Net decrease in cash and cash equivalents                          (1,981)      (11,624)
Cash and cash equivalents, beginning of period                      4,760        15,997
                                                                 --------      --------
Cash and cash equivalents, end of period                         $  2,779      $  4,373
                                                                 ========      ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
      Interest paid                                              $  1,084      $  1,082
                                                                 ========      ========
      Income taxes paid                                          $    259      $      0
                                                                 ========      ========

                             See accompanying notes.

                                   RADIUS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

The consolidated financial statements of Radius Inc. ("Radius") as of March 30, 1996 and for the three months ended March 30, 1996 and 1995 are unaudited. In the opinion of management, the consolidated financial statements reflect all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial position and results of operations for the interim periods presented. These consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended September 30, 1995.

During the first quarter of its 1995 fiscal year, the Company changed its fiscal year end from the Sunday closest to September 30 to the Friday closest to September 30. During the second quarter of its 1995 fiscal year, the Company changed its fiscal year end to the Saturday closest to September 30 for operational efficiency purposes.

NOTE 2.  INVENTORIES

Inventories, stated at the lower of cost or market, consist of (in thousands):

                                       MARCH 30,  SEPTEMBER 30,
                                         1996         1995
                                       ---------  -------------
                    Raw materials       $ 2,952     $ 1,559
                    Work in process       3,608       2,258
                    Finished goods        6,647      11,254
                                        -------     -------
                                        $13,207     $15,071
                                        =======     =======

NOTE 3.  COMMITMENTS AND CONTINGENCIES

(a) In November 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products allegedly infringe. In January 1996, the Company completed its divestiture of the Color Server Group. The Company has certain indemnification obligations relating to this litigation. See Item 5 Other Information - Color Server Group Divestiture.

The Company has filed an answer denying all material allegations, and has filed amended counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part; the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, although the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company, the costs of defense -- regardless of the outcome -- may have a material adverse effect on the results of operations and financial position of the Company.

(b) The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

The Company was served with the Shapiro complaint on August 22, 1995, and was served with the Maizes complaint on January 5, 1996. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. An amended consolidated complaint was filed on March 26, 1996. Discovery proceedings are scheduled to begin. The Company believes it has meritorious defenses to the plaintiffs' claims and is defending them vigorously. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases may have a material adverse effect on the results of operations or financial position of the Company in the financial period in which they are resolved, in addition, whether or not the eventual outcome of these cases have a material adverse effect on the results of operations or financial position of the Company, the costs of defense -- regardless of the outcome -- may have a material adverse effect on the results of operations and financial position of the Company.

(c) On April 17, 1996, the Company was served with a complaint filed by Colorx Corporation ("Colorx"), in the Circuit Court of the State of Oregon, County of Multnomah, case no. 9604-02481, which alleges that the Company breached an alleged contract to sell its dye sublimation printer business to Colorx for $200,000, and seeks both specific performance of the alleged contract and alleged damages of $2.5 million. The lawsuit also alleges that an officer of the Company interfered with the alleged contract. The Company believes it has meritorious defenses to the plaintiff's claims and intends to defend them vigorously.

NOTE 4. BUSINESS DIVESTITURES

COLOR SERVER GROUP DIVESTITURE

In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $17.2 million in cash and $4.7 million was placed in escrow for certain post-closing adjustments and to secure certain indemnification obligations, and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into approximately 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The Company has certain indemnification obligations in connection with the patent lawsuit brought by Electronics for Imaging, Inc. See Item 1 "Legal Proceedings". The net proceeds of the Color Server Group transaction were paid to Silicon Valley Bank ("SVB"), in order to repay the Company's indebtedness to SVB, and to IBM Credit Corp. ("ICC"), in order to reduce the Company's outstanding indebtedness to ICC.

PORTRAIT DISPLAY LABS

In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock.

UMAX DATA SYSTEMS, INC.

In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief, and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of Common Stock. The Company has a right to receive royalties based on UCC's net revenues related to the MacOS compatible systems business.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the consolidated interim financial statements and the notes thereto in Part I, Item 1 of this Quarterly Report, with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended September 30, 1995, and with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995.

All assumptions, anticipations, and expectations contained herein are forward-looking statements that involve uncertainty and risk. Actual results could differ materially from those projected in such forward-looking statements. Each forward-looking statement should be read in conjunction with the entire consolidated interim financial statements and the notes thereto in Part I, Item 1 of this Quarterly Report, with the information contained in Item 2, including, but not limited to, Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Factors That May Affect Future Results, with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended September 30, 1995, including, but not limited to, Management's Discussion and Analysis of Financial Condition -- Certain Factors That May Affect the Company's Future Results of Operations, and Business Divestitures, and with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995, including, but not limited to, Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Factors That May Affect Future Results.

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated certain operational data as a percentage of net sales (may not add due to rounding).

                                           THREE MONTHS ENDED         SIX MONTHS ENDED
                                                MARCH 30,                 MARCH 30,

                                           1996         1995         1996         1995
                                          ------       ------       ------       ------
Net sales                                  100.0%       100.0%       100.0%       100.0%
Cost of sales                               82.1         74.5         84.9         73.1
                                          ------       ------       ------       ------
     Gross profit                           17.9         25.5         15.1         26.9
                                          ------       ------       ------       ------
Operating expenses:
  Research and development                   5.0          5.5          8.1          5.4
  Selling, general and administrative       22.7         17.1         26.7         18.5
                                          ------       ------       ------       ------
     Total operating expenses               27.7         22.6         34.9         23.9
                                          ------       ------       ------       ------
Income (loss) from operations               (9.8)         2.9        (19.8)         3.0
Other income(expense), net                  56.1         (2.6)        27.1         (1.9)
Settlement of litigation                    --           --           --           (7.6)
                                          ------       ------       ------       ------
Income (loss) before income taxes           46.3          0.4          7.2         (6.5)

Provision (benefit) for income taxes         0.8          0.0          0.7          0.1
                                          ------       ------       ------       ------
Net income (loss)                           45.5%         0.3%         6.5%        (6.6)%
                                          ======       ======       ======       ======

NET SALES

The Company's net sales decreased 63.8% to $30.6 million in the second quarter of fiscal 1996 from $84.4 million for the same quarter in fiscal 1995. This decline was primarily due to the Company's efforts to refocus its business which included exiting markets for high-volume low-margin displays, reduced sales of the Company's video and graphics products caused by Apple Computer's ("Apple") shift from Nubus to PCI Bus computers, and business divestitures. As a result of the sale by the Company of its Color Server Group (as described more fully in the Company's Annual Report on Form 10-K, Management's Discussion and Analysis of Financial Condition -- "Certain Factors That May Affect the Company's Future Results of Operations", and "Business Divestitures," and below in Item 5 "Other Information"), the Company recorded no revenue from sales of color server products in the second quarter of its fiscal year.

Net sales for the first half of fiscal 1996 decreased 61.4% to $63.2 million from $163.7 million in the same period in fiscal 1995. This decline was primarily due to the Company's efforts to refocus its business which included exiting markets for high-volume low-margin displays, reduced sales of the Company's video and graphics products caused by Apple's shift from Nubus to PCI Bus computers, and business divestitures.

One customer accounted for 29.8% and 34.4% of the Company's net sales for the three and six months ended March 30, 1996, respectively. For the corresponding periods of fiscal 1995, one customer accounted for 19.7% and 15.1% of the Company's net sales.

The Company's second quarter export sales increased to 53.1% from 36.5% of net sales in the same quarter of fiscal 1995 primarily due to sales decline in export sales being less than the sales decline in the North America sales region. Export sales were 58.4% of net sales for the six month period in fiscal 1996. The Company anticipates a decline in the percentage of net sales attributable to the Asia-Pacific sales region in connection with the appointment of a Japanese distributor. Export sales are subject to the normal risks associated with doing business in foreign countries such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, export controls and other government regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. The Company hedges substantially all of its trade receivables denominated in foreign currency through the use of foreign currency forward exchange contracts. Gains and losses associated with currency rate changes on forward contracts are recognized in the Company's consolidated statements of operations and were not material in the second quarter of fiscal 1996 or 1995.

GROSS PROFIT

The Company's gross profit margin was 17.9% and 15.1% for the three and six month periods ending March 30, 1996, as compared with 25.5% and 26.9% for the corresponding periods in fiscal 1995. The decline in gross margin was primarily due to pricing pressure and greater competition in PCI Bus products than in Nubus products, and price declines on lower margin displays related to the Company's exit from that business.

The Company anticipates continued price reductions and margin pressure within its industry. The Company is responding to these trends by focusing on higher margin products, taking further steps to reduce product costs and controlling expenses. There can be no assurance that the Company's gross margins will recover or remain at current levels.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses decreased to $1.5 million or 5.0% of net sales in the second quarter of fiscal 1996 from $4.7 million or 5.5% of net sales in the same quarter of fiscal 1995. Research and development expenses decreased from $8.8 million or 5.4% of net sales for the first six months of fiscal 1995 to $5.1 million or 8.1% of net sales for the corresponding period in fiscal 1996. The Company decreased its research and development expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. The increase in research and development expenses expressed as a percentage of net sales was primarily attributed to the decrease in net sales and the Company's refocusing on higher-end products, rather than high-volume lower-margin products.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses decreased to $7.0 million or 22.7% of net sales in the second quarter of fiscal 1996 from $14.4 million or 17.1% of net sales in the same quarter of fiscal 1995. Selling, general and administrative expenses decreased from $30.3 million or 18.5% of net sales for the first six months of fiscal 1995 to $16.9 million or 26.7% of net sales for the corresponding period in fiscal 1996. Expenses in the second quarter of fiscal 1995 included a reduction of approximately $2.1 million of merger-related restructuring reserves to reflect current requirements.

During the second quarter of fiscal 1996, the building in which the Company leases its headquarters was sold. In connection with the sale, the Company terminated its existing lease and entered into a lease with the new owner of the building. The Company anticipates that the change of rental terms will help reduce the Company's occupancy costs and long-term lease obligations.

The Company decreased its selling, general and administrative expenses primarily by reducing expenses related to headcount resulting from the Company's efforts to refocus its business and business divestitures. The increase in selling, general and administrative expenses expressed as a percentage of net sales was primarily attributed to the decrease in net sales and the Company's refocusing on higher-end products, rather than high-volume lower-margin products.

RESTRUCTURING, MERGER AND OTHER CHARGES

During fiscal 1994 and 1995, two restructuring and other charges were recorded.

RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES

In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of March 30, 1996 are as follows (in thousands):

                                                                                 Representing
                                                         -----------------------------------------------------
                                                                                             Cash Outlays
                                                                                        ----------------------
                                                                               Asset
                                                         Provision       Write-Downs    Completed       Future

Adjust inventory levels                                    $22,296          $ 19,200     $  3,096     $      -
Excess facilities                                            2,790               400        2,256          134
Revision of the operations business model                    9,061             7,078        1,268          715
Employee severance                                           6,311                 -        6,311            -
Merger related costs                                         2,949                 -        2,949            -
                                                           -------          --------     --------     --------
Total charges                                              $43,407           $26,678     $ 15,880     $    849

The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarters and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger transaction, such as legal, investment banking and accounting fees. The Company has spent $15.9 million of cash for restructuring through March 30, 1996. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES

In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to restructure its operations by refocusing its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, the charges included expenses related to the cancellation of open purchase orders, excess facilities and employee severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of March 30, 1996 are as follows (in thousands):

                                                                               Representing
                                                         -----------------------------------------------------
                                                                                             Cash Outlays
                                                                                             ------------
                                                                               Asset
                                                         Provision       Write-Downs    Completed       Future
Adjust inventory levels                                   $ 33,138         $  32,300      $   838     $    838
Excess facilities                                            2,004               404          500        1,100
Cancellation fees and asset write-offs                      19,061             5,196            -       13,865
Employee severance                                           3,662                 -        1,419        2,243
                                                          --------         ---------      -------     --------
Total charges                                             $ 57,865         $  37,900      $ 2,757     $ 17,208

The adjustment of inventory levels reflects the discontinuance of several product lines. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the restructuring. As of March 30, 1996, approximately 228 positions had been eliminated in connection with the restructuring. The Company had spent approximately $2.8 million of cash for this restructuring during the quarter ended March 30, 1996. As of March 30, 1996, the Company had cash of $2.8 million. See the Company's Annual Report on Form 10-K, and "Management's Business Recovery Plans" at Note 1 to the Consolidated Financial Statements contained therein. The Company expects to have substantially completed the restructuring by September 1996.

LITIGATION SETTLEMENT

In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and post judgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac Technology, Inc. ("SuperMac") and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and post judgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).

In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, the Company's insurance carrier paid $3.7 million in cash and the Company is to issue a total of 128,695 shares of its Common Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and is to issue into a class action settlement fund a total of 707,609 shares of its Common Stock. The number of shares to be issued by the Company will increase by up to 100,000 if the price of the Company's Common Stock is below $12 per share during the 60-day period following the initial issuance of shares. In connection with these settlements, the financial statements for the first quarter of fiscal 1995 included a charge to other income of $12.4 million, reflecting settlement costs not covered by insurance as well as related legal fees, resulting in a reduction in net income from $1.4 million to a net loss of $11.0 million or $0.78 per share for the quarter.

The settlements will result in dilution to existing shareholders of the Company ranging from 4.8% to 5.4% depending on the number of shares of Radius Common Stock issued. The Company had 17,401,611 common shares outstanding as of March 30, 1996. As of March 30, 1996, the Company had issued 259,130 shares of its Common Stock due to the settlements. The Company anticipates that the remainder will be issued prior to June 30, 1996. See Note 3 of Notes to Consolidated Financial Statements contained herein.

PROVISION FOR INCOME TAXES

The Company recorded a tax provision of $249,000 for the second quarter of fiscal 1996 as compared to a provision for taxes for the second quarter of fiscal 1995 of $31,000. The tax provision is primarily comprised of foreign taxes.

FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

FINANCIAL CONDITION

The Company's cash decreased approximately $4.2 million in the second quarter of fiscal 1996 to $2.8 million at March 30, 1996 as compared to the ending balance at December 31, 1995 of $7.0 million. This decrease was primarily due to principal payments of the Company's short-term borrowings and payments of other current obligations. Approximately $0.4 million of the $2.8 million of cash and cash equivalents available at March 30, 1996 was restricted under various letters of credit.

At March 30, 1996, the Company's principal source of liquidity included approximately $30.0 million in inventory and working capital financing (which was temporarily augmented by an additional $20.0 million provided to finance the manufacturing of the Company's MacOS compatible computers) under an agreement with IBM Credit Corporation (the "ICC Agreement"), all of which was fully utilized. In December 1995, IBM Credit Corp. and the Company executed an amendment to the ICC Agreement (the "ICC Amendment") which expired March 31, 1996. The ICC Amendment, among other things, also provides that IBM Credit Corp. will extend advances to the Company in an amount up to 90% of the Company's collections and fund the Company's payroll in the event that collections are insufficient to permit the advances needed for this purpose. Such advances and payroll funding, however, may be suspended by IBM Credit Corp. (i) immediately following a default of the ICC Amendment, and (ii) following thirty days notice in the event of any default of the underlying ICC Agreement. At March 30, 1996, approximately $20.4 million was outstanding to IBM Credit Corp. During the second quarter of fiscal 1996, ICC notified the Company that it was not in compliance with all its contractual obligations under its agreement with ICC. As of March 30, 1996, the Company was not in compliance with all its contractual obligations, including financial covenants, under the ICC Amendment.

Additionally, the Company's Japanese subsidiary has a revolving line of credit with a bank in Japan under which $1.0 million has been utilized as of March 30, 1996. The Company anticipates that the outstanding balance will be paid in full during the third quarter of fiscal 1996.

The Company's limited cash resources have restricted the Company's ability to purchase inventory, which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The Company also is delinquent in its accounts payable as payments to vendors are not being made in accordance with vendor terms. Several vendors have initiated legal action to collect allegedly delinquent accounts. Several vendors have threatened the Company with institution of insolvency and/or bankruptcy proceedings. In addition, as described above, the Company's largest creditor, ICC, has informed the Company that it is not in compliance with all its contractual obligations, including financial covenants, under its agreements with ICC which confers to ICC a security interest in most of the

Company's assets. An unsecured creditors' committee has been established in an effort to work toward resolving the capital deficiency and creditor litigation issues outside of formal insolvency or bankruptcy proceedings. There can be no assurance that bankruptcy proceedings can be avoided. The Company has proposed a plan under which creditors' claims will be exchanged for equity in the Company and/or in certain businesses or holdings of the Company. There can be no assurance that the creditors will approve this plan. The Company has filed with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement to seek shareholder approval, if necessary, the issuance of convertible preferred stock of the Company in satisfaction of these claims. The terms of this convertible preferred stock will be determined by negotiations with the Company's creditors. The Company anticipates that the shares of this convertible preferred stock will be convertible into an excess of 50% of the currently outstanding shares of the Company's Common Stock. Accordingly, the Company's current shareholders will experience significant dilution depending upon the number of shares of Common Stock into which these yet to be determined shares of convertible preferred stock are convertible.

The Company has incurred and expects to continue to incur significant legal expense in responding to creditor demands, litigation, and the workout process. There can be no assurance that the Company will be able to reach accommodation with all of its creditors outside of bankruptcy, or that the terms of any accommodation reached will not dilute shareholder value or adversely affect the Company's results of operations. In the event that no accommodation is reached with its creditors or in the event that not all of the Company's creditors agree to such an accommodation, there can be no assurance that the Company will not be placed into an involuntary bankruptcy by its creditors, or that, if bankruptcy proceedings are initiated, they will not result in the liquidation of the Company or will not otherwise materially and adversely affect the Company's result of operations, Even if an accommodation with the Company's creditors can be reached and the Company is unable to obtain or generate additional funds, it still may not be able to repay its other obligations. Accordingly, the Company may have to reorganize or liquidate under Chapter 11 or Chapter 7 of the United States Bankruptcy Code.

The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to operational profitability, or generate additional cash from other sources. There can be no assurance that the Company will be able to do so.

Absent reaching an agreement with most of its creditors including ICC, the Company will require additional funding to repay its accounts payable and other indebtedness, in addition to funding its operating and product development activities. While the Company is investigating possible financing alternatives, there can be no assurance that additional financing will be available or, if available, that the terms of such financing will not adversely affect the Company's results of operations or result in substantial shareholder dilution.

FACTORS THAT MAY AFFECT FUTURE RESULTS

A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, the following:

NET CAPITAL DEFICIENCY; CREDITOR DEMANDS AND LITIGATION

As of March 30, 1996, the Company had total assets of approximately $44.7 million and total current liabilities of approximately $97.1 million. The Company is delinquent in its accounts payable as payments to certain vendors are not being made in accordance with vendor terms. In addition to the matters discussed in Part II below under "Item 1. Legal Proceedings," several vendors have initiated legal action to collect allegedly delinquent accounts. Several vendors have threatened the Company with initiation of insolvency or bankruptcy proceedings. In addition, as described above, the Company's largest secured creditor, ICC, has informed the Company that it is not in compliance with all of its contractual obligations, including financial covenants, under its agreements with ICC. In connection with the ICC Amendment, the Company granted to ICC a security interest in substantially all of its assets.

The Company has established an unsecured creditors' committee in an effort to work toward resolving the capital deficiency and creditor litigation issues outside of formal insolvency or bankruptcy proceedings. The Company has proposed a plan under which creditors' claims will be exchanged for equity in the Company and/or in certain businesses or holdings of the Company. The Company has filed with the SEC a preliminary proxy statement to seek shareholder approval, if necessary, the issuance of convertible preferred stock of the Company in satisfaction of these claims. The terms of this convertible preferred stock will be determined by negotiations with the Company's creditors. The Company anticipates that the shares of this convertible preferred stock will be convertible into an excess of 50% of the currently outstanding shares of the Company's Common Stock. Accordingly, the Company's current shareholders will experience significant dilution depending upon the number of shares of Common Stock into which these yet to be determined shares of convertible preferred stock are convertible.

The Company has incurred and expects to continue to incur significant legal expense in responding to creditor demands, litigation, and the workout process. There can be no assurance that the Company will be able to reach accommodation with all of its creditors outside of bankruptcy, or that the terms of any accommodation reached will not dilute shareholder value or adversely affect the Company's results of operations. In the event that no accommodation is reached with its creditors or in the event that not all of the Company's creditors agree to such an accommodation, there can be no assurance that the Company will not be placed into an involuntary bankruptcy by its creditors, or that, if bankruptcy proceedings are initiated, they will not result in the liquidation of the Company or will not otherwise materially and adversely affect the Company's results of operations. Even if an accommodation with the Company's creditors can be reached and if the Company is unable to obtain or generate additional funds, it still may not be able to repay its other obligations. Accordingly, the Company may have to reorganize or liquidate under Chapter 11 or Chapter 7 of the United States Bankruptcy Code.

Absent reaching an agreement with most of its creditors including ICC, the Company will require additional funding to repay its accounts payable and other indebtedness, in addition to funding its operating and product development activities. While the company is investigating possible financing alternatives, there can be no assurance that additional financing will be available or, if available, that the terms of such financing will not adversely affect the Company's results of operations or result in substantial shareholder dilution.

CONTINUING OPERATING LOSSES

The Company experienced net operating losses in the fiscal quarters ended March 30, 1996 and December 30, 1995, and in each of the fiscal years ended September 30, 1993, 1994 and 1995. The Company's ability to continue operations will depend, initially, upon the Company's success in negotiating accommodations with substantially all of its creditors and the Company's ability to repay creditors with whom accommodations cannot be reached (assuming such remaining creditors have not instituted bankruptcy or other insolvency proceedings against the Company). In the future, if the Company is able to continue its operations, the Company's ability to achieve and sustain profitable operations will depend upon a number of other factors, including the Company's ability to control costs; to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the continual commercial acceptance of Apple computers and the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. For these and other reasons, there can be no assurance that the Company will be able to achieve profitability in the near term, if at all.

FLUCTUATIONS IN OPERATING RESULTS

The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Recently, shortages of available cash have delayed the Company's receipt of products from suppliers and increased shipping and other costs. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated uncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results.

DEPENDENCE ON AND COMPETITION WITH APPLE

Historically, substantially all of the Company's products have been designed for and sold to users of Apple personal computers, and it is expected that sales of products for such computers will continue to represent substantially all of the sales of the Company for the foreseeable future. The Company's operating results would be adversely affected if Apple should lose market share, if Macintosh sales were to decline or if other developments were to adversely affect Apple's business. Furthermore, any difficulty that may be experienced by Apple in the development, manufacturing, marketing or sale of its computers, or other disruptions to, or uncertainty in the market regarding, Apple's business, resulting from these or other factors could result in reduced demand for Apple computers, which in turn could materially and adversely affect sales of the Company's products. Recently, Apple has announced large losses, management changes, headcount reductions, and other significant events which has led or could lead to uncertainty in the market regarding Apple's business and products. In addition, news reports indicating that Apple may be or may have been the target of merger, acquisition, or takeover negotiations, have led or could lead to uncertainty in the market regarding Apple's business and products.

As software applications for the color publishing and multimedia markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, recently introduced versions of the Windows operating environment support high performance graphics and video applications similar to those offered on the Macintosh. There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.

A number of the Company's products compete with products marketed by Apple. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products. The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. For example, the Company believes that the on-board performance capabilities included in Macintosh Power PC products have reduced and continue to reduce overall sales for the Company's graphics cards. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete. However, in light of the Company's current financial condition there can be no assurance that the Company will continue to develop new products on a timely basis or that any such products will be successful. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.

New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. For example, the Company believes that Apple's transition during 1994 to Power PC products caused delays and uncertainties in the market place and had the effect of reducing demand for the Company's products. In addition, sales of the Company's products have been adversely affected by Apple's revamping of its entire product line from Nubus-based to PCI Bus-based computers. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products. In addition, it is possible that the introduction of new Apple products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.

COMPETITION

The markets for the Company's products are highly competitive, and the Company expects competition to intensify. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the amount of financial resources available to the Company, whether the Company can reach an accommodation with its creditors, success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would adversely affect the Company's results of operations.

DEPENDENCE ON SUPPLIERS

The Company outsources the manufacturing and assembly of its products to third party suppliers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single supplier. The failure of a supplier to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past, the Company has at times experienced substantial delays in its ability to fill customer orders for displays and other products, due to the inability of certain suppliers to meet their volume and schedule requirements and, more recently, due to the Company's shortages in available cash. Such shortages have caused some suppliers to put the Company on a cash or prepay basis and/or to require the Company provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company. In the past, the Company has been vulnerable to delays in shipments from suppliers because the Company has sought to manage its use of working capital by, among other things, limiting the backlog of inventory it purchases. More recently, this vulnerability has been exacerbated by the Company's shortages in cash reserves. Delays in shipments from suppliers can cause fluctuations in the Company's short term results and contribute to order cancellations. The Company currently has arranged payment terms for certain of its major suppliers such that certain of the Company's major customers pay these suppliers directly for products ordered and shipped.

The Company is also dependent on sole or limited source suppliers for certain key components used in its products, including certain digital to analog converters, digital video chips, and other products. Certain other semiconductor components and molded plastic parts are also purchased from sole or limited source suppliers. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. Although the Company expects that these suppliers will continue to meet its requirements for the components, there can be no assurance that they will do so. Certain suppliers, due to the Company's shortages in available cash, have put the Company on a cash or prepay basis and/or to require the Company provide security for their risk in procuring components or reserving manufacturing time, and there is a risk that suppliers will discontinue their relationship with the Company. The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers. Additional time may be needed to identify and qualify suppliers of the new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations. The Company's products also incorporate components, such as VRAMs, DRAMs and ASICs that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Since a substantial portion of the total material cost of the Company's products is represented by these components, significant fluctuations in their price and availability could affect its results of operations.

TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS

The personal computer industry in general, color publishing and video applications within the industry, are characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. Technological innovation is particularly important for the Company, since its business is based on its ability to provide functionality and features not included in Apple's products. As Apple introduces new products with increased functionality and features, the Company's business will be adversely affected unless it develops new products that provide advantages over Apple's latest offerings. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts.

The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to a significant increase in the purchase and use of video editing products. There is a risk that this evolution will not occur in the video editing industry as expected by the Company, or that it will occur at a slower pace than anticipated.

The introduction of new products is inherently subject to risks of delay. Should the Company fail to introduce new products on a timely basis, the operating results of the Company could be adversely affected. The introduction of new products and the phasing out of older products will require the Company to carefully manage its inventory to avoid inventory obsolescence and may require increases in inventory reserves. The long lead times -- as much as three to five months -- associated with the procurement of certain components (principally displays and ASICs) exposes the Company to greater risk in forecasting the demand for new products. There can be no assurance that the Company's forecasts regarding new product demand and its estimates of appropriate inventory levels will be accurate. Moreover, no assurance can be given that the Company will be able to cause all of its new products to be manufactured at acceptable manufacturing yields or that the Company will obtain market acceptance for these products.

DISTRIBUTION

The Company's primary means of distribution is through a limited number of third-party distributors and master resellers. As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that is ordered by these distributors and resellers. Such orders are in turn dependent upon the continued viability and financial condition of these distributors and resellers as well as on their ability to resell such products and maintain appropriate inventory levels. This risk may also affect the Company's supply of products under arrangements wherein certain of the Company's major suppliers rely on certain of the Company's major customers for payment. Due in part to the historical volatility of the personal computer industry, certain of the Company's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its reseller channels. If its resellers were to experience financial difficulties, the Company's results of operations could be adversely affected.

INTERNATIONAL SALES

During the second fiscal quarter, the Company's international sales were primarily made through distributors and the Company's subsidiary in Japan. Effective April 1, 1996, the Company has appointed an exclusive distributor for Japan. The Company expects that international sales will represent a significant portion of its net sales and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. In addition, demand for the Company's products in Japan could be affected by the transition of its Japanese sales and marketing efforts from Radius' subsidiary to a distributor. Additionally, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business and operating results could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees. The Company has recently made a number of management changes, including the departure of its Chief Financial Officer and three other Vice Presidents, and has had substantial layoffs and other employee departures. As the Company's financial difficulties continue, it may become increasingly difficult for it to hire new employees and retain key management and current employees. Moreover, the terms of any arrangement with creditors may require changes in Board composition or management. The Company does not carry any key person life insurance with respect to any of its personnel.

DEPENDENCE ON PROPRIETARY RIGHTS

The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms.

VOLATILITY OF STOCK PRICE; DILUTION

The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general and of Apple Computer in particular, and changes in the Company's results of operations and financial condition. Stock markets, and stocks of technology companies in particular, have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future. Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations.

The Company's Common Stock is listed on the NASDAQ national market pursuant to an agreement containing certain financial requirements with which the Company is currently not in compliance. NASDAQ has granted the Company a limited conditional waiver with respect to these requirements which will expire on June 30, 1996 at which time the Company must be in compliance with all of the requirements for listing on the NASDAQ national market. There is no assurance that the Company will fulfill the conditions in the times prescribed by NASDAQ, or that NASDAQ will deem that the Company has not fulfilled such conditions.

In its attempt to restructure its debt, the Company has proposed exchanging equity in the Company in full or partial satisfaction of creditor claims. Although the Company has no agreements or understandings with respect to the issuance of additional equity securities to creditors, the issuance of any additional equity in the Company could exert downward pressure or otherwise affect the volatility of the price of the Company's Common Stock.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

(a) In November 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI. Although the complaint does not specify which of the Company's products allegedly infringe the patent, subsequent pleading indicates that EFI alleges that the Company's Color Server products allegedly infringe. In January 1996, the Company completed its divestiture of the Color Server Group. The Company has certain indemnification obligations relating to this litigation. See Item 5 Other Information - Color Server Group Divestiture.

The Company has filed an answer denying all material allegations, and has filed amended counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. EFI's motion to dismiss or sever the Company's amended counterclaims was granted in part; the ruling permitted the Company to file an amended counterclaim for antitrust violations. The Company has filed an amended antitrust claim. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, although the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company, the costs of defense -- regardless of the outcome -- may have a material adverse effect on the results of operations and financial position of the Company.

(b) The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

The Company was served with the Shapiro complaint on August 22, 1995, and was served with the Maizes complaint on January 5, 1996. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. An amended consolidated complaint was filed on March 26, 1996. Discovery proceedings are scheduled to begin. The Company believes it has meritorious defenses to the plaintiffs' claims and is defending them vigorously. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases may have a material adverse effect on the results of operations or financial position of the Company in the financial period in which they are resolved, in addition, whether or not the eventual outcome of these cases have a material adverse effect on the results of operations or financial position of the Company, the costs of defense -- regardless of the outcome -- may have a material adverse effect on the results of operations and financial position of the Company.

(c) On April 17, 1996, the Company was served was a lawsuit filed by Colorx Corporation ("Colorx"), Circuit Court of the State of Oregon, County of Multnomah, case no. 9604-02481, which alleges that the Company breached an alleged contract to sell its dye sublimation printer business to Colorx for $200,000, and seeks both specific performance of the alleged contract and alleged damages of $2.5 million. The lawsuit also alleges that an officer of the Company interfered with the alleged contract. The Company believes it has meritorious defenses to the plaintiff's claims and intends to defend them vigorously.

(d) The Company is involved in a number of other judicial and administrative proceedings incidental to its business, including litigation initiated by alleged trade creditors. The Company intends to defend such lawsuits vigorously and although adverse decisions (or settlements) may occur in one or more of such cases, the final resolution of these lawsuits, individually or in the aggregate, is not expected to have a material adverse effect on the financial position of the Company. However, depending on the amount and timing of an unfavorable resolution of these lawsuits, it is possible that the Company's future results of operations or cash flows could be materially adversely affected in a particular period. In addition, the costs of defense -- regardless of the outcome -- may have a material adverse effect on the results of operations and financial position of the Company.

ITEM 5. OTHER INFORMATION

COLOR SERVER GROUP DIVESTITURE

In January 1996, the Company completed the sale of its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company received approximately $17.2 million in cash and approximately $4.7 million was placed in escrow for certain post-closing adjustments and to secure certain indemnification obligations, and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the "Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into approximately 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The Company has certain indemnification obligations in connection with the patent lawsuit brought by Electronics for Imaging, Inc. See Item 1 "Legal Proceedings". The net proceeds of the Color Server Group transaction were paid to Silicon Valley Bank ("SVB"), in order to repay the Company's indebtedness to SVB, and to IBM Credit Corp. ("ICC"), in order to reduce the Company's outstanding indebtedness to ICC.

PORTRAIT DISPLAY LABS

In January 1996, the Company entered into a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock.

UMAX DATA SYSTEMS, INC.

In February 1996, the Company sold its MacOS compatible systems business to UMAX Computer Corporation ("UCC"), a company formed by UMAX Data Systems, Inc. ("UMAX"). The Company received approximately $2.3 million in cash and debt relief, and 1,492,500 shares of UCC's Common Stock, representing approximately 19.9% of UCC's then outstanding shares of Common Stock. The Company has a right to receive royalties based on UCC's net revenues related to the MacOS compatible systems business.

Dennis J. Dunnigan, the Company's Chief Financial Officer, and three other Vice-Presidents resigned during the quarter ended March 30, 1996.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits

See attached exhibit index.

(b)  Reports on Form 8-K

No report on Form 8-K was filed during the three months ended March 30, 1996.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  May 13, 1996           RADIUS INC.



                           By: /s/ Charles W. Berger
                               -------------------------------------------------
                               Charles W. Berger
                               Chairman, President, Chief Executive Officer, and Acting Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit                                                          Sequentially
Number Title              Numbered Page
- ------------              -------------
   11.01        Computation of per share earnings                     22

PURSUANT TO ITEM 13 OF SCHEDULE 14A AND RULE 14A-6(6), THE AMENDMENT TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995, ITEM 7 OF WHICH IS INCORPORATED BY REFERENCE IN THE COMPANY'S PROXY STATEMENT AND WHICH AMENDMENT IS BEING SENT TO SHAREHOLDERS, IS BEING FILED IN ELECTRONIC FORMAT CONCURRENTLY WITH THE PROXY STATEMENT.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K/A

              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995     COMMISSION FILE NUMBER 0-18690

                                  RADIUS INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA                                      68-0101300
(STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                             215 MOFFETT PARK DRIVE
                               SUNNYVALE, CA 94089
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES,
                               INCLUDING ZIP CODE)

                                 (408) 541-6100
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

    SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: COMMON STOCK

INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES X NO

INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF THE REGISTRANTS KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. (X)

                                                                   AS OF DECEMBER 15, 1995
AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY
NON-AFFILIATES OF THE REGISTRANT BASED ON THE CLOSING
BID PRICE OF SUCH STOCK:                                                       $43,739,556

NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:                                   17,401,094

                       DOCUMENTS INCORPORATED BY REFERENCE

PORTIONS OF REGISTRANT'S DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 21, 1996 ARE INCORPORATED BY REFERENCE INTO
PART III (ITEMS 10, 11, 12, AND 13) HEREOF.

                                   RADIUS INC.
                         1995 ANNUAL REPORT ON FORM 10-K

                                TABLE OF CONTENTS

PART II                                                                                          Page
ITEM 7.    Management's Discussion and Analysis of Financial
             Condition and Results of Operations ..............................................  3


PART IV

ITEM 14.   Exhibits, Financial Statements, Financial Statement
             Schedule, and Reports on Form 8-K ................................................ 15


SIGNATURES..................................................................................... 20

         The undersigned Registrant hereby amends the following items, exhibits and other portions of its Annual Report on Form 10-K for the period ended September 30, 1995, as set forth in the pages attached hereto.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This item contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors described below and elsewhere in this Annual Report.

RESULTS OF OPERATIONS--ANNUAL PERIODS

The following table sets forth for the years indicated certain operational data as a percentage of net sales (may not add due to rounding).

                                                                     YEAR ENDED SEPTEMBER 30
                                                          --------------------------------------------
                                                            1995            1994 (1)          1993 (1)
                                                            ----            --------          --------
         Net sales                                          100.0%             100.0%           100.0%
         Cost of sales                                       98.3               85.3             75.4
                                                             ----               ----             ----
           Gross profit                                       1.7               14.7             24.6
         Operating expenses:
              Research and development                        6.3               10.5              9.9
              Selling, general, and administrative           29.2               29.2             24.9
                                                             ----               ----             ----
                  Total operating expenses                   35.5               39.6             34.9
         Loss from operations                               (33.8)             (24.9)           (10.3)
         Interest expense, net                               (2.0)              (0.4)               -
         Litigation settlement                               (4.0)                 -
                                                            -----             ------             -----

         Loss before income taxes                           (39.8)             (25.3)           (10.2)
         Provision (benefit) for income taxes                 2.9               (1.4)            (4.1)
                                                            -----              -----            -----
         Loss before cumulative effect of
              a change in accounting principle              (42.8)             (23.9)            (6.1)
         Cumulative effect of change in method of
              accounting for income taxes                       -                  -              0.2
                                                            -----              -----             -----
         Net loss                                           (42.8)%            (23.9)%           (6.0)%
                                                           ======             ======             =====

(1) These periods have been restated to reflect the Merger of Radius and SuperMac which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. The operating results for both the twelve months ended September 30, 1994 and September 30, 1993 include the restructuring and other charges of $16.6 million recorded by SuperMac in December 1993.

FISCAL 1995 COMPARED TO FISCAL 1994

Net Sales. The Company's net sales decreased 5.1% to $308.1 million in fiscal 1995 from $324.8 million in fiscal 1994. Fiscal 1995 net sales were reduced by approximately $11.4 million due to reserves taken by the Company in anticipation of future price reductions on a number its graphics cards, MacOS compatible systems and other products that are designed for Apple's NuBus-based computers which have been largely replaced by Apple's recently introduced PCI Bus-based computers.

During the fiscal year, net sales of graphics cards declined substantially due primarily to reduced demand resulting from Apple's incorporation of built-in graphics capabilities in its PowerPC based Macintosh systems. Net sales from displays, accelerator cards and printers also declined during the fiscal year. These declines were largely offset by sales of MacOS compatible systems which were first introduced in the 1995 fiscal year and by a substantial increase in net sales from the Company's color server products.

While net sales from the Company's digital video products increased slightly during the fiscal year, the Company anticipates lower revenue from this product line until the introduction of new products now under development.

The Company anticipates significantly lower overall net sales in fiscal 1996 as a result of the Company's decision to focus its efforts on providing solutions for high end digital video and graphics customers, discontinue selling mass market displays and other low value added products, and divest of certain businesses such as color servers and MacOS compatible systems. Net sales attributable to the Company's Color Server Group and MacOS compatible systems were approximately $29.3 million and $21.8 million, respectively, for fiscal 1995. Had the net sales of these businesses not been included in net sales for the 1995 fiscal year, the Company's net sales for such fiscal year would have been approximately $257 million.

On December 23, 1995, the Company entered into a definitive agreement to sell its color server business to Splash Technology, Inc., a company in which Radius will retain a 19.9% equity interest, for approximately $21.9 million. That sale is anticipated to be completed in January 1996. In addition the Company is now negotiating to sell its MacOS compatible systems business and does not anticipate significant net sales from this business during the 1996 fiscal year.

Export sales represented approximately 40.4%, 34.5%, and 32.0% of net sales for fiscal 1995, 1994 and 1993, respectively. See Note 7 of Notes to Consolidated Financial Statements. Export sales are subject to the normal risks associated with doing business in foreign countries such as currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection, export controls and other government regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States.

Gross Profit. The Company's gross profit margin including restructuring and other charges declined to 1.7% in fiscal 1995, compared to 14.7%, in fiscal 1994. The Company's gross profit margin excluding the restructuring and other charges declined to 16.9% in fiscal 1995, compared to 27.3% in fiscal 1994. Excluding restructuring and other charges, the Company's gross profit margin declined primarily due to lower sales of higher margin graphics cards, costs incurred to process higher than expected product returns resulting from the consolidation of the Radius and SuperMac product lines and slower than expected sell through of its Radius Telecast digital video product, significant price erosion on NuBus based MacOS compatible systems combined with high production costs for these systems, the sale of end of life products, and increased pricing pressures. The Company anticipates continued competitive pricing actions resulting in declining prices in its industry.

In addition, the Color Server Group and MacOS businesses had gross profit of approximately $9.8 million and ($19.2 million), respectively for fiscal 1995. Had these businesses not been included in the calculation of the Company's gross profit for 1995, gross profit for such fiscal year would have been approximately $14.6 million, with a gross profit margin of approximately 5.7%.

Research and Development Expenses. Research and development expenses decreased to $19.3 million (6.3% of net sales) in fiscal 1995 from $34.0 million (10.5% of net sales) in fiscal 1994. The Company's research and development expenses in fiscal 1994 included restructuring and other charges of $4.3 million. No restructuring and other charges were included in research and development expenses in fiscal 1995.

The decrease in research and development expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation, and facilities.

While there can be no assurance that the Company's product development efforts will result in commercially successful products, the Company believes that development of new products and enhancement of existing products are essential to its continued success, and management intends to continue to devote substantial resources to research and new product development.

Selling, General and Administrative Expenses. Selling, general and administrative expenses including restructuring and other charges decreased to $90.1 million (29.2% of net sales) in fiscal 1995 from $94.7 million (29.2% of net sales) in fiscal 1994. Selling, general and administrative expenses excluding restructuring and other charges decreased to $79.2 million (25.7% of net sales) in fiscal 1995 from $84.0 million (25.9% of net sales) in fiscal 1994.

The decrease in selling, general and administrative expenses during the fiscal year was primarily due to the reduction of expenses as a result of the Company's restructuring following the Merger. The merger-related restructuring resulted in reduced costs primarily related to headcount, depreciation and facilities.

Provision for Income Taxes. The Company's annual combined federal and state effective income tax rates were approximately (7.4%) (expense) in fiscal 1995 and 6% (benefit) in fiscal 1994. In fiscal 1995, the rate differs from the combined statutory rate in effect during the period primarily as a result of the impact of not benefiting the 1995 operating losses and the reversal of existing deferred tax assets. The fiscal 1994 rate differs from the combined statutory rate in effect during the period primarily as a result of non-deductible merger related costs, the one time write-off of purchased research and development which is not tax deductible and the impact of not benefiting a significant portion of the 1994 operating loss.

FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

Net Loss. As a result of the above factors, net loss increased to $131.7 million in fiscal 1995 from $77.5 million in fiscal 1994. The Color Server Group had net income of approximately $3.5 million for fiscal 1995. Had this business not been included in the calculation of the Company's net loss for fiscal 1995, the Company would have had a net loss of approximately $135.2 million for such fiscal year.

FISCAL 1994 COMPARED TO FISCAL 1993

Net Sales. The Company's net sales decreased 3.7% to $324.8 million in fiscal 1994 from $337.4 million in fiscal 1993. The Company believes that this decline in net sales was in part attributable to the customers postponing purchasing decisions during the fourth quarter while waiting to see which of the Company's product lines would be supported and which would be discontinued following the Merger. Sales were flat for the nine months ended June 30, 1994 prior to the Merger. Net sales of video products and displays increased but this increase was offset by pricing pressure on graphics cards. Demand was lower than anticipated for graphics cards due to the introduction of the Power Macintosh by Apple and the resulting customer uncertainty surrounding the need for graphics acceleration given the built-in video capabilities of this new product.

Gross Profit. The Company's gross profit margin including the restructuring and other charges declined to 14.7% in fiscal 1994, compared to 24.6%, in fiscal 1993. The Company's gross profit margin excluding the restructuring charges declined to 27.3% in fiscal 1994, compared to 31.8% in fiscal 1993. See Note 8 of Notes to Consolidated Financial Statements regarding the restructuring and other charges for SuperMac in December 1993 and Merger related restructuring and other charges in September 1994. Excluding the restructuring charges, the decline in gross margins was due to increased pricing pressures and a change in the product mix favoring lower margin displays over higher margin graphics accelerator cards.

Research and Development Expenses. Research and development expenses increased slightly to $34.0 million (10.5% of net sales) in fiscal 1994 from $33.5 million (9.9% of net sales) in fiscal 1993. The relatively flat absolute dollar expenditures in research and development activities were due to recording significant restructuring and other charges related to development project cancellations, equipment disposal, and severance in fiscal 1994 offset by the decrease in expenditures in fiscal 1994 as a result of the cancellation of Radius' efforts to develop a variety of technologies originally intended for a minicomputer-class server product. Additionally, the research and development expenses appeared flat due to the SuperMac 1993 restructuring of $2.0 million for development project cancellations included in both the fiscal 1993 and fiscal 1994 results of operations.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $94.7 million (29.2% of net sales) in fiscal 1994 from $84.1 million (24.9% of net sales) in fiscal 1993. The increase in absolute dollars was primarily due to increased personnel expense, market development expenses, restructuring and other charges in fiscal 1994 and the Company's investment in its information system. The 1993 restructuring and other charges included the elimination of excess facilities, capital equipment write-offs, severance payments and the termination of certain contractual agreements. Restructuring and other charges for fiscal 1994 included the elimination of duplicative facilities, property and equipment and other assets, severance payments, as well as transaction fees and costs incidental to the Merger.

Provision for Income Taxes. The Company's annual combined federal and state effective income tax rates were approximately 6% in fiscal 1994 and 40% in fiscal 1993 before the cumulative effect of the change in method of accounting for income taxes. The fiscal 1994 rate differs from the combined statutory rate in effect during the period primarily as a result of non-deductible merger related costs, the one time write-off of purchased research and development which is not tax deductible and the impact of not benefiting a significant portion of the 1994 operating loss. The 1993 rate differs from the combined statutory rate in effect during the period primarily as a result of the utilization of the research and development tax credit.

Net Loss. As a result of the above factors, net loss increased to $77.5 million in fiscal 1994 from $20.1 million in fiscal 1993.

RESTRUCTURING, MERGER AND OTHER CHARGES

During fiscal 1993, 1994 and 1995, four restructuring and other charges were recorded. Radius recorded a $15.5 million restructuring charge during the third quarter of fiscal 1993 in connection with the implementation of a program designed to reduce costs and improve operating efficiencies. SuperMac recorded a $16.6 million restructuring charge during December 1993 in connection with a program to realign its inventory and facility and personnel resources. Subsequently, the two companies merged and incurred a restructuring charge of $43.4 million. In September 1995, Radius recorded $57.9 million restructuring charge in connection with the Company's efforts to refocus and streamline its business. A discussion of each of these events follows.

RADIUS JUNE 1993 RESTRUCTURING AND OTHER CHARGES

In June 1993, Radius announced a restructuring program designed to reduce costs and improve operating efficiencies. The program included, among other things, the write-down of inventory following Radius' decision to phase out its older generation of products, lease termination expenses, capital equipment write-offs, severance payments, and costs associated with the discontinuation of Radius' minicomputer-class server product. The restructuring program costs of $15.5 million were recorded during the third quarter of fiscal 1993. These charges (in thousands) are included in: cost of sales ($10,993); research and development ($411); and selling, general and administrative expenses ($4,096). The Company completed this restructuring event by the end of calendar 1994. There were no material changes in the restructuring plan or in the estimates of the restructuring costs from the recognition of the charge in June 1993 with the completion of the restructuring program in December 1994.

SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES

In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The Company has $236,000 remaining in its restructuring reserve related to facility costs, the balance of which is expected to be eliminated in fiscal 1996. As noted in the Consolidated Financial Statements, the consolidated results for the Company in both the twelve months ended September 30, 1994 and the fiscal period ended 1993 include SuperMac's $16.6 million charge.

RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES

In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1995 are as follows (in thousands):

                                                                                       Representing
                                                                                                  Cash Outlays
                                                                               Asset
                                                         Provision       Write-Downs    Completed       Future
Adjust inventory levels                                    $22,296          $ 19,200     $  3,096     $      -
Excess facilities                                            2,790               400        2,236          154
Revision of the operations business model                    9,061             7,078        1,268          715
Employee severance                                           6,311                 -        6,311            -
Merger related costs                                         2,949                 -        2,949            -
                                                           -------          --------     --------     --------
Total charges                                              $43,407           $26,678     $15,860      $    869

The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarters and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger transaction, such as legal, investment banking and accounting fees. The Company has spent $15.9 million of cash for restructuring through September 30, 1995. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES

In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1995 are as follows (in thousands):

                                                                                       Representing
                                                                                                  Cash Outlays
                                                                               Asset
                                                         Provision       Write-Downs    Completed       Future
Adjust inventory levels                                   $ 33,138         $  32,300      $     -     $    838
Excess facilities                                            2,004               404            -        1,600
Cancellation fees and asset write-offs                      19,061             5,196            -       13,865
Employee severance                                           3,662                 -            -        3,662
                                                          --------         ---------      -------     --------
Total charges                                             $ 57,865         $  37,900      $     -     $ 19,965

The adjustment of inventory levels reflects the discontinuance of several product lines. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the revised business model. As of December 15, 1995, approximately 157 positions had been eliminated in connection with the new business model. The Company had not spent any cash for this restructuring as of September 30, 1995. As of September 30, 1995, the Company had cash and cash equivalents of $4.8 million. See "Management's Business Recovery Plans" at Note 1 due to the Consolidated Financial Statements. The Company expects to have substantially completed the restructuring by September 1996.

BUSINESS DIVESTITURES

COLOR SERVER GROUP

On December 23, 1995, the Company signed a definitive agreement pursuant to which the Company will sell its Color Server Group ("CSG") to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company will receive approximately $21.9 million in cash (subject to certain post-closing adjustments) and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the " Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The transaction is expected to close in January 1996. Under the Inventory and Working Capital Agreement, as recently amended, with IBM Credit Corp., the Company is required to pay all of the net proceeds of the Color Server Group transaction to IBM Credit Corp. in order to reduce the Company's outstanding indebtedness under that agreement.

PORTRAIT DISPLAY LABS

On December 19, 1995, the Company signed a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL also settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. See Note 1 to the Consolidated Financial Statements.

DISPLAY TECHNOLOGIES ELECTROHOME INC.

On December 21, 1995, the Company signed a Business Purchase Agreement and an Asset Purchase and License Agreement with Display Technologies Electrohome Inc. ("DTE"). Pursuant to the agreements and subject to certain closing conditions, DTE will purchase Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius will cancel outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.

RESULTS OF OPERATIONS--QUARTERLY PERIODS

The following table sets forth certain unaudited quarterly financial information for the Company's last eight fiscal quarters (in thousands, except per share data). The information includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation thereof. The operating results for any quarter are not necessarily indicative of results for any future period. The Company's fiscal year ends on the Sunday closest to September 30.

                                                  FISCAL 1995                        FISCAL 1994 (1)
                                    -------------------------------------- ---------------------------------------
                                     9/30/95   6/30/95   3/31/95   12/30/95  9/30/94   6/30/94   3/31/94  12/31/93
Net sales                            $57,126   $87,325   $84,447    79,235   $66,940  $ 86,673   $83,180  $88,013
Cost of sales                        118,055    65,211    62,913    56,758    86,682   _59,931_   57,279   73,057
                                     -------    ------    ------    ------    ------    ------    ------  -------
     Gross profit (loss)             (60,929)   22,114    21,534    22,477   (19,742)   26,742    25,901   14,956
                                     --------   ------    ------    ------    ------- --------   -------  -------
Operating expenses:
   Research and development            5,530     4,990     4,672     4,118    13,119     5,645     6,445    8,648
   Selling, general and
     administrative                   41,343    18,442    14,401    15,882  _ 35,190  _ 19,232   _19,003  _21,405
                                     -------    ------    ------    ------    ------    ------    ------   ------
     Total operating expenses         46,873    23,432    19,073    20,000    48,309   _24,877    25,448   30,053
                                      ------    ------    ------    ------    ------    ------    ------   ------
Income (loss) from operations       (107,802)   (1,318)    2,461     2,477   (68,051)    1,865       453  (15,097)
Interest (expense) income, net        (1,463)   (1,531)   (2,154)     (920)     (739)     (223)     (121)    (159)
Litigation settlement                      -         -         -   (12,422)        -         -         -        -
                                       -----     -----       ---   -------    ------    ------    ------  -------

Income (loss) before income taxes  (109,265)    (2,849)      307   (10,865)  (68,790)    1,642       332  (15,256)
Provision (benefit) for income
   taxes                              8,620        263        31       156       209      _580       688  _(6,077)
                                    -------      -----       ---    ------     -----     -----       ---    -----

Net income (loss)                 $(117,885)   $(3,112)    $ 276  $(11,021) $(68,999)   $1,062    $ (356) $(9,179)
                                   ========     ======     =====  ========= =========   ======    ======= ========

Net income (loss) per share       $   (6.92)   $ (0.21)    $0.02  $  (0.78) $  (4.99)   $ 0.08    $(0.03) $ (0.69)
                                   ========     ======     =====  ========= =========   ======    ======= ========
Common and common equivalent
   shares used in computing
   net income (loss) per share       17,039     14,791    14,556    14,215    13,828    14,042    13,496   13,370
                                   ========     ======     =====  ========= =========   ======    ======= ========

(1) These periods have been restated to reflect the Merger of Radius and SuperMac which has been accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. Therefore, results for the quarter ended September 30, 1993 shown above include a $16.6 million charge recorded by SuperMac in December 1993. Additionally, the results for the quarter ended December 31, 1993 reflect this same $16.6 million charge recorded by SuperMac in December 1993.

The Company's operating results are subject to quarterly fluctuations as a result of a number of factors, including: the sales rate and mix of Apple computers; the introduction of new products by Apple, the Company or its competitors; the timing of sales and marketing expenses by the Company; the timing of business cycles in the United States and worldwide; the availability and cost of key components; the Company's ability to develop innovative products; the Company's product and customer mix; and the level of competition.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash and cash equivalents decreased approximately $11.2 million during fiscal 1995 to approximately $4.8 million at September 30, 1995, as compared with the fiscal 1994 ending balance of cash and cash equivalents of $16.0 million. Approximately $1.6 million of the $4.8 million of cash and cash equivalents available at September 30, 1995 was restricted under various letters of credit. Capital expenditures were $1.9 million in fiscal 1995 and $3.5 million in fiscal 1994.

The decrease in the Company's cash and cash equivalents during fiscal 1995 was primarily attributable to expenditures made in connection with the development and introduction of the Company's MacOS compatible systems.

The Company completed a private placement during the third quarter of the 1995 fiscal year, the proceeds of which allowed the Company to build inventory of MacOS-compatible systems components and reduce other vendor payables. In the private placement, the Company sold 2,509,319 shares of its Common Stock resulting in net proceeds of approximately $21.4 million.

At September 30, 1995, the Company's principal sources of liquidity included approximately $30.0 million in inventory and working capital financing under an agreement with IBM Credit Corporation (the "ICC Agreement") together with an additional $20.0 million provided by IBM Credit Corp. under the ICC Agreement to finance the manufacturing of the Company's MacOS compatible products, all of which was fully utilized.

In addition, the Company has a $5.0 million credit arrangement with Silicon Valley Bank ("SVB") which was partially utilized as of that date. Additionally, the Company's Japanese subsidiary has a revolving line of credit with a bank in Japan under which $3.1 million has been utilized as of September 30, 1995.


As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under the ICC Agreement; however, IBM Credit Corp. has waived such defaults pursuant to an amendment to the ICC Agreement executed in December 1995 (the "ICC Amendment"). The ICC Amendment, among other things, also provides that until March 31, 1996 IBM Credit Corp. will extend advances to the Company in an amount up to 90% of the Company's collections and fund the Company's payroll in the event that collections are insufficient to permit the advances needed for this purpose. Such advances and payroll funding, however, may be suspended by IBM Credit Corp. (i) immediately following a default of the ICC Amendment, and (ii) following thirty
(30) days notice in the event of any default of the ICC Agreement.

As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under its credit arrangement with SVB. As of December 15, 1995 approximately $1,200,000 was outstanding under this credit arrangement, all of which the Company anticipates paying SVB during the first calendar quarter of 1996.

Recently, the Company's limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The Company also is delinquent in its accounts payables as payments to vendors are not being made in accordance with vendor terms. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources. There can be no assurance that the Company will be able to do so.

Additional funds will be needed to finance the Company's development plans and for other purposes, and the Company is now investigating possible financing opportunities. There can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

CERTAIN FACTORS THAT MAY AFFECT THE COMPANY'S FUTURE RESULTS OF OPERATIONS

A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, the following:

CONTINUING OPERATING LOSSES
The Company experienced net operating losses in the fiscal years ended September 30, 1993, 1994 and 1995. The Company's ability to achieve and sustain profitable operations will depend upon a number of factors, including the Company's ability to control costs; to develop innovative and cost-competitive new products and to bring those products to market in a timely manner; the rate and mix of Apple computers and related products sold; competitive factors such as new product introductions, product enhancements and aggressive marketing and pricing practices; general economic conditions; and other factors. The Company has faced and expects to continue to face increased competition in graphic cards as a result of Apple's transition of its product line to the PCI Bus. In addition, the Company anticipates significantly lower revenue and gross profit from its digital video products primarily due to lower than anticipated sell through rates for Radius Telecast. For these and other reasons, there can be no assurance that the Company will be able to achieve profitability in the near term.

FLUCTUATIONS IN OPERATING RESULTS The Company has experienced substantial fluctuations in operating results. The Company's customers generally order on an as-needed basis, and the Company has historically operated with relatively small backlogs. Quarterly sales and operating results depend heavily on the volume and timing of bookings received during the quarter, which are difficult to forecast. A substantial portion of the Company's revenues are derived from sales made late in each quarter, which increases the difficulty in forecasting sales accurately. Recently, shortages of available cash have delayed the Company's receipt of products from suppliers and increased shipping and other costs. The Company recognizes sales upon shipment of product, and allowances are recorded for estimated noncollectable amounts, returns, credits and similar costs, including product warranties and price protection. Due to the inherent uncertainty of such estimates, there can be no assurance that the Company's forecasts regarding bookings, collections, rates of return, credits and related matters will be accurate. A significant portion of the operating expenses of the Company are relatively fixed in nature, and planned expenditures are based primarily on sales forecasts which, as indicated above, are uncertain. Any inability on the part of the Company to adjust spending quickly enough to compensate for any failure to meet sales forecasts or to receive anticipated collections, or any unexpected increase in product returns or other costs, could also have an adverse impact on the Company's operating results.

DEPENDENCE ON AND COMPETITION WITH APPLE
Historically, substantially all of the Company's products have been designed for and sold to users of Apple personal computers, and it is expected that sales of products for such computers will continue to represent substantially all of the net sales of the Company for the foreseeable future. The Company's operating results would be adversely affected if Apple should lose market share, if Macintosh sales were to decline or if other developments were to adversely affect Apple's business. As software applications for the color publishing and multimedia markets become more available on platforms other than Macintosh, it is likely that these other platforms will continue to gain acceptance in these markets. For example, recently introduced versions of the Windows operating environment support high performance graphics and video applications similar to those offered on the Macintosh. There is a risk that this trend will reduce the support given to Macintosh products by third party developers and could substantially reduce demand for Macintosh products and peripherals over the long term.

A number of the Company's products compete with products marketed by Apple. As a competitor of the Company, Apple could in the future take steps to hinder the Company's development of compatible products and slow sales of the Company's products. The Company's business is based in part on supplying products that meet the needs of high-end customers that are not fully met by Apple's products. As Apple improves its products or bundles additional hardware or software into its computers, it reduces the market for Radius products that provide those capabilities. For example, the Company believes that the on-board performance capabilities included in Macintosh Power PC products have reduced and continue to reduce overall sales for the Company's graphics cards. In the past, the Company has developed new products as Apple's progress has rendered existing Company products obsolete, but there can be no assurance that the Company will continue to develop successful new products on a timely basis in the future. In order to develop products for the Macintosh on a timely basis, the Company depends upon access to advance information concerning new Macintosh products. A decision by Apple to cease sharing advance product information with the Company would adversely affect the Company's business.

New products anticipated from and introduced by Apple could cause customers to defer or alter buying decisions due to uncertainty in the marketplace, as well as presenting additional direct competition for the Company. For example, the Company believes that Apple's transition during 1994 to Power PC products caused delays and uncertainties in the market place and had the effect of reducing demand for the Company's products. In addition, sales of the Company's products have been adversely affected by Apple's revamping of its entire product line from NuBus-based to PCI Bus-based computers. In the past, transitions in Apple's products have been accompanied by shortages in those products and in key components for them, leading to a slowdown in sales of those products and in the development and sale by the Company of compatible products. In addition, it is possible that the introduction of new Apple products with improved performance capabilities may create uncertainties in the market concerning the need for the performance enhancements provided by the Company's products and could reduce demand for such products.

COMPETITION
The markets for the Company's products are highly competitive, and the Company expects competition to intensify. Many of the Company's current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company. The Company believes that its ability to compete will depend on a number of factors, including the success and timing of new product developments by the Company and its competitors, product performance, price and quality, breadth of distribution and customer support. There can be no assurance that the Company will be able to compete successfully with respect to these factors. In addition, the introduction of lower priced competitive products could result in price reductions that would adversely affect the Company's results of operations.

DEPENDENCE ON SUPPLIERS The Company outsources the manufacturing and assembly of its products to third party suppliers. Although the Company uses a number of manufacturer/assemblers, each of its products is manufactured and assembled by a single supplier. The failure of a supplier to ship the quantities of a product ordered by the Company could cause a material disruption in the Company's sales of that product. In the past, the Company has at times experienced substantial delays in its ability to fill customer orders for displays and other products, due to the inability of certain suppliers to meet their volume and schedule requirements and, recently, due to the Company's shortages in available cash. Due to recent shortages in cash resources and because the Company seeks to manage its use of working capital by, among other things, limiting the backlog of inventory it purchases, the Company is particularly vulnerable to delays in shipments from suppliers. Such delays can cause fluctuations in the Company's short term results and contribute to order cancellations.

The Company is also dependent on sole or limited source suppliers for certain key components used in its products, including certain digital to analog converters, digital video chips, and other products. Certain other semiconductor components and molded plastic parts are also purchased from sole or limited source suppliers. The Company purchases these sole or limited source components primarily pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with sole or limited source suppliers. The Company expects that these suppliers will continue to meet its requirements for the components, but there can be no assurance that they will do so. The introduction of new products presents additional difficulties in obtaining timely shipments from suppliers. Additional time may be needed to identify and qualify suppliers of the new products. Also, the Company has experienced delays in achieving volume production of new products due to the time required for suppliers to build their manufacturing capacity. An extended interruption in the supply of any of the components for the Company's products, regardless of the cause, could have an adverse impact on the Company's results of operations. The Company's products also incorporate components, such as VRAMs, DRAMs and ASICs that are available from multiple sources but have been subject to substantial fluctuations in availability and price. Since a substantial portion of the total material cost of the Company's products is represented by these components, significant fluctuations in their price and availability could affect its results of operations.

TECHNOLOGICAL CHANGE; CONTINUING NEED TO DEVELOP NEW PRODUCTS
The personal computer industry in general, and the color publishing and video applications within the industry, are characterized by rapidly changing technology, often resulting in short product life cycles and rapid price declines. The Company believes that its success will be highly dependent on its ability to develop innovative and cost-competitive new products and to bring them to the marketplace in a timely manner. Should the Company fail to introduce new products on a timely basis, the Company's operating results could be adversely affected. Technological innovation is particularly important for the Company, since its business is based on its ability to provide functionality and features not included in Apple's products. As Apple introduces new products with increased functionality and features, the Company's business will be adversely affected unless it develops new products that provide advantages over Apple's latest offerings. Continued reduction in the available cash resources of the Company could result in the interruption or cancellation of research and product development efforts.

The Company anticipates that the video editing industry will follow the pattern of the professional publishing industry in which desktop publishing products, including those produced by Radius, replaced more expensive, proprietary products, and the Company also anticipates that this evolution will lead to a significant increase in the purchase and use of video editing products. There is a risk that this evolution will not occur in the video editing industry as expected by the Company, or that it will occur at a slower pace than anticipated.

The introduction of new products is inherently subject to risks of delay. Should the Company fail to introduce new products on a timely basis, the operating results of the Company could be adversely affected. The introduction of new products and the phasing out of older products will require the Company to carefully manage its inventory to avoid inventory obsolescence and may require increases in inventory reserves. The long lead times -- as much as three to five months -- associated with the procurement of certain components (principally displays and ASICs) exposes the Company to greater risk in forecasting the demand for new products. There can be no assurance that the Company's forecasts regarding new product demand and its estimates of appropriate inventory levels will be accurate. Moreover, no assurance can be given that the Company will be able to cause all of its new products to be manufactured at acceptable manufacturing yields or that the Company will obtain market acceptance for these products.

DISTRIBUTION The Company's primary means of distribution is through a limited number of third-party distributors and master resellers. As a result, the Company's business and financial results are highly dependent on the amount of the Company's products that is ordered by these distributors and resellers. Such orders are in turn dependent upon the continued viability and financial condition of these distributors and resellers as well as on their ability to resell such products and maintain appropriate inventory levels. Due in part to the historical volatility of the personal computer industry, certain of the Company's resellers have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. The future growth and success of the Company will continue to depend in large part upon its reseller channels. If its resellers were to experience financial difficulties, the Company's results of operations could be adversely affected.

INTERNATIONAL SALES
The Company's international sales are primarily made through distributors and the Company's subsidiary in Japan. The Company expects that international sales will represent a significant portion of its net sales and that it will be subject to the normal risks of international sales such as currency fluctuations, longer payment cycles, export controls and other governmental regulations and, in some countries, a lesser degree of intellectual property protection as compared to that provided under the laws of the United States. In addition, fluctuations in exchange rates could affect demand for the Company's products. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business and operating results could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL
The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, product development and operational personnel and the Company's ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain qualified employees. The Company has recently made a number of management changes, including the appointment of a new Chief Financial Officer. If the Company continues to experience financial difficulties, it may become increasingly difficult for it to hire new employees and retain current employees. The Company does not carry any key person life insurance with respect to any of its personnel.

DEPENDENCE ON PROPRIETARY RIGHTS
The Company relies on a combination of patent, copyright, trademark and trade secret protection, nondisclosure agreements and licensing arrangements to establish and protect its proprietary rights. The Company has a number of patents and patent applications and intends to file additional patent applications as it considers appropriate. There can be no assurance that patents will issue from any of these pending applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. The Company has a number of trademarks and trademark applications. There can be no assurance that litigation with respect to trademarks will not result from the Company's use of registered or common law marks, or that, if litigation against the Company were successful, any resulting loss of the right to use a trademark would not reduce sales of the Company's products in addition to the possibility of a significant damages award. Although, the Company intends to defend its proprietary rights, policing unauthorized use of proprietary technology or products is difficult, and there can be no assurance that the Company's efforts will be successful. The laws of certain foreign countries may not protect the proprietary rights of the Company to the same extent as do the laws of the United States.

The Company has received, and may receive in the future, communications asserting that its products infringe the proprietary rights of third parties, and the Company is engaged and has been engaged in litigation alleging that the Company's products infringe others' patent rights. As a result of such claims or litigation, it may become necessary or desirable in the future for the Company to obtain licenses relating to one or more of its products or relating to current or future technologies, and there can be no assurance that it would be able to do so on commercially reasonable terms.

VOLATILITY OF STOCK PRICE; DILUTION The price of the Company's Common Stock has fluctuated widely in the past. Management believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors, including changes in conditions of the personal computer industry in general. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Due to the factors referred to herein, the dynamic nature of the Company's industry, general economic conditions and other factors, the Company's future operating results and stock prices may be subject to significant volatility in the future. In addition, any change in other operating results could have an immediate and significant effect on the prices of the Company's Common Stock. Such stock price volatility for the Common Stock has in the past provoked securities litigation, and future volatility could provoke litigation in the future that could divert substantial management resources and have an adverse effect on the Company's results of operations.

                                     PART IV

ITEM 14.      EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND
              REPORTS ON FORM 8-K

(a) (1) Financial Statements. The Company's financial statements filed herewith are as follows:

                                                                                                    Page
                                                                                                    ----
              Report of Ernst & Young LLP, Independent Auditors                                      F-1

              Consolidated Balance Sheets at September 30, 1995 and 1994                             F-2

              Consolidated Statements of Operations for the Years Ended September 30,
                 1995, 1994 and 1993                                                                 F-3

              Consolidated Statements of Shareholders' Equity for the Years Ended
                 September 30, 1995, 1994, and 1993                                                  F-4

              Consolidated Statements of Cash Flows for the Years Ended September 30,
                 1995, 1994, and 1993                                                                F-5

              Notes to Consolidated Financial Statements                                             F-6

(a) (2)       Financial Statement Schedules.  The Company's financial statement
              schedule filed herewith is as follows:                                                 Page
                                                                                                     ----

              Schedule II:  Valuation and Qualifying Accounts                                        F-22

              All other financial statement schedules are omitted because the information called for is not present in amounts sufficient to require submission of the schedules or because the information required is shown either in the financial statements or the notes thereto.

(a) (3)      Exhibits.

             Exhibit
             Number      Title
              2.01             Agreement and Plan of Reorganization dated May 20, 1994 between
                               Radius Inc. and SuperMac Technology, Inc. (9)

              2.02             Modification Agreement dated July 21, 1994 to Agreement and Plan of Reorganization between Radius Inc. and SuperMac Technology, Inc.  (9)

              2.03             Agreement of Merger dated August 31, 1994 between Radius
                               Acquisition Corp. and SuperMac Technology, Inc.

              2.04             Certificate of Ownership and Merger of SuperMac Technologies, Inc.
                               into Radius Inc. dated September 7, 1994 and Certificate of Ownership of
                               SuperMac Technologies, Inc. by Radius Inc. dated September 8, 1994

              2.05             Agreement and Plan of Reorganization dated July 19, 1994 between
                               Radius Inc. and VideoFusion, Inc.   (12)

              2.06             First Amendment to Agreement and Plan of Reorganization between Radius Inc.
                               and Video Fusion, Inc. dated August 25, 1994

              2.07             Second Amendment to Agreement and Plan of Reorganization between Radius Inc.
                               and VideoFusion, Inc. dated September 6, 1994.

              2.08             Third Amendment to Agreement and Plan of Reorganization between Radius Inc.
                               and VideoFusion, Inc. dated May 10, 1995

              3.01          A  Registrant's Sixth Amended and Restated Articles of Incorporation.  (2)

                            B  Certificate of Amendment of Registrant's Sixth Amended and Restated
                               Articles of Incorporation.

              3.02             Registrant's Bylaws.  (4)

              4.01             Form of Specimen Certificate for Registrant's Common Stock.  (1)

              4.04    *        Non-Plan Stock Option Grant to Charles W. Berger.  (8)

             10.01    *     A  Registrant's 401(k) Savings and Investment Plan.  (6)

                      *     B  Amendment to the Registrant's 401(k) Savings and Investment Plan.

                      *     C  Registrant's 401(k) Savings and Investment Plan Loan Policy

             10.02    *        Registrant's 1995 Stock Option Plan.

             10.03    *        Form of Stock Option Agreement and Exercise Request as currently in effect under 1995 Stock Option Plan.

             10.04    *        Registrant's 1990 Employee Stock Purchase Plan and related documents.   (3)

             10.05    *        Registrant's 1994 Directors' Stock Option Plan.

          Exhibit
          Number      Title
          10.07                Form of Indemnity Agreement with Directors.  (1)

          10.08             A  Credit Agreement by and among Radius Inc., the certain financial institutions, and Silicon Valley Bank, dated March 20, 1995.  (14)

                            B  Credit Agreement by and among Radius Inc., the certain financial institutions, and International Business Machines Credit Corporation,
                               dated February 17, 1995.  (14)

                            C  Acknowledgment, Waiver and Amendment to Radius Inc. Inventory and
                               Working Capital Financing Agreement by and between Radius Inc. and
                               International Business Machines Credit Corporation dated December 14, 1995.

          10.09                A Lease Agreement by and between Registrant and the
                               Equitable Life Assurance Society of the United States
                               dated June 22, 1988, as amended by the Commencement of
                               Term Agreement dated February 13, 1989 and Amendment No.
                               One dated July 20, 1989, and related documents (1710
                               Fortune Drive, San Jose, California offices). (1)

                               B Second Amendment to Lease dated January 27, 1993
                               amending Lease Agreement by and between Registrant and
                               Fortune Drive Partners (successor in interest to the
                               Equitable Life Assurance Society of the United States)
                               dated June 22, 1988 (1710 Fortune Drive, San Jose,
                               California offices). (7)

          10.10                Lease Agreement by and between Registrant and Board of
                               Administration, as Trustee for the Police and Fire
                               Department Fund, and Board of Administration, as Trustee
                               for the Federated City Employees Retirement Fund dated
                               December 11, 1990, and related documents (Milpitas,
                               California warehouse space). (2)

          10.11                Lease Agreement by and between Registrant and South Bay/Copley Associates III
                               Joint Venture dated May 11, 1992; Sublease by and
                               between Core Industries, Inc. and Registrant dated May 12, 1992;
                               and related documents (2040 Fortune Drive, San Jose, California offices).  (5)

          10.12             A  Lease Agreement between SuperMac Technologies, Inc. and Connecticut
                               General Life Insurance Company dated as of November 13, 1993 (215 Moffett
                               Park Drive, Sunnyvale, California offices).  (10)

                            B  First Amendment to Lease Agreement between SuperMac
                               Technologies, Inc. and Connecticut General Life Insurance
                               Company dated as of May 4, 1993 (215 Moffett Park Drive,
                               Sunnyvale, California offices).

          10.13                Lease Agreement between SuperMac Technologies, Inc. and RREEF
                               USA Fund-II, Inc. dated as of June 16, 1993 (Borregas Avenue,
                               Sunnyvale, California warehouse space).

          10.14             *  Employment Agreement by and between Registrant and Charles W. Berger dated February 26, 1993 as amended on September 17, 1993.  (11)

          10.17                Full Recourse Promissory Note with Charles W. Berger.  (11)

                      Exhibit
          Number      Title
          10.18                Full Recourse Promissory Notes with J. Daniel Shaver.

          10.19                Full Recourse Promissory Note from Michael A. McConnell.

          10.20       *        SuperMac Technology, Inc.'s 1988 Stock Option Plan ("Option Plan").  (13)

          10.21       *        SuperMac Technology, Inc.'s Form of Incentive Stock Option Agreement
                               under the Option Plan.  (13)

          10.22       *        SuperMac Technology, Inc.'s Form of Supplemental Stock Option Agreement
                               under the Option Plan.  (13)

          10.23       *        SuperMac Technology, Inc.'s Form of Early Exercise Stock Purchase Agreement
                               under the Option Plan.  (13)

          10.24                Distribution Agreement between Radius Inc. and Ingram Micro, Inc. dated June 5,
                               1991 as amended on April 1, 1992, May 31, 1995 and July 14, 1995.  (Confidential
                               treatment has been requested with respect to certain portions of this exhibit).  (15)

          11.01                Computation of per share earnings

          21.01                List of Registrant's subsidiaries

          23.01                Consent of Ernst & Young, LLP, Independent Auditors

          27                   Financial Data Schedule

* Management contracts or compensatory plans required to be filed as an exhibit to Form 10-K.

(1) Incorporated by reference to exhibits to the Company's Registration Statement on Form S-1 (File No. 33-35769), which became effective on August 16, 1990.

(2) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on December 24, 1990.

(3) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on December 30, 1991.

(4) Incorporated by reference to exhibits to the Company's Registration Statement on Form S-8 filed on April 29, 1992 (File No. 33-47525).

(5) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 12, 1992.

(6) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on December 28, 1992.

(7) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 18, 1993.

(8) Incorporated by reference to exhibits to the Company's Registration Statement on Form S-8 filed on November 15, 1993 (File No. 33-71636).

(9) Incorporated by reference to exhibits to the Company's Amendment No. 2 (File No. 33-79732) to Form S- 4 filed on July 25, 1994.

(10) Incorporated by reference to exhibits to SuperMac's Form S-1 (File No. 33-58158) filed on February 11, 1993.

(11) Incorporated by reference to exhibits to the Company's Report on Form 10-K filed on January 3, 1994.

(12) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 17, 1994.

(13) Incorporated by reference to exhibits to SuperMac Technology, Inc.'s Registration Statement on Form S-1, as amended (File No. 33-46800), which became effective on May 15, 1992.

(14) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on May 10, 1995.

(15) Incorporated by reference to exhibits to the Company's Report on Form 10-Q filed on August 15, 1995.


(b) Reports on Form 8-K. No report on Form 8-K was filed during the last quarter of the period covered by this report.

(c)  Exhibits - See (a) (3) above.

(d)  Financial Statement Schedules - See (a) (2) above.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                              RADIUS INC.

                             By:  /s/ Charles W. Berger
                                --------------------------------------
                                Charles W. Berger
                                President, Chief Executive Officer and Director

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Radius Inc.

We have audited the accompanying consolidated balance sheets of Radius Inc. as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended September 30, 1995. Our audits also included the financial statement schedule listed in the Index at page F-21. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respect, the consolidated financial position of Radius Inc. at September 30, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that Radius Inc. will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition the Company has not complied with certain covenants of loan agreements with its lenders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans in regard to these matters are also described in Note 1.) The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 1 to the Consolidated Financial Statements, in 1993 the Company changed its method of accounting for income taxes.

Palo Alto, California                              Ernst & Young LLP
December 8, 1995
except for Note 11, as to which the
date is December 27, 1995

CONSOLIDATED BALANCE SHEETS

September 30  (in thousands)


                                                                        1995             1994
                                                                        ----             ----
Assets
Current assets:
   Cash and cash equivalents                                         $   4,760        $  15,997
   Accounts receivable, net of allowance for doubtful accounts
     of $8,502 in 1995 and $2,548 in 1994                               61,644           62,145
   Inventories                                                          15,071           21,069
   Prepaid expenses and other current assets                             2,336            1,473
   Income tax receivable                                                   519            9,083
   Deferred income taxes                                                  --              8,400
                                                                     ---------        ---------
         Total current assets                                           84,330          118,167

Property and equipment, net                                              3,031            7,728

Deposits and other assets                                                  517              964
                                                                     ---------        ---------
                                                                     $  87,878        $ 126,859
                                                                     =========        =========


Liabilities and Shareholders' Equity (Net capital deficiency)
Current liabilities:
   Accounts payable                                                  $  73,098        $  39,255
   Accrued payroll and related expenses                                  5,815            4,024
   Accrued warranty costs                                                3,170            2,255
   Other accrued liabilities                                            11,920            6,650
   Accrued income taxes                                                  1,665            1,237
   Accrued restructuring and other charges                              17,013           15,148
   Short-term borrowings                                                29,489           18,095
   Obligations under capital leases - current portion                    1,494            1,647
                                                                     ---------        ---------
         Total current liabilities                                     143,664           88,311

Obligations under capital leases-noncurrent portion                      1,331            2,857

Commitments and contingencies

Shareholders' equity: (Net capital deficiency)
   Convertible preferred stock, no par value, 1,000 shares
      authorized; none issued and outstanding
   Common stock, no par value; 50,000 shares authorized;
      issued and outstanding -- 17,143 shares in 1995 and
      14,046 shares in 1994                                            113,791           87,017
   Common stock to be issued                                            12,022             --
   Accumulated deficit                                                (182,993)         (51,251)
   Accumulated translation adjustment                                       63              (75)
                                                                     ---------        ---------
   Total shareholders' equity (Net capital deficiency)                 (57,117)          35,691
                                                                     ---------        ---------
                                                                     $  87,878        $ 126,859
                                                                     =========        =========


See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

For years ended September 30
(in thousands, except per share data)



                                                      1995          1994 (1)         1993 (1)
                                                      ----          --------         --------
Net sales                                         $ 308,133        $ 324,805        $ 337,373

Cost of sales                                       302,937          276,948          254,321
                                                  ---------        ---------        ---------
         Gross profit                                 5,196           47,857           83,052
                                                  ---------        ---------        ---------
Operating expenses:

   Research and development                          19,310           33,956           33,503

   Selling, general and administrative               90,068           94,731           84,132
                                                  ---------        ---------        ---------
         Total operating expenses                   109,378          128,687          117,635
                                                  ---------        ---------        ---------
Loss from operations                               (104,182)         (80,830)         (34,583)

Interest and other income (loss)                     (3,045)            (376)             705

Interest expense                                     (3,023)            (869)            (635)

Litigation settlement                               (12,422)            --               --
                                                  ---------        ---------        ---------
Loss before income taxes                           (122,672)         (82,075)         (34,513)

Provision (benefit) for income taxes                  9,070           (4,600)         (13,774)
                                                  ---------        ---------        ---------
Loss before cumulative
 effect of a change in accounting principle        (131,742)         (77,475)         (20,739)

Cumulative effect of a change in method
 of accounting for income taxes                        --               --                600
                                                  ---------        ---------        ---------
Net loss                                          $(131,742)       $ (77,475)       $ (20,139)
                                                  =========        =========        =========
Net loss per share:

Loss before cumulative effect
 of a change in accounting principle              $   (8.75)       $   (5.70)       $   (1.61)

Cumulative effect of a change in method
 of accounting for income taxes                        --               --               0.05
                                                  ---------        ---------        ---------
Net loss per share                                $   (8.75)       $   (5.70)       $   (1.56)
                                                  =========        =========        =========
Common and common equivalent shares used in
 computing net loss per share                        15,049           13,598           12,905
                                                  =========        =========        =========



See accompanying notes.

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. The operating results for both the twelve months ended September 30, 1994 and September 30, 1993 include the restructuring and other charges of $16.6 million recorded by SuperMac in December 1993.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the years ended September 30, 1995, 1994 and 1993
(in thousands, except share data)

                                                                                                                           Total
                                                                        Retained                                        Shareholders
                                                                        Earnings                      Accumulated        Equity
                                                         Common       (Accumulated      Deferred      Translation      (Net Capital
                                                         Stock          Deficit)      Compensation     Adjustment       Deficiency)
                                                         -----          --------      ------------     ----------       -----------
Balance at September 30, 1992 (1)                     $  60,203        $  36,449       $    (58)       $      37        $   96,631
   Issuance of 738 shares of common stock
     under the SuperMac public offering                  15,401                                                             15,401
   Issuance of 517 shares of common stock
     under Stock Option Plans                             1,324             --              --               --              1,324
   Issuance of 159 shares of common stock
     under the Employee Stock Purchase Plans              1,663             --              --               --              1,663
   Tax benefit from stock options exercised               3,358             --              --               --              3,358
   Amortization of deferred compensation                   --               --               36              --                 36
   Currency translation adjustment                         --               --              --              (119)             (119)
   Net loss                                                --            (20,139)           --               --            (20,139)
                                                      ---------        ---------       ---------        ---------        ---------
Balance at September 30, 1993 (1)                        81,949           16,310            (22)             (82)           98,155
   Issuance of 350 shares of common stock
     under Stock Option Plans                             1,800             --              --               --              1,800
   Issuance of 170 shares of common stock
     under Employee Stock Purchase Plans                    989             --              --               --                989
   Issuance of 206 shares of common stock
     pursuant to the acquisition of VideoFusion           1,854             --              --               --              1,854
   Tax benefit from stock options exercised                 425             --              --               --                425
   Amortization of deferred compensation                   --               --               22             --                  22
   Currency translation adjustment                         --               --              --                 7                 7
   Net loss                                                --            (77,475)           --               --            (77,475)
   Elimination of SuperMac net loss
      for the three months ended December 31, 1993                         9,914            --               --              9,914
                                                      ---------        ---------       ---------        ---------        ---------

Balance at September 30, 1994                            87,017          (51,251)           --                (75)          35,691
   Issuance of 214 shares of common stock
     under Stock Option Plans                             1,254                                                              1,254
   Issuance of 162 shares of common stock
     under Employee Stock Purchase Plan                   1,298                                                              1,298
   Issuance of 212 shares pursuant to the
     acquisition of VideoFusion                           2,857                                                              2,857
   Settlement of Litigation-stock to be issued           12,022                                                             12,022
   Issuance of 2,509 shares of common stock
     through private placement                           21,365                                                             21,365
   Currency translation adjustment                                                                            138              138
   Net Loss                                                                                              (131,742)        (131,742)
                                                      ---------        ---------       ---------        ---------        ---------

Balance at September 30, 1995                         $ 125,813        $(182,993)           --          $      63        $ (57,117)
                                                      =========        =========       =========        =========        =========


See accompanying notes.

(1) These periods have been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


For years ended September 30
(in thousands)                                                        1995             1994            1993(1)
                                                                      ----             ----            -------
Cash flows from operating activities:
   Net loss                                                        $(131,742)       $ (77,475)       $ (20,139)
   Adjustments to reconcile net loss to net cash
   used in operating activities:
       Depreciation and amortization                                   4,689            4,542            8,160
       Acquired in-process research and development expenses            --              2,550             --
       Elimination of SuperMac net loss for the three months
           ended December 31, 1993                                      --              9,914             --
       Non-cash restructuring and other charges                       57,865           40,775           28,981
       Common stock to be issued                                      12,022             --               --
     (Increase) decrease in assets:
         Accounts receivable                                          (5,471)         (20,171)          (7,543)
         Allowance for doubtful accounts                               5,954              426              297
         Inventories                                                 (27,140)          (1,058)          (5,633)
         Prepaid expenses and other current assets                      (862)           1,739               15
         Income tax receivable                                         8,564              468           (9,551)
         Deferred income taxes                                         8,400           11,248          (11,322)
       Increase (decrease) in liabilities:
         Accounts payable                                             33,843            3,470            2,570
         Accrued payroll and related expenses                         (1,871)          (1,441)           1,014
         Accrued warranty costs                                          915           (1,584)             438
         Other accrued liabilities                                     5,270           (4,039)           2,171
         Accrued restructuring and other charges                     (13,601)          (6,117)            --
         Accrued income taxes                                            428           (1,534)           4,585
                                                                   ---------        ---------        ---------
         Total adjustments                                            89,005           39,188           14,182
                                                                   ---------        ---------        ---------
         Net cash used in operating activities                       (42,737)         (38,287)          (5,957)
                                                                   ---------        ---------        ---------

Cash flows from investing activities:
   Capital expenditures                                               (1,894)          (3,460)          (7,739)
   Deposits and other assets                                            (238)              71             --
   Purchase of short-term investments                                   --             (2,002)         (31,914)
   Proceeds from sale of short-term investments                         --             18,395           35,938
                                                                   ---------        ---------        ---------
         Net cash provided by (used in) investing activities          (2,132)          13,004           (3,715)
                                                                   ---------        ---------        ---------

Cash flows from financing activities:
   Issuance of short-term borrowings, net                             11,394           15,275            1,158
   Issuance of common stock                                           23,917            3,214           18,388
   Principal payments of long-term debt                                 --                (43)          (1,388)
   Principal payments under capital leases                            (1,679)          (1,179)          (1,140)
                                                                   ---------        ---------        ---------
         Net cash provided by
           financing activities                                       33,632           17,267           17,018
                                                                   ---------        ---------        ---------
Net increase (decrease) in cash and cash equivalents                 (11,237)          (8,016)           7,346
Cash and cash equivalents, beginning of period                        15,997           24,013           16,667
                                                                   ---------        ---------        ---------
Cash and cash equivalents, end of period                           $   4,760        $  15,997        $  24,013
                                                                   =========        =========        =========

See accompanying notes

(1) This period has been restated to reflect the 1994 Merger of Radius and SuperMac which was accounted for as a pooling of interests. See Note 10 of Notes to the Consolidated Financial Statements. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Basis of Presentation

     The consolidated financial statements include the accounts of Radius Inc. ("Radius") and its wholly owned subsidiaries after elimination of significant intercompany transactions and balances.

     Radius and SuperMac Technologies, Inc. ("SuperMac") merged into the combined company (the "Company") effective August 31, 1994 (the "Merger"), which was accounted for as a pooling of interests. The consolidated financial statements for fiscal 1993 have not been restated to adjust SuperMac's fiscal year end to that of Radius. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.

     Financial Statements Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Such estimates include the level of allowance for potentially uncollectible receivables and sales returns; inventory reserves for obsolete, slow-moving, or non-salable inventory; and estimated cost for installation, warranty and other customer support obligations. Actual results could differ from these estimates.

     Management's Business Recovery Plans

     As shown in the accompanying consolidated financial statements, the Company has incurred recurring operating losses, and has a deficiency in assets and working capital. In addition, as of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under its credit agreements. The Company also is delinquent in its accounts payables as payments to vendors are not being made in accordance with vendor terms.

     The Company's relatively limited cash resources have restricted the Company's ability to purchase inventory which in turn has limited its ability to manufacture and sell products and has resulted in additional costs for expedited deliveries. The adverse effect on the Company's results of operations due to its limited cash resources can be expected to continue until such time as the Company is able to return to profitability, or generate additional cash from other sources.

     These conditions raise concerns about the Company's ability to continue operations as an ongoing concern. Management has implemented, or has developed plans to implement, a number of actions to address these conditions including: refocusing its efforts on providing solutions for high end digital video and graphics customers; discontinuing sales of mass market and other low value added products; divesting its color server and monochrome display businesses and exploring opportunities for the divestiture of its MacOS compatible systems products and other product lines; significantly reducing expenses and headcount; subleasing all or a portion of its current facility given its reduced occupancy requirements; and investigating various strategic partnering opportunities.

     Additional funds will be needed to finance the Company's development plans and for other purposes, and the Company is now investigating possible financing opportunities. There can be no assurance that additional financing will be available when needed or, if available, that the terms of such financing will not adversely affect the Company's results of operations.

     Fiscal year

     The Company's fiscal year ends on the Saturday closest to September 30 and includes 53 weeks in fiscal 1993 and 52 weeks in all other fiscal years presented. During fiscal 1995, the Company changed its fiscal year end from the Sunday closest to September 30 to the Saturday closest to September 30 for operational efficiency purposes. For clarity of presentation, all fiscal periods in this Form 10-K are reported as ending on a calendar month end.

     Foreign currency translation

     The Company translates the assets and liabilities of its foreign subsidiaries into dollars at the rates of exchange in effect at the end of the period and translates revenues and expenses using rates in effect during the period. Gains and losses from these translations are accumulated as a separate component of shareholders' equity. Foreign currency transaction gains or losses, which are included in the results of operations, are not material.

     Inventories

     Inventories are stated at the lower of cost or market. The Company reviews the levels of its inventory in light of current and forecasted demand to identify and provide reserve for obsolete, slow-moving, or non-salable inventory. Cost is determined using standard costs that approximate cost on a first-in, first-out basis. Inventories consist of the following (in thousands):


           September 30                          1995                 1994
                                                 ----                 ----
           Raw materials                       $  1,559           $   4,515
           Work in process                        2,258               6,852
           Finished goods                        11,254               9,702
                                               --------           ---------
                                               $ 15,071            $ 21,069
                                               ========            ========


     Property and equipment

     Property and equipment is stated at cost and consists of the following (in thousands):


           September 30                           1995                1994
                                                  ----                ----
           Computer equipment                  $ 17,429           $  18,007
           Machinery and equipment               12,335              14,184
           Furniture and fixtures                 6,023               5,562
           Leasehold improvements                 1,084               1,683
                                               --------           ---------
                                                 36,871              39,436
           Less accumulated depreciation
           and amortization                     (33,840)            (31,708)
                                               ---------          ---------
                                               $  3,031           $   7,728
                                               ========           =========


     Depreciation has been provided for using the straight-line method over estimated useful lives of three to five years. Equipment under capital leases and leasehold improvements are being amortized on the straight-line method over six years or the remaining lease term, whichever is shorter.

     Long-lived Assets

     In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

     Revenue recognition

     Revenue is recognized when products are shipped. Sales to certain resellers are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these resellers. The Company provides for estimated returns at the time of shipment and for price protection following price declines.

     Warranty expense

     The Company provides at the time of sale for the estimated cost to repair or replace products under warranty. The warranty period commences on the end user date of purchase and is normally one year for displays and digital video products and for the life of the product for graphics cards.

     Income taxes

     Effective October 1, 1992, the Company adopted FASB Statement 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the liability method prescribed by Statement 96, which is superseded by Statement 109. Among other changes, Statement 109 changes the recognition and measurement criteria for deferred tax assets included in Statement 96.

     As permitted by Statement 109, the Company has elected not to restate the financial statements of any prior years. The cumulative effect of the change in method of accounting for income taxes decreased the net loss by $600,000 or $0.05 per share in fiscal 1993 on a combined basis.

     Loss per share

     Net loss per share is computed using the weighted average number of common shares outstanding.

     Cash and cash equivalents

     The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments. Cash equivalents are carried at cost which approximates market. There were no short-term investments as of September 30, 1995 or 1994. Approximately $1.6 million of the $4.8 million of cash and cash equivalents available at September 30, 1995 was restricted under various letters of credit.

     Off balance-sheet risk and concentration of credit risk

     The Company sells its products to direct computer resellers in the United States and to distributors in various foreign countries. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

     The Company also hedges substantially all of its trade accounts receivable denominated in foreign currency through the use of foreign currency forward exchange contracts based on firm third party commitments. Gains and losses associated with currency rate changes on forward contracts are recognized in the consolidated statements of operations upon contract settlement and were not material. At September 30, 1995, the Company had forward contracts to sell three different foreign currencies which totaled the equivalent of approximately $11.1 million and mature between October 1995 and November 1995. At September 30, 1995, the fair value of the Company's forward contracts approximated cost.

     Related Parties

     In fiscal 1994, the Company acquired shares of preferred stock of Portrait Display Labs ("PDL") and a warrant to purchase additional shares of PDL preferred stock in exchange for the cancellation of certain rights held by the Company to purchase all of the outstanding equity securities or assets of the predecessor entity to PDL. The warrant permitted the purchase of approximately an additional 10% interest in PDL. The Company also was granted one seat on PDL's Board of Directors. In addition, the Company licensed PDL certain pivot display technology in exchange for the payment of royalties. Product revenues were approximately $5.0 million in fiscal 1994. In fiscal 1995, the Company exercised the warrant for an additional 10% interest in PDL in exchange for cancellation of approximately $945,000 in accounts receivable. There were no product revenues for the fiscal 1995 to this related party. The receivable from PDL at September 30, 1995 was approximately $980,000. Subsequent to September 30, 1995, the Company signed a series of additional agreements with Portrait Display Labs, see
     Note 11 to the Consolidated Financial Statements.

     There were no material transactions from this or any other related party during fiscal 1993.

NOTE TWO.  BORROWINGS

     Line of credit arrangement

     In February 1995, the Company and IBM Credit Corp. ("ICC") entered into a $30.0 million Inventory and Working Capital Financing Agreement (the "ICC Agreement"). The ICC Agreement permits advances for inventory and working capital up to the lesser of $30.0 million or 85% of eligible receivables ("Inventory and Working Capital Advances"). In September 1995, ICC advanced an additional $20.0 million under the ICC Agreement to finance the manufacturing of the Company's MacOS compatible products (the "MacOS Advances"). The weighted average interest rate during 1995 was approximately 12.6%. Advances bear interest at rates ranging from prime rate plus 2.25% to prime rate plus 4% and are secured by all the assets of the Company. The ICC Agreement expires in March 1996.

     As of September 30, 1995, $50.8 million was outstanding under the ICC Agreement consisting of $30.8 million in Inventory and Working Capital Advances and approximately $20.0 million in MacOS Advances. The outstanding Inventory and Working Capital Advances included $18.7 million in working capital advances supported by eligible receivables, $6.1 million in working capital advances in excess of the borrowing base, and $6.1 million in inventory advances. The $24.7 million in working capital advances are included in Short-term borrowings in the Consolidated Financial Statements. The $6.1 million in inventory advances, together with the approximately $20.0 million in MacOS Advances, are included in Accounts payable in the Consolidated Financial Statements.

     As of September 30, 1995, the Company was not in compliance with all of its contractual obligations and financial covenants under the ICC Agreement (specifically, revenues to working capital ratio, net profit to revenue, and total liabilities to total net worth); however, IBM Credit has waived such defaults pursuant to an amendment to the ICC Agreement. See Note 11 to the Consolidated Financial Statements.

     In addition, the Company entered into a Business Loan Agreement on March 20, 1995 with Silicon Valley Bank. The agreement, which expires on March 19, 1996, allows the Company to issue letters of credit as a sub-facility under a $5.0 million foreign accounts receivable revolving line of credit subject to an interest rate of up to the prime rate plus 1.25%. The weighted average interest rate during 1995 was approximately 13.0%. The related debt outstanding as of September 30, 1995 was $1.7 million and outstanding letters of credit were $0.8 million. The Company was not in compliance with all the terms of this credit arrangement.

     One of the Company's subsidiaries has a revolving line of credit with a bank in Japan. Borrowings were approximately $3.1 million at September 30, 1995. This note bears interest at the lesser of the Euro-yen rate or the bank's prime lending rate (1.5 percent at September 30, 1995, the prime rate). The weighted average interest rate during 1995 was approximately 4.9% The line of credit is renewed every six months with the next renewal in December 1995.

NOTE THREE.  COMMITMENTS AND CONTINGENCIES

     Leases

     The Company leases facilities under operating leases and certain computer equipment and office furniture under capital leases. Depreciation expense for assets under capital leases is included in depreciation and amortization expense. The cost and net book value of these capitalized lease assets included in property and equipment are (in thousands):


     At September 30,                      Cost          Net Book Value
                                         -------         ---------------
     1995                                $ 7,437            $ 2,642
     1994                                  7,437              4,021


     Future minimum lease payments at September 30, 1995, under capital leases and noncancelable operating leases are as follows (in thousands):

                                                Capital             Operating
                                                 Leases              Leases

     1996                                        $1,686              $ 1,837
     1997                                         1,155                1,887
     1998                                           280                1,843
     1999                                             -                1,750
     2000                                             -                1,759
                                                -------             --------
     Total minimum lease payments                 3,121              $ 9,076
     Amount representing interest                  (296)
                                                -------

     Present value of minimum lease payments      2,825
     Amount due within one year                  (1,494)
                                                -------
     Amount due after one year                  $ 1,331
                                                =======


     Rent expense charged to operations amounted to approximately $3.5 million, $3.0 million and $3.8 million for the years ended September 30, 1995, 1994 and 1993, respectively. The rent expense amounts for fiscal 1995, 1994 and 1993 exclude a provision for remaining lease obligations on excess facilities. See Note 8 of Notes to the Consolidated Financial Statements.

     Sublease income for fiscal 1995 and 1994 was approximately $0.6 million and $0.1 million. There was no sublease income for fiscal 1993.

     Contingencies

     DISPLAY SCREEN SIZE
     The Company was named as one of approximately 42 defendants in Shapiro et al. v. ADI Systems, Inc. et al., Superior Court of California, Santa Clara County, case no. CV751685, filed August 14, 1995. Radius was named as one of approximately 32 defendants in Maizes & Maizes et al. v. Apple Computer et al., Superior Court of New Jersey, Essex County, case no. L-13780-95, filed December 15, 1995. Plaintiffs in each case purport to represent alleged classes of similarly situated persons and/or the general public, and allege that the defendants falsely advertise that the viewing areas of their computer monitors are larger than in fact they are.

     The Company was served with the Shapiro complaint on August 22, 1995, and has not yet been served with the Maizes complaint. Defendants' petition to the California State Judicial Council to coordinate the Shapiro case with similar cases brought in other California jurisdictions was granted in part and it is anticipated that the coordinated proceedings will be held in Superior Court of California, San Francisco County. Discovery proceedings have not yet begun in either case. In the opinion of management, based on the facts known at this time, the eventual outcome of these cases is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

     ELECTRONICS FOR IMAGING
     On November 16, 1995, Electronics for Imaging, Inc. ("EFI") filed a suit in the United States District Court in the Northern District of California alleging that the Company infringes a patent allegedly owned by EFI.

     Although the complaint does not specify which Radius products allegedly infringe the patent, EFI is a prime competitor of Radius in the Color Server market. Radius' Color Server products are material to its business.

     The Company has filed an answer denying all material allegations, and has filed counterclaims against EFI alleging causes of action for interference with prospective economic benefit, antitrust violations, and unfair business practices. The Company believes it has meritorious defenses to EFI's claims and is defending them vigorously. In addition, the Company believes it may have indemnification rights with respect to EFI's claims. In the opinion of management, based on the facts known at this time, the eventual outcome of this case is unlikely to have a material adverse effect on the results of operations or financial position of the Company.

     SECURITIES LITIGATION.

     In September 1992, the Company and certain of its officers and directors were named as defendants in a securities class action litigation brought in the United States District Court for the Northern District of California that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, expert witness fees and costs, and equitable relief. In July 1994, SuperMac and certain of its officers and directors, several venture capital firms and several of the underwriters of SuperMac's May 1992 initial public offering and its February 1993 secondary offering were named as defendants in a class action litigation brought in the same court that sought unspecified damages, prejudgment and postjudgment interest, attorneys' fees, experts' fees and costs, and equitable relief (including the imposition of a constructive trust on the proceeds of defendants' trading activities).

     In June 1995, the Court approved the settlement of both litigations and entered a Final Judgment and Order of Dismissal. Under the settlement of the litigation brought in 1992 against the Company, our insurance carrier paid $3.7 million in cash and the Company will issue 128,695 shares of its Common Stock to a class action settlement fund. In the settlement of the litigation brought in 1994 against SuperMac, the Company paid $250,000 in cash and will issue into a class action settlement fund 707,609 shares of its Common Stock. The number of shares to be issued by the Company will increase by up to 100,000 if the price of the Common Stock is below $12 per share during the 60-day period following the initial issuance of shares. In connection with these settlements, the Company recorded a charge of $12.4 million in the Consolidated Financial Statements reflecting settlement costs not covered by insurance as well as related legal fees.

     The Company has periodically received communications from third parties asserting infringement of patent rights on certain of the Company's products and features. Management does not believe any claims made will have a material adverse effect on the results of operations or financial position of the Company.

     NOTE FOUR.  SHAREHOLDERS' EQUITY

     Common Stock

     In June 1995, the Company sold approximately 2.5 million shares of its Common Stock in a series of private placements to a small number of investors unaffiliated with the Company. Proceeds from the offering, net of commission and other related expenses were $21.4 million. The net proceeds were used for working capital.

     Stock options

     The Company's 1986 Stock Option Plan, as amended, authorizes the issuance of up to 2,975,000 shares of common stock upon the exercise of incentive stock options or nonqualified stock options that may be granted to officers, employees (including directors who are also employees), consultants and independent contractors. Under the plan, options are exercisable for a term of up to ten years after issuance. Options may be granted at prices ranging from 50% to 100% of the fair market value of the stock on the date of grant, as determined by the Board of Directors. Vesting of shares is also determined by the Board of Directors at the date of grant. The 1986 Stock Option Plan will expire in October 1996.

     On August 31, 1994, pursuant to the Merger, Radius assumed 975,239 outstanding options originally issued under the SuperMac 1988 Stock Option Plan. These options will be administered in accordance with the

     SuperMac 1988 Stock Option Plan until all options are exercised or expired. Under the plan, options are exercisable for a term of up to ten years after issuance.

     The following table summarizes the consolidated activity of the 1986 and 1988 Stock Option Plans and the 1992 Non-Employee Directors' Stock Option
     Plan:

                                                                September 30,
                                                -------------------------------------------
                                                1995               1994                1993

Outstanding at beginning of year             2,042,481         2,208,783         2,157,040

Granted                                        707,590           892,131         1,219,514

Exercised                                     (213,791)         (294,042)         (516,597)

Canceled                                      (838,745)         (764,391)         (651,174)
                                          ------------      ------------      ------------
Outstanding at September 30                  1,697,535         2,042,481         2,208,783
                                          ============      ============      ============
Price range at September 30               $1.36-$28.96      $0.42-$32.18      $0.42-$30.14
                                          ============      ============      ============
Price range of options exercised          $0.42-$13.13      $0.42-$13.13      $0.42-$22.35
                                          ============      ============      ============
Exercisable at September 30                  1,325,222           706,474           455,241
                                          ============      ============      ============
Available for grant at September 30            415,586           281,726           331,314
                                          ============      ============      ============

     The stock option activity as shown in the table for fiscal 1993 has not been restated to adjust SuperMac's fiscal year end to that of Radius. Fiscal 1993 includes Radius' activity on a September 30 fiscal year basis and SuperMac's activity on a December 31 calendar year basis. The fiscal 1994 period includes the Radius activity for fiscal year ended September 30, 1994 and SuperMac activity for the nine months ended September 30, 1994.

     The Company has also reserved 100,000 shares of common stock for issuance to non-employee directors pursuant to options granted under the 1994 Directors' Stock Option Plan (the "1994 Plan"). Such options may only be nonqualified stock options, must be exercised within ten years from the date of grant, and must be granted in accordance with a non-discretionary formula. Under this formula, each new director receives an option to purchase 10,000 shares when that director is first appointed to the Board and an option to purchase 2,500 shares on each anniversary of such director's appointment. As of September 30, 1995, 27,500 shares had been granted under this plan at exercise prices ranging from $7.44 to $12.00 per share. Options to purchase 1,250 shares were canceled following the resignation of a director. None of the options granted under the 1994 Plan are exercisable.

     Prior to the approval of the 1994 Plan, the 1990 Directors' Stock Option Plan (the "Prior Plan") was in effect. As of September 30, 1995, the Prior Plan had 33,750 options outstanding at prices ranging from $8.00 to $17.25. Such options are nonqualified stock options, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula. Options unissued under the Prior Plan become available for grant under the 1994 Plan. As of September 30, 1995, options to purchase 37,500 shares became available upon the resignation of three directors. In addition, 28,750 options to purchase shares, which were never granted under the Prior Plan were transferred to the 1994 Plan.

     In March 1993, the Company granted a nonqualified stock option to one officer to purchase a total of 250,000 shares of common stock outside the Company's 1986 Stock Option Plan at an exercise price of $7.75 per share. This option is exercisable for a term of ten years and vests over a fifty month period commencing on the date of grant. During fiscal 1994, 150 of these shares were exercised by the officer, and as of September 30, 1995 an additional 149,850 shares were exercisable.

     In June 1995, the Company repriced approximately 232,000 of then outstanding options to an exercise price of $12.00 per share, the fair market value of the Company's stock on the date of the repricing.

     Employee stock purchase plan

     The Company has an employee stock purchase plan under which substantially all employees may purchase common stock through payroll deductions at a price equal to 85% of its fair market value as of certain specified dates. Stock purchases under this plan are limited to 10% of an employee's compensation, and in no event may exceed $21,250 per year. Under this plan a total of 650,000 shares of common stock have been reserved for issuance to employees. At September 30, 1995, 255,859 shares remain available for issuance under the plan.

     Employee Stock Plans

     The Company account for its stock option plans and the Employee Stock Purchase Plan in accordance with provisions of the accounting Principles Board's Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provision of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

NOTE FIVE.  FEDERAL AND STATE INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                           1995                1994                      1993
- --------------------------------------------------------------------------------
              For years ended September 30
              (in thousands)

Federal:

  Current               $   --                 $(12,583)              $ (3,974)
  Deferred                 7,170                 12,311                 (7,505)
                        --------               --------               --------
                           7,170                   (272)               (11,479)
Foreign:

  Current                    650                    376                    297
                        --------               --------               --------

State:

  Current                     20                 (3,641)                   844
  Deferred                 1,230                 (1,063)                (3,436)
                        --------               --------               --------
                           1,250                 (4,704)                (2,592)
                        --------               --------               --------
                        $  9,070               $ (4,600)              $(13,774)
                        ========               ========               ========


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                    1995            1994
     -------------------------------------------------------------------------------------
     For years ended September 30
     (in thousands)

Deferred tax assets:
         Net operating loss carryovers                            $ 27,077        $  5,100
         Reserves and accruals not currently tax deductible         22,342          10,055
         Restructuring reserves                                     22,314            --
         Credit carryovers                                           6,280           3,100
         Inventory valuation differences                             4,188          12,612
         Depreciation                                                4,079           4,202
         Capitalized research & development expenditures             3,202           2,193
         Other                                                        --               374
                                                                  --------        --------
         Total deferred tax assets                                  89,482          37,636
                                                                  --------        --------
         Valuation allowance for deferred tax assets               (85,086)        (26,724)
                                                                  --------        --------
         Deferred tax assets                                      $  4,396        $ 10,912
                                                                  ========        ========

Deferred tax liabilities:

         State income tax                                         $  3,849        $  2,512
         Other                                                         547            --
                                                                  --------        --------
         Total deferred tax liabilities                              4,396           2,512
                                                                  --------        --------
         Net deferred tax assets                                  $   --          $  8,400
                                                                  ========        ========


     FASB Statement 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. The Company's valuation allowance reduced the deferred tax asset to the amount realizable. The Company has provided a full valuation allowance against its net deferred tax assets due to uncertainties surrounding their realization. Due to the net losses reported in the prior three years and as a result of the material changes in operations reported in its 1995 fiscal fourth quarter, predictability of earnings in future periods is uncertain. The Company will evaluate the realizability of the deferred tax asset on a quarterly basis.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows:

                                                      1995           1994             1993
- -------------------------------------------------------------------------------------------
     For years ended September 30
     (in thousands)


Expected tax at statutory rate                     $(42,935)       $(28,726)       $(12,080)
Change in valuation allowance                        49,820          26,724            --
State income tax, net of federal tax benefit          1,250          (3,105)         (1,707)
Non-deductible merger costs                            --             1,054            --
Non-deductible charge for purchased
    research and development                           --               763            --
Research and development tax credits                   (497)           (458)           (734)
Other                                                 1,432            (852)            747
                                                   --------        --------        --------
                                                   $  9,070        $ (4,600)       $(13,774)
                                                   ========        ========        ========


     As of September 30, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $71,000,000 and $27,900,000, respectively. The state loss carryforwards will expire as follows; $8,000,000 in 1998, $5,000,000 in 1999; and $14,900,000 in 2000,
     if not utilized, and the federal loss carryforwards will expire primarily in 2009 and 2010, if not utilized. In addition, the Company had tax credit carryforwards of approximately $6,280,000 which will expire in 2005, if not utilized.

     Utilization of net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

NOTE SIX.  STATEMENTS OF CASH FLOWS

                                                          1995            1994             1993
           ------------------------------------------------------------------------------------
         For years ended September 30,
         (in thousands)

         Supplemental disclosure of cash
           flow information (in thousands):

Cash paid (received) during the year for:

Interest                                        $ 1,620       $   812       $  927
                                                =======       =======       ======
Income taxes                                    $(8,370)      $(8,295)      $2,661
                                                =======       =======       ======
Supplemental schedule of noncash
  investing and financing activities
  (in thousands):

Retirement of fully and partially
  depreciated assets                            $ 4,459       $ 6,025       $1,544
                                                =======       =======       ======

Tax benefit from stock options
  exercised                                     $  --         $   425       $3,358
                                                =======       =======       ======

Equipment acquired pursuant to
 capital leases                                 $  --         $ 2,000       $4,138
                                                =======       =======       ======

Common stock issued pursuant to
  VideoFusion agreement                         $ 2,857       $  --         $ --
                                                =======       =======       ======



NOTE SEVEN.  EXPORT SALES AND MAJOR CUSTOMERS

     The Company currently operates in one principal industry segment: the design, manufacturing and marketing of color publishing and digital video computer products. The Company's export sales were approximately $124,469,000, $112,050,000 and $108,115,000 in the fiscal years ended
     September 30, 1995, 1994 and 1993, respectively, and included export sales to Europe of approximately $57,257,000, $60,621,000, and $59,473,000, respectively. Export sales to Japan were approximately $57,173,000, $35,701,000 and $33,042,000 for fiscal years ended September 30, 1995, 1994 and 1993, respectively.

     One customer accounted for approximately 34.0%, 13.5% and 11.5% of the Company's net sales during the years ended September 30, 1995, 1994 and 1993, respectively.

NOTE EIGHT.  RESTRUCTURING AND OTHER CHARGES

     RADIUS JUNE 1993 RESTRUCTURING AND OTHER CHARGES
     In June 1993, Radius announced a restructuring program designed to reduce costs and improve operating efficiencies. The program included, among other things, the write-down of inventory following Radius' decision to phase out its older generation of products, lease termination expenses, capital equipment write-offs, severance payments, and costs associated with the discontinuation of Radius' minicomputer-class server product. The restructuring program costs of $15.5 million were recorded during the third quarter of fiscal 1993. These charges (in thousands) are included in: cost of sales ($10,993); research and development ($411); and selling, general and administrative expenses ($4,096). The Company completed this restructuring event by the end of calendar 1994. There were no material changes in the restructuring plan or in the estimates of the restructuring costs from the recognition of the charge in June 1993 with the completion of the restructuring program in December 1994.

     SUPERMAC DECEMBER 1993 RESTRUCTURING AND OTHER CHARGES
     In December 1993, SuperMac recorded charges of $16.6 million in connection with a program to adjust inventory levels, eliminate excess facilities, terminate certain projects and contract arrangements and reduce the number of employees. The charges (in thousands) are included in: cost of sales ($13,352); research and development ($2,000); and selling, general and administrative expenses ($1,238). There have been no material changes in the restructuring plan or in the estimates of the restructuring costs. The Company has $236,000 remaining in its restructuring reserve related to facility costs, the balance of which is expected to be eliminated in fiscal 1996. As noted in the Consolidated Financial Statements, the consolidated results for the Company in both the twelve months ended September 30, 1994 and the fiscal period ended 1993 include SuperMac's $16.6 million charge.

     RADIUS FISCAL 1994 MERGER RELATED RESTRUCTURING AND OTHER CHARGES
     In the fourth quarter of fiscal 1994, the Company recorded charges of $43.4 million in connection with the Merger of Radius and SuperMac. These charges include the discontinuance of duplicative product lines and related assets; elimination of duplicative facilities, property and equipment and other assets; and personnel severance costs as well as transaction fees and costs incidental to the merger. The charges (in thousands) are included in: net sales ($3,095); cost of sales ($25,270); research and development ($4,331); and selling, general and administrative expenses ($10,711). The elements of the total charge as of September 30, 1995 are as follows (in thousands):



                                                                                 Representing
                                                                   --------------------------------
                                                                                                  Cash Outlays
                                                                                     -------------------------
                                                                               Asset
                                                         Provision       Write-Downs    Completed       Future
     Adjust inventory levels                               $22,296          $ 19,200     $  3,096     $      -
     Excess facilities                                       2,790               400        2,236          154
     Revision of the operations business model               9,061             7,078        1,268          715
     Employee severance                                      6,311                 -        6,311            -
     Merger related costs                                    2,949                 -        2,949            -
                                                           -------          --------     --------     --------
     Total charges                                         $43,407           $26,678     $ 15,860     $    869




     The adjustment of inventory levels reflects the discontinuance of duplicative product lines. The provision for excess facility costs represents the write-off of leaseholds and sublease costs of Radius' previous headquarters, the consolidation into one main headquarter and the consolidation of sales offices. The revision of the operations business model reflects the reorganization of the combined Company's manufacturing operations to mirror Radius' manufacturing reorganization in 1993. This reorganization was designed to outsource a number of functions that previously were performed internally, reduce product costs through increased efficiencies and lower overhead, and focus the Company on a limited number of products. Employee severance costs are related to employees or temporary employees who were released due to the revised business model. Approximately 250 employees were terminated in connection with the Merger. The provision for merger related costs is for the costs associated with the Merger transaction, such as legal, investment banking and accounting fees. The Company has spent $15.9 million of cash for restructuring through September 30, 1995. The Company expects to have substantially completed the restructuring by September 1996. During fiscal 1995, approximately $2.1 million of merger related restructuring reserves were reversed and recorded as an expense reduction due to changes in estimated requirements.

     RADIUS FISCAL 1995 RESTRUCTURING AND OTHER CHARGES
     In September 1995, Radius recorded charges of $57.9 million in connection with the Company's efforts to refocus its business on the color publishing and multimedia markets. The charges primarily included a writedown of inventory and other assets. Additionally, it included expenses related to the cancellation of open purchase orders, excess facilities and severance. The charges (in thousands) are included in cost of sales ($47,004), and selling, general and administrative expense ($10,861). The elements of the total charge as of September 30, 1995 are as follows (in thousands):

                                                                 Representing
                                                                 --------------------------------------------

                                                                                                 Cash Outlays
                                                                                    -------------------------
                                                                               Asset
                                                         Provision       Write-Downs    Completed       Future
     Adjust inventory levels                              $33,138          $  32,300      $     -     $    838
     Excess facilities                                       2,004               404            -        1,600
     Cancellation fees and asset write-offs                 19,061             5,196            -       13,865
     Employee severance                                      3,662                 -            -        3,662
                                                          --------         ---------      -------     --------
     Total charges                                        $ 57,865         $  37,900      $     -     $ 19,965


     The adjustment of inventory levels reflects the discontinuance of several product lines. Revenues and product margins for significant product lines discontinued were as follows: MacOS-compatible systems were $21.8 million and $(19.2 million), respectively; and low-margin displays $82.9 million and $19.6 million, respectively. The provision for excess facility costs represent the write-off of leasehold improvements and the costs associated with anticipated reductions in facilities. The cancellation fees and asset write-offs reflect the Company's decision to refocus its efforts on providing solutions for the color publishing and multimedia markets. Employee severance costs are related to employees or temporary employees who have been or will be released due to the revised business model. As of December 15, 1995, approximately 157 positions of the 240 total planned had been eliminated in connection with the new business model. The Company had not spent any cash for this restructuring as of September 30, 1995. As of September 30, 1995, the Company had cash and cash equivalents of $4.8 million. See "Management's Business Recovery Plans" at Note 1 due to the Consolidated Financial Statements. The Company expects to have substantially completed the restructuring by September 1996.

NOTE NINE.  VIDEOFUSION ACQUISITION

     The Company acquired VideoFusion, Inc. ("VideoFusion") on September 9, 1994. VideoFusion is a developer of advanced digital video special effects software for Apple Macintosh and compatible computers. The Company acquired VideoFusion in exchange for approximately 890,000 shares of the Company's Common Stock, 205,900 shares of which were issued at the closing of the acquisition. The balance of the shares were to be issued in installments over a period of time contingent on the achievement of certain performance milestones and other factors. In addition, the Company was required to pay up to $1.0 million in cash based upon net revenues derived from future sales of products incorporating VideoFusion's technology. The purchase price for VideoFusion, including closing costs and the issuance of shares of Common Stock valued at $500,000 in connection with the achievement of the first milestone was approximately $2.4 million. This amount was allocated to the assets and liabilities of VideoFusion and resulted in identifiable intangibles of approximately $440,000 and an in-process research and development expense of approximately $2.2 million. The intangible asset was to be amortized over two years. The Company recognized the charge of approximately $2.7 million for in-process research and development and other costs associated with the acquisition of VideoFusion during the fourth quarter of fiscal 1994.

     In May 1995, the Company entered into an agreement with the former holders of VideoFusion stock to settle the contingent stock and earnout payments that were originally contemplated. Pursuant to this agreement, the Company issued approximately 212,000 shares, and paid approximately $200,000, to the former holders of VideoFusion stock. These transactions resulted in additional compensation expense of approximately $3.0 million which was recorded in fiscal 1995.

NOTE TEN.  MERGER WITH SUPERMAC TECHNOLOGIES, INC.

     On August 31, 1994, Radius merged with SuperMac in exchange for 6,632,561 shares of Radius' common stock. SuperMac was a designer, manufacturer, and marketer of products that enhanced the power and graphics performance of personal computers. The Merger was accounted for as a pooling of interests, and, accordingly, the Company's Consolidated Financial Statements and Notes to Consolidated Financial Statements have been restated to include the results of SuperMac for all periods presented.

     Separate results of operations for the periods prior to the Merger are as follows (in thousands):

                                                                             Merger-
                                                                             Related
                                                 Radius       SuperMac       Expenses    Adjustment  Combined
                                                 ------       --------       --------    ----------  --------
     Year ended September 30, 1994
         Net revenues                          $162,922        $164,978    $ (3,095)      $ -        $324,805
         Net loss                               (18,293)       (15,775)     (43,407)        -         (77,475)
     Year ended September 30, 1993
         (SuperMac as of December 1993)
         Net revenues                           134,872         202,501           -         -         337,373
         Net loss                               (17,415)         (2,724)          -         -         (20,139)


     The merger related expenses reflect the recording of the merger related restructuring and other charges.

     Prior to the Merger, SuperMac's fiscal year end was December 31. SuperMac's separate results for fiscal 1994 have been restated to conform with the twelve months ended September 30. The Consolidated Financial Statements for all periods prior to fiscal 1994 have not been restated to adjust SuperMac's fiscal year end to that of Radius. Such periods include Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis. Therefore, the results for both the fiscal year ended September 30, 1994 and the results for the fiscal year ended 1993 include the results for SuperMac's three months ended December 31, 1993. Revenues, cost and expenses, and net loss of SuperMac for the three months ended December 31, 1993 were, $48.5 million, $64.7 million and $9.9 million, respectively.

     The Company incurred substantial costs in connection with the Merger and consolidation of operations. Included in the accompanying consolidated statement of operations for the year ended September 30, 1994 are merger related expenses totaling $43.4 million consisting primarily of charges for the discontinuance of duplicative product lines and related assets, elimination of duplicative facilities, property and equipment and other assets, and personnel severance costs as well as transaction fees and costs incident to the Merger. See Note 8 of Notes to the Consolidated Financial Statements.

NOTE ELEVEN.  SUBSEQUENT EVENTS

     PORTRAIT DISPLAY LABS
     On December 19, 1995, the Company signed a series of agreements with Portrait Display Labs, Inc. ("PDL"). The agreements assigned the Company's pivoting technology to PDL and canceled PDL's on-going royalty obligation to the Company under an existing license agreement in exchange for a one-time cash payment. PDL also granted the Company a limited license back to the pivoting technology. Under these agreements, PDL settled its outstanding receivable to the Company by paying the Company $500,000 in cash and issuing to the Company 214,286 shares of PDL's Common Stock. See
     Note 1 to the Consolidated Financial Statements.

     DISPLAY TECHNOLOGIES ELECTROHOME INC.
     On December 21, 1995, the Company signed a Business Purchase Agreement and an Asset Purchase and License Agreement with Display Technologies Electrohome Inc. ("DTE"). Pursuant to the agreements and subject to certain closing conditions, DTE will purchase Radius' monochrome display monitor business and certain assets related thereto, for approximately $200,000 in cash and cancellation of $2.5 million of the Company's indebtedness to DTE. In addition, DTE and Radius will cancel outstanding contracts relating to DTE's manufacture and sale of monochrome display monitors to Radius.

     COLOR SERVER GROUP
     On December 23, 1995, the Company signed a definitive agreement pursuant to which the Company will sell its Color Server business to Splash Merger Company, Inc. (the "Buyer"), a wholly owned subsidiary of Splash Technology Holdings, Inc. (the "Parent"), a corporation formed by various investment entities associated with Summit Partners. The Company will receive approximately $21.9 million in cash (subject to certain post-closing adjustments) and 4,282 shares of the Parent's 6% Series B Redeemable and Convertible Preferred Stock (the " Series B Preferred Stock"). The shares of Series B Preferred Stock will be convertible by the Company at any time into 19.9% of the Parent's common stock outstanding as of the closing of the transaction. The shares of Series B Preferred Stock also will be redeemable by the Parent at any time, and will be subject to mandatory redemption beginning on the sixth anniversary of issuance, in each case at a redemption price of $1,000 per share plus accrued dividends. The transaction is expected to close in January 1996. Under the Inventory and Working Capital Agreement, as recently amended, with IBM Credit Corp., the Company is required to pay all of the net proceeds of the Color Server business transaction to IBM Credit Corp. in order to reduce the Company's outstanding indebtedness under that agreement.

     IBM CREDIT CORP.
     On December 14, 1995, the Company and IBM Credit Corp. ("ICC") amended the Inventory and Working Capital Financing Agreement (the "ICC Agreement") entered into by the Company and ICC on February 17, 1995 and subsequently revised in September 1995 to fund the manufacturing of the Company's MacOS compatible systems products. See Note 2 to the Consolidated Financial Statements. Under the amendment, ICC waived the Company's failure to comply with all of its contractual obligations and financial covenants under the ICC Agreement. The ICC Amendment, among other things, also provides that until March 31, 1996 ICC will extend advances to the Company in an amount up to 90% of the Company's collections and fund the Company's payroll in the event that collections are insufficient to permit the advances needed for this purpose. Such advances and payroll funding, however, may be suspended by ICC (i) immediately following a default of the ICC Amendment, and (ii) following thirty (30) days notice in the event of any default of the ICC Agreement. The ICC Amendment also requires the Company to pay all of the net proceeds of the Color Server Group transaction to ICC to reduce the Company's outstanding indebtedness under the ICC Agreement.

     1995 STOCK OPTION PLAN
     On December 20, 1995, the Company's Board of Directors adopted the 1995 Stock Option Plan to replace the 1986 Stock Option Plan that expires in 1996, and reserved 850,000 shares (plus all unissued and unexercised shares available under the existing 1986 Stock Option Plan) for issuance thereunder. The 1995 Stock Option Plan is subject to shareholder approval. See Note 4 to the Consolidated Financial Statements.

SCHEDULE II --- VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)

                                            Balance at   Charged to    Charged                   Balance
                                            beginning    costs and     to other                  at end of
         Description                        of period    expenses      accounts   Deductions(1)  period
         -----------                        ----------   ----------    --------   -------------  ---------

ALLOWANCE FOR DOUBTFUL ACCOUNTS:
     Year ended September 30, 1993 (2)         $1,825     $1,272          $0         $975        $2,122

     Year ended September 30, 1994          $2,018 (2)    $1,283          $0         $753        $2,548

     Year ended September 30, 1995             $2,548     $6,837          $0         $883        $8,502

- -----------------------------

(1)     Uncollectable accounts written off.

(2) The Consolidated Financial Statements for fiscal 1993 have not been restated for the change in fiscal year. This period includes Radius' results of operations and balance sheet data on a September 30 fiscal year basis and SuperMac's on a December 31 calendar year basis.